AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997
                                                      REGISTRATION NO. 333-35807

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           CORNELL CORRECTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   8361, 8744
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

              DELAWARE                                    76-0433642
   (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                                               DAVID M. CORNELL
                                            CHIEF EXECUTIVE OFFICER
      4801 WOODWAY, SUITE 100E             4801 WOODWAY, SUITE 100E
        HOUSTON, TEXAS 77056                 HOUSTON, TEXAS 77056
           (713) 623-0790                       (713) 623-0790
  (ADDRESS, INCLUDING ZIP CODE, AND   (NAME, ADDRESS, INCLUDING ZIP CODE,
          TELEPHONE NUMBER,                  AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S   INCLUDING AREA CODE, OF AGENT FOR
    PRINCIPAL EXECUTIVE OFFICES)                   SERVICE)

                                   COPIES TO:

           MARCUS A. WATTS                       BART FRIEDMAN
LIDDELL, SAPP, ZIVLEY, HILL & LABOON,        CAHILL GORDON & REINDEL
               L.L.P.                           80 PINE STREET
      3400 TEXAS COMMERCE TOWER            NEW YORK, NEW YORK 10005
        HOUSTON, TEXAS 77002                    (212) 701-3000
           (713) 226-1200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1997

PRELIMINARY PROSPECTUS                                                    , 1997
--------------------------------------------------------------------------------

                                   2,750,000

                           CORNELL CORRECTIONS, INC.

                                 Common Shares

--------------------------------------------------------------------------------

Of the 2,750,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering"), 2,250,000 shares are being offered by Cornell Corrections, Inc. (the "Company"), and 500,000 shares are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "CRN." On September 19, 1997, the last reported sales price of the Common Stock on the AMEX was $15 11/16 per share. See "Price Range of Common Stock and Dividend Policy."

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 8-14.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           Price to   Underwriting Discounts      Proceeds to            Proceeds to
                                             Public       and Commissions(1)       Company(2)   Selling Stockholders
--------------------------------------------------------------------------------------------------------------------
Per Common Share                       $                                   $                $                      $
--------------------------------------------------------------------------------------------------------------------
Total(3)                               $                                   $                $                      $
--------------------------------------------------------------------------------------------------------------------

(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING ESTIMATED EXPENSES OF THE OFFERING OF $    WHICH WILL BE
    PAID BY THE COMPANY.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 412,500 ADDITIONAL SHARES OF COMMON STOCK ON THE SAME TERMS PER SHARE SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS
    EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE $    , THE TOTAL
    UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE $    AND THE TOTAL PROCEEDS
    TO THE SELLING STOCKHOLDERS WILL BE $    . SEE "UNDERWRITING."

The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of the certificates therefor will be made at the offices of SBC Warburg Dillon Read Inc., New York,
New York, on or about               , 1997. The Underwriters include:

SBC WARBURG DILLON READ INC.
                                 EQUITABLE SECURITIES CORPORATION
                                            WASSERSTEIN PERELLA SECURITIES, INC.

                               Inside Front Cover
                 [Map of United States and facility locations]

      o The Company and its predecessors have over 10 years experience in the secure institutional market.

      o Contracts to operate six residential facilities with a total offender capacity of 3,882.

      o Programs include general educational and substance abuse programs, certain transportation services and institutional food services.

      o The Company and its predecessors have over 20 years experience in the pre-release market.

      o Contracts to operate 14 residential facilities with a total offender capacity of 1,324.

      o   Focus is upon rehabilitation and re-entry into society at large.

      o Programs include life skills and employment training and job placement assistance.

      o The Company and its predecessors have over 24 years experience in the juvenile market.

      o Contracts to operate 10 residential and 11 non-residential facilities with a total offender capacity of 1,866.

      o Programs include counseling, wilderness, medical and accredited educational programs tailored to meet the special needs of juveniles.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE
INDICATES: (I) ALL REFERENCES TO THE "COMPANY" INCLUDE CORNELL CORRECTIONS,
INC. AND ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS; (II) THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (III) ALL REFERENCES TO NUMBER OF BEDS WITH RESPECT TO THE COMPANY'S RESIDENTIAL FACILITIES ARE TO DESIGN CAPACITY AND (IV) ALL REFERENCES TO TOTAL OFFENDER CAPACITY INCLUDE DESIGN CAPACITY BEDS PLUS THE PROGRAM CAPACITY OF THE COMPANY'S NON-RESIDENTIAL, COMMUNITY-BASED OPERATIONS.

                                  THE COMPANY

     The Company is one of the leading providers of privatized correctional, detention and pre-release services in the United States based on total offender capacity. The Company is the successor to entities that began developing secure institutional correctional and detention facilities in 1987, pre-release facilities in 1977 and juvenile facilities in 1973. The Company has significantly expanded its operations through acquisitions and internal growth and is currently operating or developing facilities in 10 states and the District of Columbia. As of September 9, 1997, the Company has contracts to operate 41 facilities with a total offender capacity of 7,072, which has significantly increased from 3,577 offenders at December 31, 1996. For the six months ended June 30, 1997, the Company's revenues were $28.0 million, representing an increase of 147% from $11.3 million for the six months ended June 30, 1996. The Company had net income of $1.3 million compared to a net loss of $710,000 for the same respective six month periods.

     The Company provides integrated facility development, design, construction and operational services to governmental agencies within three areas of operational focus: (i) secure institutional correctional and detention services;
(ii) pre-release correctional services and (iii) juvenile correctional and detention services. Secure institutional correctional and detention services primarily consist of the operation of secure adult incarceration facilities. Pre-release correctional services primarily consist of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six months of their sentences on parole and preparing for re-entry into society at large. Juvenile correctional and detention services primarily consist of providing residential treatment and educational programs and non-residential community-based programs to juvenile offenders between the ages of 10 and 17 who have either been adjudicated or suffer from behavioral problems. At the adult facilities it operates, the Company generally provides maximum and medium security incarceration and minimum security residential services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), health care (including medical, dental and psychiatric services), work and recreational programs and chemical dependency and substance abuse programs. Additional services provided in the Company's pre-release facilities typically include life skills and employment training and job placement assistance. Juvenile services provided by the Company include counseling, wilderness, medical and accredited educational programs tailored to meet the special needs of juveniles. The Company derives substantially all its revenues from operating correctional, detention and pre-release facilities for federal, state and local governmental agencies in the United States. Of the facilities operated by the Company, 11 are owned, 26 are leased and four are operated or currently under development through other arrangements. See "Business -- Properties."

     In the United States, there is a growing trend toward privatization of government services and functions, including correctional and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the Private Adult Correctional Facility Census dated March 15, 1997 ("1996 Facility Census"), the design capacity of privately managed adult secure institutional correctional and detention facilities in operation or under construction worldwide increased from 10,973 beds at December 31, 1989 to 85,201 beds at December 31, 1996, a compound annual growth rate of 29%. In addition, the design capacity of privately managed adult secure institutional correctional and detention facilities increased 34% in the last year.

     The United States leads the world in private prison management contracts. The 1996 Facility Census reports that at December 31, 1996 there were private adult secure institutional correctional and detention facilities in operation or under construction in 25 states, the District of Columbia and Puerto Rico. According to reports issued by the United States Department of Justice, Bureau of Justice Statistics (the "BJS"), the number of adult offenders housed in United States federal and state prison facilities and in local jails increased from 744,208 at December 31, 1985 to 1,630,940 at June 30, 1996, a compound annual growth rate of 7.8%. Management believes that the increase in the demand for privatized adult secure institutional correctional and detention facilities is also a result, in large part, of the general shortage of beds available in United States adult secure institutional correctional and detention facilities.

     The pre-release correctional services industry has experienced substantial growth. According to the BJS, the number of parolees increased from 220,438 at December 31, 1980 to 690,159 at December 31, 1994, representing a compound annual growth rate of 8.5%. During the same period, the number of individuals on probation increased from 1.1 million to approximately 3.0 million, representing a compound annual growth rate of 7.4%. The probation and parole populations represent approximately 71% of the total number of adults under correctional supervision in the United States. The pre-release correctional services industry is extremely fragmented with several thousand providers across the country, most of which are small and operate in a specific geographic area.

     The juvenile corrections industry has also expanded rapidly in recent years as the need for services for at-risk and adjudicated youth has risen. According to the Criminal Justice Institute, the population in the juvenile correctional system, both residential and non-residential community-based, has increased from 62,268 youths at January 1, 1988 to 102,582 youths at January 1, 1995, representing a compound annual growth rate of 7.4%. In 1994, there were approximately 2.7 million juvenile arrests and 5.3 million youths in special education programs. The juvenile corrections industry is also fragmented with several thousand providers across the country, most of which are small and operate in a specific geographic area.

OPERATING STRATEGIES

     The Company's objective is to enhance its position as one of the leading providers of privatized correctional, detention and pre-release services. The Company is committed to the following operating strategies: (i) diversifying its business within all three areas of its operational focus; (ii) delivering cost effective and quality management programs in all of its markets and (iii) providing specialized and innovative services to address the unique needs of governmental agencies and certain segments of the offender population.

GROWTH STRATEGIES

     The Company expects the growth in privatization of correctional, detention and pre-release facilities by governmental agencies to continue in the foreseeable future. The Company continues to seek to increase revenues by pursuing the following growth strategies: (i) selectively pursuing opportunities to obtain contract awards for new privatized facilities; (ii) increasing design capacity and program capacity at existing facilities and (iii) pursuing strategic acquisitions. By expanding the number of beds under contract and its program capacities, the Company increases economies of scale and purchasing power and enhances its opportunities for larger contract awards.

RECENT DEVELOPMENTS

  ACQUISITIONS

     The Company has completed four acquisitions since May 1996 and believes that the private correctional and detention industry is positioned for further consolidation. The Company believes that the larger, better capitalized providers will continue to acquire smaller providers that are insufficiently capitalized to pursue the industry's growth opportunities. The Company intends to pursue selective acquisitions of other operators of private correctional and detention facilities in secure institutional, pre-release and juvenile areas of operational focus to enhance its position in its current markets, to expand into new markets and to broaden the types of services which the Company can provide. In addition, the Company believes there are opportunities to eliminate costs through consolidation and coordination of the Company's current and subsequently acquired operations.

     In September 1997, the Company acquired substantially all of the assets of The Abraxas Group, Inc. and four related entities (collectively, "Abraxas"). Abraxas is a non-profit provider of residential and non-residential community-based juvenile programs, serving approximately 1,400 juvenile offenders throughout Pennsylvania, Ohio, Delaware and the District of Columbia.

     In January 1997, the Company acquired substantially all of the assets of Interventions Co. ("Interventions"), a non-profit operator of a 300 bed adult residential pre-release facility in Dallas, Texas and a 150 bed capacity residential transitional living center for juveniles in San Antonio, Texas.

     During 1996 the Company acquired (i) a 310 bed adult residential pre-release facility located in Houston, Texas (the "Reid Center") and (ii) substantially all of the assets of MidTex Detentions, Inc. ("MidTex"), a private correctional operator for the Federal Bureau of Prisons ("FBOP"). MidTex operated secure institutional facilities in Big Spring, Texas with a design capacity of 1,305 beds (the "Big Spring Complex").

  NEW CONTRACT AWARDS

     In June 1997, the Company was awarded a contract with the State of Georgia to design, build, finance and operate a 550 bed minimum to medium security adult correctional facility. The facility will be owned and financed by the Company, and is scheduled to be completed during the third quarter of 1998.

     In February 1997, the Company received an award from Santa Fe County to design, build and operate a 760 total bed project in Santa Fe, New Mexico, which will be completed in phases. The Company took over the operation of an existing 240 bed adult and juvenile jail on July 1, 1997, with construction of a new 604 bed adult detention facility currently scheduled to be completed during the second quarter of 1998. The 240 bed jail will subsequently be converted into a 156 bed residential juvenile detention facility and is scheduled to be completed during the fourth quarter of 1998.

  INTERNAL EXPANSION

     In addition to smaller expansions within certain of its existing facilities, the Company recently began construction of a 516 bed expansion of the Big Spring Complex. This expansion is scheduled to be completed during the second quarter of 1998 and will bring the total design capacity at the Big Spring Complex to 1,868 beds, making it one of the largest correctional facilities operated by a private provider in the State of Texas.

  EXPANDED CREDIT FACILITY

     To fund its growth and operating strategies, in September 1997 the Company entered into a new $60 million revolving line of credit (the "1997 Credit Facility"), which replaced its prior $15 million revolving line of credit (the "1996 Credit Facility"). The 1997 Credit Facility, which matures in 2003, will be used by the Company for acquisitions and working capital purposes.

                            ------------------------

     The Company's principal executive offices are located at 4801 Woodway, Suite 100E, Houston, Texas 77056, and its telephone number at such address is
(713) 623-0790.

                                  THE OFFERING

Common Stock offered by the
  Company............................  2,250,000 shares
Common Stock offered by the Selling
  Stockholders.......................  500,000 shares(1)
     Total Common Stock offered......  2,750,000 shares
Common Stock to be outstanding after
  the Offering.......................  9,355,404 shares(2)
Use of Proceeds by the Company.......  For repayment of borrowings, future acquisitions, working capital and general
                                       corporate purposes. See "Use of
                                       Proceeds."
American Stock Exchange symbol.......  CRN

------------

(1) An aggregate of 209,073 of the shares of Common Stock offered by the Selling Stockholders results from warrant exercises immediately prior to the Offering. See "Principal and Selling Stockholders."

(2) Excludes an aggregate of: (i) 594,498 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Company's 1996 Stock Option Plan (the "Stock Option Plan"); (ii) 295,856 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants not included under the Stock Option Plan and
    (iii) 354,334 shares of Common Stock to be reserved for issuance upon the exercise of long-term incentive stock options proposed to be granted by the Company's Board of Directors which grants will be subject to approval by the stockholders of an amendment to the Stock Option Plan or the adoption of a new stock option plan (the "Long-Term Incentive Options"). See
    "Management -- Stock Option Plan," "Management -- Proposed Stock Option Grants" and Note 6 of Notes to the Company's Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary consolidated financial data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, "Pro Forma Financial Data" and "Selected Consolidated Historical and Pro Forma Financial Data" included elsewhere in this Prospectus. The Pro Forma Statement of Operations Data for the year ended December 31, 1996 and for the six months ended June 30, 1997 and the Pro Forma Balance Sheet Data as of June 30, 1997 reflect the results of operations and consolidated financial position of the Company and its subsidiaries as if: (i) the acquisitions by the Company in 1996 and 1997; (ii) the exercise of outstanding warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering and (iii) the Offering and the application of the estimated net proceeds therefrom by the Company, had occurred, in the case of the Statement of Operations Data, on January 1, 1996, and, in the case of the Balance Sheet Data, on June 30, 1997.

                                                                        HISTORICAL
                                       ----------------------------------------------------------------------------     PRO FORMA
                                                                                                   SIX MONTHS          ------------
                                                                                                      ENDED                YEAR
                                                     YEAR ENDED DECEMBER 31,                        JUNE 30,              ENDED
                                       ----------------------------------------------------   ---------------------    DECEMBER 31,
                                         1992       1993      1994(1)     1995      1996(2)     1996        1997           1996
                                       ---------  ---------   -------   ---------   -------   ---------   ---------    ------------
                                                                                                   (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $   2,540  $   3,198   $15,689   $  20,692   $32,327   $  11,337    $28,041       $ 80,385
  Income (loss) from operations......        910       (960)     (343)        (10)      339        (263)     2,147          4,500
  Interest expense(3)................         --         --       294       1,115     2,810         498        209            177
  Income (loss) before income
   taxes.............................        940       (915)     (499)       (989)   (2,304)       (710)     2,024          4,504
  Net income (loss)..................        940       (915)     (600)       (989)   (2,379)       (710)     1,295          2,702
  Earnings (loss) per share..........  $     .38  $    (.34)  $  (.16)  $    (.25)  $  (.53)  $    (.20)   $   .18       $    .31
  Number of shares used in per share
   computation(4)....................      2,491      2,695     3,811       3,983     4,466       3,523      7,139          8,775
OPERATING DATA:
  Total offender capacity:
    Residential......................         --        302     1,281       1,640     3,577       2,044      5,872          4,527
    Non-residential community-
     based...........................         --         --        --          --        --          --         --            900
        Total........................         --        302     1,281       1,640     3,577       2,044      5,872          5,427
  Beds under contract (end of
   period)...........................         --        282     1,155       1,478     3,254       1,796      5,367          4,098
  Contracted beds in operation (end
   of period)........................         --        282     1,155       1,135     2,899       1,561      3,541          3,743
  Average occupancy based on
   contracted beds in operation(6)...         --         --      92.1%       98.9%     97.0%       95.8%      96.4%          92.7%

                                       SIX MONTHS
                                          ENDED
                                        JUNE 30,
                                          1997
                                       -----------

STATEMENT OF OPERATIONS DATA:
  Revenues...........................    $45,165
  Income (loss) from operations......      3,347
  Interest expense(3)................         88
  Income (loss) before income
   taxes.............................      3,345
  Net income (loss)..................      2,141
  Earnings (loss) per share..........    $   .24
  Number of shares used in per share
   computation(4)....................      8,795
OPERATING DATA:
  Total offender capacity:
    Residential......................      6,372
    Non-residential community-
     based...........................        900
        Total........................      7,272
  Beds under contract (end of
   period)...........................      5,867
  Contracted beds in operation (end
   of period)........................      4,041
  Average occupancy based on
   contracted beds in operation(6)...       95.1%

                                              JUNE 30, 1997
                                        -------------------------
                                        HISTORICAL      PRO FORMA
                                        ----------      ---------
                                               (UNAUDITED)
BALANCE SHEET DATA:
  Working capital....................    $  5,318        $23,573
  Total assets.......................      53,282         89,641
  Long-term debt, including current
   portion...........................       2,592            592
  Stockholders' equity...............      42,537         75,722

------------

(1) Includes operations purchased by the Company in March 1994.

(2) Includes operations purchased by the Company in May and July 1996.

(3) Interest expense for 1996 includes a $1.3 million non-recurring charge ($726,000 of which was non-cash) to expense deferred financing costs associated with the early retirement of debt.

(4) Prior to March 31, 1994, the Company was organized as a partnership. For purposes of computing average shares outstanding for the period prior to March 31, 1994, the partnership units were converted to common shares using a one-to-one unit-to-share conversion ratio.

(5) Supplemental per share data is presented to show what the earnings would have been if the repayment of debt with proceeds from the Offering had taken place at the beginning of the period.

(6) For any applicable residential facilities, includes reduced occupancy during the start-up phase. See "Business -- Facility Management Contracts." For the year ended December 31, 1993, occupancy did not commence until December 1993.

                                  RISK FACTORS

     ANY INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH CAN AFFECT THE COMPANY'S CURRENT POSITION AND FUTURE PROSPECTS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH ANY INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES

     Although the Company reported net income of $1.3 million for the six months ended June 30, 1997, the Company incurred net losses of $600,000, $989,000 and $2.4 million for the years ended December 31, 1994, 1995 and 1996, respectively. No assurance can be given that the Company will not incur losses in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

ACQUISITION RISKS; INTEGRATION OF ACQUISITIONS

     The Company's business strategy includes growth through acquisitions. This strategy presents risks that, singly or in any combination, could materially adversely affect the Company's business and financial performance. These risks include the possible adverse effects of acquisitions on existing operations of the Company, the diversion of management attention and resources to acquisitions, the dependence on retaining key personnel, the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, acquired businesses and the possible adverse earnings effects resulting from the amortization of goodwill and other intangible assets. The success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully integrate and profitably operate additional businesses, and no assurance can be given that the Company's strategy will succeed. In addition, no assurance can be given that the Company can acquire additional businesses at prices and on terms the Company deems reasonable. In this regard, the Company likely will be competing with other potential acquirers, some of which are larger and have greater resources than the Company, and the cost of acquiring businesses could increase materially.

     As a result of the acquisitions of Interventions and Abraxas (the "1997 Acquisitions"), total offender capacity has increased by approximately 1,850 since December 31, 1996. Prior to the 1997 Acquisitions, both Interventions and Abraxas were operated as non-profit organizations. Consequently, no assurance can be given that the Company will be able to successfully integrate the operations and personnel of the 1997 Acquisitions with those of the Company on a profitable basis, and the Company's 1997 pro forma financial information may not be indicative of the future financial condition or performance of those entities when combined with the Company. See "Pro Forma Financial Data" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." The inability of the Company to successfully integrate the businesses and operations of the 1997 Acquisitions could have a material adverse effect on the Company's financial condition and results of operations.

REVENUE AND PROFIT GROWTH DEPENDENT ON EXPANSION

     The internal growth of the Company will depend on its ability to obtain additional management contracts for privatized correctional and detention facilities. The Company's ability to obtain new contracts will depend on the extent to which federal, state and local governmental agencies turn to the private sector in general and the Company in particular for the management of new or existing facilities or the expansion of existing facilities. Additionally, since contracts to operate existing public facilities have historically not been offered to private operators, the Company's growth rate will generally be dependent on the construction and operation of new correctional and detention facilities. Because correctional and detention services are essential public services, governmental agencies (and, in many states, state legislatures as well) will have to be persuaded that privatization will result in high-quality services at less cost than that which the agencies themselves could provide. The Company's ability to obtain new contracts also will depend on the extent to which the Company is able to secure awards in competition with other private-sector providers. Factors that will affect the Company's ability to compete effectively in bidding against other providers will include (i) the price and other terms of the Company's bids; (ii) the financial ability of the Company to make capital investments or post bonds or other credit support which may be required and (iii) particularly in the case of secure institutional adult facilities, the extent to which the Company is able to effectively compete with the two companies now holding the major share of contracts for currently privatized adult facilities. No assurance can be given that the Company will be able to obtain additional contracts to develop or operate new facilities on favorable terms.

NEED FOR ADDITIONAL FINANCING

     The Company's ability to compete effectively in bidding for new contracts will depend on certain factors, including, in certain circumstances, the ability of the Company to make capital investments and finance construction costs relating to secure institutional contract awards. In addition, the Company's acquisition strategy will require the Company to obtain financing for such acquisitions on terms the Company deems acceptable. The Company currently intends to use debt to finance such activities although, in certain circumstances, the Company may use shares of its Common Stock in making future acquisitions. No assurance can be given that the Company will be able to obtain debt financing on terms it considers acceptable or in the amounts necessary to finance acquisitions or the construction of new facilities. The extent to which the Company will be able or willing to use Common Stock as a financing source for acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. The use of a significant amount of debt financing would increase interest expense and could adversely affect operating results. In the event the Company issues additional Common Stock in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

FACILITY OCCUPANCY LEVELS AND CONTRACT DURATION

     A substantial portion of the Company's revenues are generated under residential facility management contracts that specify a rate per day per offender ("per diem rate"), while a substantial portion of the Company's cost structure is fixed. Under a per diem rate structure, a decrease in occupancy rates would cause a decrease in revenues and profitability. For each of its facilities the Company is, therefore, dependent on the contracting governmental agency or agencies to supply the facility with a sufficient number of offenders to meet and exceed the facility's break-even design capacities, and in most cases the applicable governmental agency or agencies are under no obligation to do so. In certain cases, soliciting additional offenders from other governmental agencies to meet capacity shortfalls in Company facilities is not a viable alternative. Moreover, because many of the Company's facilities have offenders serving relatively short sentences or only the last three to six months of their sentences, the high turnover rate of offenders requires a constant influx of new offenders from the relevant governmental agencies to provide sufficient occupancies to achieve profitability. A failure of a governmental agency to supply sufficient occupancies for any reason may cause the Company to forego revenues and income. Moreover, occupancy rates during the "start-up" phase when facilities are first opened typically result in capacity underutilization for a one-to three-month period after the facilities first receive offenders. As a result, as the Company opens or begins operating new facilities under new contracts, there may be a delay in reaching sufficient occupancies to meet the break-even level of the facilities' design capacities, and the Company may incur operating losses at such new facilities until these occupancy levels are reached.

     The Company's facility management contracts typically have terms ranging from one to five years, and renewal is at the option of the contracting governmental agency. No assurance can be given that any agency will exercise a renewal option in the future. Additionally, contracting governmental agencies typically may terminate a facility contract without cause by giving the Company adequate written notice. Any such termination could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Facility Management Contracts."

FIXED REVENUE STRUCTURE

     Most of the Company's facility management contracts provide for payments to the Company of either fixed per diem rates or per diem rates that increase by only small amounts during the terms of the contracts. If, as a result of inflation or other causes, the Company experiences increases in personnel costs (the largest component of facility management expense) or other operating expenses at rates faster than increases, if any, in per diem rates, then the Company's results of operations would be adversely affected.

POSSIBLE LOSS OF LEASE RIGHTS

     The site of the Big Spring Complex (1,352 beds, currently being expanded to 1,868 beds) is part of a larger tract of land (the "Larger Tract"), which was formerly part of a United States Air Force base conveyed to the City of Big Spring by the United States government in 1978. The document conveying the Larger Tract to the City of Big Spring (the "Conveyance") contains certain restrictive covenants relating to the use of the Larger Tract that apply to the City of Big Spring and its lessees and any successors and assigns to the ownership of the Larger Tract. These restrictive covenants include provisions generally requiring use of the Larger Tract for public airport purposes unless otherwise consented in writing by the Federal Aviation Administration (the "FAA"), requiring certain maintenance of facilities on the Larger Tract and requiring the availability of the Larger Tract for use by federal aircraft. The Conveyance also permits the United States government to use the Larger Tract in the case of a national emergency and permits the FAA to be furnished portions of the Larger Tract and any structures located thereon for use in construction, operation or maintenance of facilities for air traffic control activities. The Conveyance further provides that, at the option of the grantor, title to the Larger Tract would revert to the grantor upon any breach of the provisions of the Conveyance, following notice of breach by the FAA and a 60-day grace period to cure any such breach.

     The FAA reviewed the operating agreement and the related agreements between the City of Big Spring and the Company which permit the Company to operate the Big Spring Complex and advised the City of Big Spring in writing that it had no objections to the execution thereof by the parties thereto. While the Company believes that (i) the City of Big Spring is in substantial compliance with the terms of the Conveyance and (ii) even if not in substantial compliance, the FAA is aware of (and has not objected to) all past and present uses of the Larger Tract by the City of Big Spring and its lessees, the FAA could assert that such uses of the Larger Tract violate the Conveyance. In addition, the City of Big Spring has used and leased, and may in the future use or lease, other portions of the Larger Tract for other purposes with respect to which the Company is not involved and may not be aware. The continued compliance by the City of Big Spring (or its successors or assigns or other lessees) with the terms of the Conveyance is not within the control of the Company, and any breach by the City of Big Spring (or its successors or assigns or other lessees) could result in reversion of title of all or a portion of the Larger Tract to the United States government. The agreements between the Company and the City of Big Spring do not give the Company recourse against the City of Big Spring in the case of such a reversion. In addition, the Company does not have any assurances from the FAA that it would give effect to the Company's lease rights in the event of such a reversion. Accordingly, in the case of a reversion of the Larger Tract, or in any case in which the United States government or the FAA has superior rights to use the Larger Tract, the continued ability of the Company to lease and use the Big Spring Complex could be subject to the discretion of the United States government or the FAA. The inability of the Company to continue to operate the Big Spring Complex would have a material adverse effect on the Company's financial condition and results of operations.

BUSINESS CONCENTRATION

     Contracts with the FBOP and the California Department of Corrections ("CDC") currently account for approximately 58% of the Company's revenues. The loss of, or a significant decrease in, business from one or both of these governmental agencies would have a material adverse effect on the Company's financial condition and results of operations.

CONTRACTS SUBJECT TO GOVERNMENT FUNDING

     The Company's facility management contracts are subject to either annual or bi-annual governmental appropriations. A failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the management fee payable to the Company. In addition, even if funds are appropriated, delays in payments may occur which could negatively affect the Company's cash flow. See "Business -- Facility Management Contracts." Furthermore, in many cases the development and construction of facilities to be managed by the Company are subject to obtaining permanent facility financing. Such financing currently may be obtained through a variety of means, including private bank debt, the sale of tax-exempt bonds or other obligations or direct government appropriation. The sale of tax-exempt bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for such securities.

     The Company has in the past worked with governmental agencies and placement agents to obtain and structure financing for construction of facilities. In some cases, an unrelated special purpose corporation is established to incur borrowings to finance construction and, in other cases, the Company directly incurs borrowings for construction financing. A growing trend in the privatization industry is the requirement by governmental agencies that private operators make capital investments in new facilities and enter into direct financing arrangements in connection with the development of such facilities. There can be no assurance that the Company will have available capital if and when required to make such an investment to secure a contract for developing a facility. See "Business -- Facility Design, Construction and Finance."

GOVERNMENT REGULATION; OVERSIGHT, AUDITS AND INVESTIGATIONS

     The Company's business is highly regulated by a variety of governmental authorities which continuously oversee the Company's business and operations. For example, the contracting governmental agency typically assigns full-time, on-site personnel to secure institutional facilities to monitor the Company's compliance with contract terms and applicable regulations. Failure by the Company to comply with contract terms or regulations could expose it to substantial penalties, including the loss of a management contract. In addition, changes in existing regulations could require the Company to modify substantially the manner in which it conducts business and, therefore, could have a material adverse effect on the Company.

     Additionally, the Company's contracts give the contracting agency the right to conduct audits of the facilities and operations managed by the Company for the agency, and such audits occur routinely. An audit involves a governmental agency's review of the Company's compliance with the prescribed policies and procedures established with respect to the facility. The Company also may be subject to investigations as a result of an audit, an offender's complaint or other causes.

ACCEPTANCE OF PRIVATIZED CORRECTIONAL AND DETENTION FACILITIES

     Management of correctional and detention facilities by private entities has not achieved acceptance by many governmental agencies. Some sectors of the federal government and some state governments are legally unable to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities is a relatively new concept, is not widely understood and has encountered resistance from certain groups, such as labor unions, local sheriffs' departments and groups that believe correctional and detention facility operations should be conducted only by governmental agencies. Such resistance may cause a change in public and government acceptance of privatized correctional facilities. In addition, changes in political parties in any of the markets in which the Company operates could result in significant changes in elected officials' previously established views of privatization in such markets.

OPPOSITION TO FACILITY LOCATION AND ADVERSE PUBLICITY

     The Company's success in obtaining new awards and contracts may depend in part upon its ability to locate land that can be leased or acquired on economically favorable terms by the Company or other entities working with the Company in conjunction with the Company's proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. The Company's business is subject to public scrutiny. Typically, the Company must obtain and comply with zoning approvals and/or land use permits from local governmental entities with respect to a facility. These approvals and permits provide for the type of facility and, in certain cases, the types of offenders that can be placed in the facility. In certain circumstances, public hearings are required before obtaining such approvals and permits.

     In addition to possible negative publicity about privatization in general, an escape, riot, internal incident or other disturbance at a Company-operated facility or another privately operated facility, or placement of one or more notorious offenders or criminal or violent actions by offenders at a Company-operated facility may result in publicity adverse to the Company and its industry, which could materially adversely affect the Company's business. Although the Company has not experienced any material adverse effect on its business or results of operations as a result of previous escapes or absconsions, no assurance can be given that any future escapes or absconsions would not have a material adverse effect on the Company's business or results of operations.

POTENTIAL LEGAL LIABILITY

     The Company's management of correctional, detention and pre-release facilities exposes it to potential third-party claims or litigation by offenders or other persons for personal injury or other damages resulting from contact with Company-operated facilities, programs, personnel or offenders, including damages arising from an offender's escape or absconscion or from a disturbance or riot at a Company-operated facility. The U.S. Supreme Court has recently held that prison guards employed by private firms are not entitled to qualified immunity from suit by prisoners for violations of their rights. In addition, certain of the Company's correctional, detention and pre-release centers (including certain of the Company's medium and minimum security facilities) contain a high-risk population, many of whom have been convicted of or charged with violent offenses. As a result, certain offenders at Company-operated facilities could pose risks to the public at large for which it may be alleged that the Company should be held liable. Moreover, the Company's management contracts generally require the Company to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or certain other liability risks faced by the Company, including personal or bodily injury, death or property damage to a third party if the Company is found to be negligent. Insurance is a pre-requisite for obtaining and maintaining the Company's management contracts. While insurance is currently readily available to the Company, there can be no assurance that insurance will continue to be available on commercially reasonable terms or will be adequate to cover all potential claims. See "Business -- Insurance." In addition, the Company is involved in certain litigation matters resulting from the ordinary course of business at its facilities. In the opinion of management of the Company, the outcome of the proceedings to which the Company is currently a party, in the aggregate, will not have a material adverse effect upon the Company's operations or financial condition. See "Business -- Litigation."

COMPETITION

     The Company competes with a number of companies, including, but not limited to, Corrections Corporation of America ("CCA"), Wackenhut Corrections Corporation ("WHC"), Youth Services International, Inc. and Correctional Services Corporation. At December 31, 1996, CCA and WHC accounted for more than 75% of the privatized secure institutional adult beds under contract in the United States, according to the 1996 Facility Census. The Company also competes in some markets with small local companies that have better knowledge of the local conditions and may be better able to gain political and public acceptance. Although certain states require substantial capital investments in new projects, other states may allow potential competitors to enter the Company's business without substantial capital investment or previous experience in the management of correctional and detention facilities. In addition, the Company may compete in some markets with governmental agencies that operate correctional and detention facilities. The Company believes its industry is subject to consolidation on both a national and a regional scale. Other companies having growth objectives similar to the Company's objectives may enter the industry. These companies may have greater financial resources than the Company to finance acquisition and internal growth opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth strategy. See "Business -- Competition."

ECONOMIC RISKS ASSOCIATED WITH DEVELOPMENT ACTIVITIES

     When the Company is engaged to act as project manager for the design and construction of a facility, the Company typically acts as the primary contractor and subcontracts with other parties that act as the general contractors. As primary contractor, the Company is subject to the various risks of construction (including shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays, and the Company is subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or to fund any excess construction costs. Under such contracts the Company is ultimately liable for all late delivery penalties and cost overruns.

DEPENDENCE ON EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The Company depends greatly on the efforts of its executive officers and key personnel to obtain new contracts, to make acquisitions and to manage the Company's operations. The loss or unavailability of any of the Company's executive officers could have an adverse effect on the Company. The Company's ability to perform under current and new contracts will depend, in part, on its ability to attract and retain qualified senior executives and operating personnel. There is significant competition for qualified facility administrators, managers, counselors and other key personnel, and no assurance can be given that the Company will be successful in recruiting or training a sufficient number of officers or employees of the requisite caliber to enable the Company to operate its business and implement its growth strategy as planned. See "Management."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Sales of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. Upon completion of the Offering, 9,355,404 shares of Common Stock will be outstanding, and 890,354 shares will be issuable upon exercise of outstanding warrants and stock options. The 2,750,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Securities Act Rule 144. A total of 2,146,742 outstanding shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) held by the Company's current stockholders will be "restricted securities" (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from Securities Act registration, including pursuant to Rule 144. The Company has agreed to provide holders of 2,416,201 of these shares (including shares issuable upon exercise of outstanding options and warrants) with certain rights to have their shares registered under the Securities Act for public resale. See "Certain Relationships and Related Party Transactions -- Registration Rights Agreement." In 1996, the Company filed a registration statement on Form S-8 under the Securities Act to register 880,000 shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan.

     The Company and persons who will beneficially own in the aggregate 2,702,251 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) upon completion of the Offering, including the Company's directors and executive officers, have agreed not to offer or sell any shares of Common Stock prior to the expiration of at least 90 days following the date of this Prospectus without the prior written consent of SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read"), subject to certain exceptions. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported periodic financial results of the Company, changing conditions in the economy in general or in the Company's industry in particular and unfavorable publicity affecting the Company or its industry. In addition, stock markets generally, and the stock prices of competitors in the Company's industry, experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience an immediate and substantial dilution of $8.24 in the pro forma net tangible book value per share of their investment. In the event the Company issues additional Common Stock in the future, including Common Stock that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."

POTENTIAL ADVERSE EFFECTS OF AUTHORIZED PREFERRED STOCK

     The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. See "Description of Capital
Stock -- Preferred Stock."

POTENTIAL ADVERSE EFFECTS OF CONTROL OF COMPANY BY EXISTING STOCKHOLDERS

     Certain current stockholders of the Company (the "Applicable Stockholders"), who beneficially own in the aggregate approximately 10.2% of the outstanding Common Stock following completion of the Offering assuming exercise of their outstanding stock options, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides that the Applicable Stockholders agree to vote all shares of Common Stock owned by them to elect two directors out of a six-member Board of Directors of the Company. Consequently, the Applicable Stockholders, through their Common Stock holdings and representation on the Board of Directors of the Company, will be able to exercise influence over the policies and direction of the Company. The Stockholders Agreement will terminate upon the first to occur of (i) October 7, 2000 or (ii) an Applicable Stockholder owning less than 350,000 shares of the outstanding Common Stock (including shares of Common Stock issuable upon the exercise of currently vested options). See "Certain Relationships and Related Party Transactions -- Stockholders Agreement" and "Principal and Selling Stockholders."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $32.8 million assuming a public offering price of $15 11/16 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the net proceeds from the sale of Common Stock by the Selling Stockholders.

     The net proceeds received by the Company in the Offering will be used to repay the outstanding borrowings under the 1997 Credit Facility, which amounts can be reborrowed from time to time after the Offering. Remaining proceeds will be used for future acquisitions, partial repayment of new construction financings, working capital and general corporate purposes.

     As of September 9, 1997, the outstanding borrowings under the 1997 Credit Facility totaled $21.0 million, with a stated interest rate of 8.75%. The Company used borrowings under the 1997 Credit Facility to finance the 1997 Acquisitions and to fund a portion of the construction financing for the expansion of the Big Spring Complex and the development of the facility in Charlton County, Georgia (the "Charlton County Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock of the Company is currently listed on the AMEX under the symbol "CRN." On September 19, 1997, the last reported sales price for the Common Stock on the AMEX was $15 11/16 per share. As of September 15, 1997, there were approximately 44 record holders of the Common Stock. The high and low sales prices for the Common Stock on the AMEX since the Common Stock began trading on October 3, 1996 are shown below:

                                        HIGH     LOW
                                        ----     ----
     1996:
          Fourth Quarter (from
             October 3)..............   $12 3/4  $ 8 7/8
     1997:
          First Quarter..............    11 5/8    9
          Second Quarter.............    18        9
          Third Quarter (through
             September 19)...........    16 5/8   14 7/16


     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain excess cash flow, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will be dependent upon, among other factors, the Company's results of operations, financial condition, capital requirements and restrictions, if any, imposed by financing commitments and legal requirements. The 1997 Credit Facility contains restrictions on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the
Company: (i) as of June 30, 1997; (ii) on a pro forma basis to give effect to the Abraxas acquisition and (iii) on a pro forma basis adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom and the exercise of outstanding warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Pro Forma Financial Data" included elsewhere in this Prospectus.

                                                     JUNE 30, 1997
                                        ----------------------------------------
                                                                      PRO FORMA
                                        HISTORICAL     PRO FORMA     AS ADJUSTED
                                        ----------     ---------     -----------
                                                 (DOLLARS IN THOUSANDS)
Long-term debt, including current
  portion:
  Credit Facility....................    $   2,000      $21,000        $    --
  Other..............................          592          592            592
                                        ----------     ---------     -----------
       Total long-term debt,
          including current
          portion....................        2,592       21,592            592
                                        ----------     ---------     -----------
Stockholders' equity:
  Preferred Stock, par value $.001
     per share, 10,000,000 shares
     authorized, none issued and
     outstanding.....................           --           --             --
  Common Stock, par value $.001 per
     share, 30,000,000 shares
     authorized, 7,413,384 shares
     issued and outstanding
     historical and 9,872,457 shares
     issued and outstanding pro forma
     as adjusted(1)..................            7            7             10
  Additional paid-in capital.........       47,753       47,753         80,935
  Stock option loans.................         (455)        (455)          (455)
  Accumulated deficit................       (2,415)      (2,415)        (2,415)
  Treasury stock (555,000 shares of
     Common Stock, at cost)..........       (2,353)      (2,353)        (2,353)
                                        ----------     ---------     -----------
       Total stockholders' equity....       42,537       42,537         75,722
                                        ----------     ---------     -----------
          Total capitalization.......    $  45,129      $64,129        $76,314
                                        ==========     =========     ===========

------------

(1) Excludes: (i) 594,498 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Stock Option Plan;
    (ii) 295,856 shares of Common Stock reserved for issuance upon exercise of other outstanding stock options and warrants and (iii) shares issuable with respect to the Long-Term Incentive Options. See "Management -- Stock Option Plan" and Note 6 of Notes to the Company's Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Common Stock as of June 30, 1997 was $36,243,000, or approximately $5.28 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the Offering at an estimated public offering price of $15 11/16 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $69,428,000, or approximately $7.45 per share. This represents an immediate increase in pro forma net tangible book value of $2.17 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.24 per share to new investors in the Offering.

     The following table illustrates this per share dilution:

Estimated public offering price per
  share..............................             $   15.69
Pro forma net tangible book value per
  share before the Offering..........  $    5.28
Increase per share attributable to
  the Offering.......................       2.17
                                       ---------
Pro forma net tangible book value per
  share after the Offering...........                  7.45
                                                  ---------
Dilution of net tangible book value
  per share to new investors.........             $    8.24
                                                  =========

     The following table sets forth, on an unaudited pro forma basis at June 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company at an estimated public offering price of $15 11/16 per share.

                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                       --------------------   ------------------------     AVERAGE PRICE
                                         NUMBER     PERCENT       AMOUNT       PERCENT       PER SHARE
                                       ----------   -------   --------------   -------     -------------
Existing stockholders................   6,858,384     75.3%   $   47,760,000     57.5%        $  6.96
New investors........................   2,250,000     24.7        35,296,875     42.5           15.69
                                       ----------   -------   --------------   -------
       Total.........................   9,108,384    100.0%   $   83,056,875    100.0%
                                       ==========   =======   ==============   =======

     The foregoing table excludes: (i) 594,498 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Stock Option Plan; (ii) 295,856 shares of Common Stock reserved for issuance upon exercise of other outstanding stock options and warrants and (iii) shares issuable with respect to the Long-Term Incentive Options. See
"Management -- Stock Option Plan" and Note 6 of Notes to the Company's Consolidated Financial Statements.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1997 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect the consolidated financial position and results of operations, respectively, of the Company and its subsidiaries as if: (i) the acquisition of Abraxas by the Company; (ii) the exercise of outstanding warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering and (iii) the Offering and the application of the estimated net proceeds therefrom, had occurred, in the case of the balance sheet, on June 30, 1997, and, in the case of the statements of operations, on January 1, 1996. In addition, the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect the results of operations as if the Company's initial public offering in October 1996 ("IPO") and the acquisitions by the Company in 1996 and the acquisition of Interventions had occurred on January 1, 1996. These statements do not purport to be indicative of the consolidated results of operations of the Company that might have been obtained had these events actually then occurred or of the Company's future results.

     The pro forma condensed consolidated financial statements are based on certain assumptions and estimates which are subject to change.

                           CORNELL CORRECTIONS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                            HISTORICAL
                                        ------------------                    PRO FORMA                     PRO FORMA AS
                                          THE                  PRO FORMA       FOR THE       OFFERING       ADJUSTED FOR
                                        COMPANY    ABRAXAS    ADJUSTMENTS     ACQUISITION   ADJUSTMENTS     THE OFFERING
                                        -------    -------    -----------     ----------    -----------     ------------
ASSETS:

Current Assets:
    Cash and cash equivalents........   $1,579     $ 1,607      $  (853)(1)    $  2,333       $11,767(10)     $ 14,518
                                                                                                  418(11)
    Receivables, net.................    8,383       8,398           --          16,781            --           16,781
    Other current assets.............    3,071         829         (737)(2)       3,163            --            3,163
                                       -------     -------    -----------     ----------    -----------     ------------
         Total current assets........   13,033      10,834       (1,590)         22,277        12,185           34,462
Property and equipment, net..........   31,743      12,380        1,950(3)       46,073            --           46,073
Intangibles..........................    5,694          --          600(4)        6,294            --            6,294
Other assets.........................    2,812       2,261       (2,261)(2)       2,812            --            2,812
                                       -------     -------    -----------     ----------    -----------     ------------
         Total assets................  $53,282     $25,475      $(1,301)       $ 77,456       $12,185         $ 89,641
                                       =======     =======    ===========     ==========    ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
    Accounts payable and accrued
      liabilities....................   $5,432     $ 3,752      $ 1,422(5)     $ 10,606       $    --         $ 10,606
    Current portion of long-term
      debt...........................    2,283       3,154       (3,154)(6)         283            --              283
                                                                 (2,000)(7)
                                       -------     -------    -----------     ----------    -----------     ------------
         Total current liabilities...    7,715       6,906       (3,732)         10,889            --           10,889
Other long-term liabilities..........    2,721          --           --           2,721            --            2,721
Long-term debt, excluding current
  portion............................      309      12,364      (12,364)(6)      21,309       (21,000)(10)         309
                                                                  2,000(7)
                                                                 19,000(8)
Stockholders' equity.................   42,537       6,205       (6,205)(9)      42,537        32,767(10)       75,722
                                                                                                  418(11)
                                       -------     -------    -----------     ----------    -----------     ------------
Total liabilities and stockholders'
  equity.............................  $53,282     $25,475      $(1,301)       $ 77,456       $12,185         $ 89,641
                                       =======     =======    ===========     ==========    ===========     ============

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                           CORNELL CORRECTIONS, INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

 (1) Records a reduction to cash used to fund a portion of the Abraxas acquisition costs.

 (2) Records an adjustment to eliminate a reserve fund and other assets not acquired in the Abraxas acquisition.

 (3) Records a net increase in the carrying value of Abraxas property and equipment to estimated fair value.

 (4) Records the cost of a non-compete agreement with the President of Abraxas.

 (5) Records accrued transaction costs and other Abraxas acquisition related liabilities.

 (6) Records the elimination of Abraxas current and non-current debt which was not assumed by the Company in the Abraxas acquisition.

 (7) Records the reclassification of the Company's current portion of long-term debt to long-term debt as a result of refinancing amounts due under the 1996 Credit Facility with the 1997 Credit Facility.

 (8) Records the increase in long-term debt related to financing the Abraxas acquisition.

 (9) Records the elimination of net assets of Abraxas prior to the acquisition.

(10) Records the sale of 2,250,000 shares of Common Stock, par value $.001 per share, at $15 11/16 per share, net of underwriting discounts and commissions and aggregate offering expenses of $500,000, the use of $21.0 million of the net proceeds thereof to repay outstanding indebtedness, and the use of the remaining proceeds of $11.8 million as an increase to cash.

(11) Records the assumed proceeds upon the exercise, concurrently with the Offering, of stock warrants by certain Selling Stockholders in order to purchase 209,073 shares of Common Stock that will be sold by such Selling Stockholders in the Offering.

                           CORNELL CORRECTIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       HISTORICAL
                                      ----------------------------------------------      TOTAL        PRO FORMA
                                        THE               REID     INTER-               PRO FORMA       FOR THE       OFFERING
                                      COMPANY   MIDTEX   CENTER   VENTIONS   ABRAXAS   ADJUSTMENTS    ACQUISITIONS   ADJUSTMENTS
                                      -------   ------   ------   --------   -------   -----------    ------------   -----------
Revenues............................. $32,327   $8,603   $1,131    $7,244    $31,080     $    --        $ 80,385       $    --
Operating expenses...................  26,038    5,774      997     5,608     23,543       5,359(1)       67,927            --
                                                                                             500(2)
                                                                                             108(3)
Depreciation and amortization........   1,390      407       22       162      1,316        (866)(4)       2,387            --
                                                                                              60(5)
                                                                                             (18)(6)
                                                                                             (97)(7)
                                                                                              11(8)
General and administrative
  expenses...........................   4,560      672       --       644      5,054      (5,359)(1)       5,571            --
                                      -------   ------   ------   --------   -------   -----------    ------------   -----------
Income from operations...............     339    1,750      112       830      1,167         302           4,500            --
Interest expense.....................   2,810      843       --       173      1,226         939(9)        1,671        (1,494)(14)
                                                                                          (1,281)(10)
                                                                                          (3,039)(11)
Interest income......................    (167)     (14)      --      (300)        --         300(12)        (181)           --
                                      -------   ------   ------   --------   -------   -----------    ------------   -----------
Income (loss) before provision for
  income taxes.......................  (2,304)     921      112       957        (59)      3,383           3,010         1,494
Provision for income taxes...........      75       --       --        --         --       1,129(13)       1,204           598(13)
                                      -------   ------   ------   --------   -------   -----------    ------------   -----------
Net income (loss).................... $(2,379)  $ 921    $  112    $  957    $   (59)    $ 2,254        $  1,806       $   896
                                      =======   ======   ======   ========   =======   ===========    ============   ===========
Earnings (loss) per share............ $  (.53)                                                         $    .25
                                      =======                                                         ============
Number of shares used in per share
  computation (thousands)(15)........   4,466                                                              7,119
                                      =======                                                         ============

                                       PRO FORMA AS
                                       ADJUSTED FOR
                                       THE OFFERING
                                       ------------
Revenues.............................    $ 80,385
Operating expenses...................      67,927

Depreciation and amortization........       2,387

General and administrative
  expenses...........................       5,571
                                       ------------
Income from operations...............       4,500
Interest expense.....................         177

Interest income......................        (181)
                                       ------------
Income (loss) before provision for
  income taxes.......................       4,504
Provision for income taxes...........       1,802
                                       ------------
Net income (loss)....................    $  2,702
                                       ============
Earnings (loss) per share............    $    .31
                                       ============
Number of shares used in per share
  computation (thousands)(15)........       8,775
                                       ============


 See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

                           CORNELL CORRECTIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL
                                        ------------------                    PRO FORMA                     PRO FORMA AS
                                          THE                  PRO FORMA       FOR THE       OFFERING       ADJUSTED FOR
                                        COMPANY    ABRAXAS    ADJUSTMENTS     ACQUISITION   ADJUSTMENTS     THE OFFERING
                                        -------    -------    -----------     ----------    -----------     ------------
Revenues.............................   $28,041    $17,124      $    --        $ 45,165       $    --         $ 45,165
Operating expenses...................    22,556     13,060        1,860(1)       37,726            --           37,726
                                                                    250(2)
Depreciation and amortization........     1,120        601         (376)(4)       1,375            --            1,375
                                                                     30(5)
General and administrative
  expenses...........................     2,218      2,359       (1,860)(1)       2,717            --            2,717
                                        -------    -------    -----------     ----------    -----------     ------------
Income from operations...............     2,147      1,104           96           3,347            --            3,347
Interest expense.....................       209        606          314(9)        1,129        (1,041)(14)          88
Interest Income......................       (86)        --           --             (86)           --              (86)
                                        -------    -------    -----------     ----------    -----------     ------------
Income (loss) before provision for
  income taxes.......................     2,024        498         (218)          2,304         1,041            3,345
Provision for income taxes...........       729         --          100(13)         829           375(13)        1,204
                                        -------    -------    -----------     ----------    -----------     ------------
Net income...........................   $ 1,295    $   498      $  (318)       $  1,475       $   666         $  2,141
                                        =======    =======    ===========     ==========    ===========     ============
Earnings per share...................   $   .18                                $    .21                       $    .24
                                        =======                               ==========                    ============
Number of shares used in per share
  computation (thousands) (15).......     7,139                                   7,139                          8,795
                                        =======                               ==========                    ============

 See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

                           CORNELL CORRECTIONS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (1) Records reclassification of general and administrative expenses for Abraxas, Interventions and MidTex to operating expenses to conform to the Company's policy.

 (2) Records an adjustment to operating expenses to reflect estimated property taxes for land and buildings acquired from Abraxas which were tax-exempt prior to the acquisition.

 (3) Records an adjustment to operating expenses to reflect annual payments in lieu of property taxes to the City of Big Spring resulting from the acquisition of substantially all the assets of MidTex.

 (4) Records adjustments to depreciation expense for revised basis in depreciable assets as follows for Abraxas:

                                           YEAR ENDED        SIX MONTHS ENDED
                                        DECEMBER 31, 1996     JUNE 30, 1997
                                        -----------------    ----------------
                                               (DOLLARS IN THOUSANDS)
Elimination of historical
  depreciation expense...............        $(1,316)             $ (601)
Depreciation expense for revised
  basis in depreciable assets........            450                 225
                                            --------              ------
                                             $  (866)             $ (376)
                                            ========              ======

 (5) Records amortization expense of $60,000 for the year ended December 31, 1996 and $30,000 for the six months ended June 30, 1997 for the non-compete agreement with the President of Abraxas.

 (6) Records adjustments to depreciation expense for revised basis in depreciable assets for Interventions.

 (7) Records adjustments to depreciation and amortization as follows for MidTex:

                                              YEAR ENDED
                                          DECEMBER 31, 1996
                                        ----------------------
                                        (DOLLARS IN THOUSANDS)
Elimination of historical
  depreciation and amortization
  expense............................           $ (407)
Amortization of prepaid facility use
  costs..............................              310
                                                ------
                                                $  (97)
                                                ======

 (8) Records adjustments to depreciation expense for the revised basis in depreciable assets for the Reid Center.

 (9) Records additional interest expense for the year ended December 31, 1996 on bank borrowings of $50.8 million incurred to consummate the Abraxas, Interventions, MidTex and Reid Center acquisitions and additional interest expense for the six months ended June 30, 1997 on bank borrowings of $19.0 million incurred to consummate the acquisition of Abraxas based on a stated interest rate of 8.00%, plus amortization of debt issuance costs incurred under terms of the 1997 Credit Facility.

(10) Records an adjustment to reverse a $1.3 million non-recurring charge in 1996 to expense deferred financing costs associated with the 1996 Credit Facility.

(11) Records a reduction in interest expense of $3.0 million to reduce assumed indebtedness with proceeds of $38.0 million from the IPO.

(12) Records an adjustment to eliminate investment income earned on investments not acquired in the Interventions acquisition.

(13) Records adjustments to record the income tax effects of the foregoing adjustments.

(14) Records a reduction in interest expense of $1.5 million of the year ended December 31, 1996 and $1.0 million for the six months ended June 30, 1997 as a result of the repayment in full of borrowing outstanding under the 1997 Credit Facility from the net proceeds of the Offering.

(15) Pro forma shares for the Offering include only 1,656,000 of the 2,459,073 shares (which includes 209,073 shares issued upon the exercise of warrants) sold in the Offering. The 803,073 shares represent shares assumed repurchased with the excess cash proceeds received by the Company.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected consolidated financial data for the Company set forth below with respect to the Statement of Operations Data and Balance Sheet Data as of and for the five years ended December 31, 1996 is derived from the consolidated financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants, and of which the statements relating to 1994, 1995 and 1996 are included elsewhere in this Prospectus. The selected consolidated financial data with respect to the Statement of Operations Data and Balance Sheet Data as of and for the six month periods ended June 30, 1996 and 1997 is derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. The data for the six months ended June 30, 1997 is not necessarily indicative of the results that may be expected for the entire year. The pro forma financial data of the Company as of and for the year ended December 31, 1996 and the six months ended June 30, 1997 is derived from the pro forma financial statements of the Company that appear elsewhere in this Prospectus. The pro forma Statement of Operations Data gives effect to: (i) the acquisitions by the Company in 1996 and 1997; (ii) the exercise of warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering and (iii) the Offering and the application of the estimated net proceeds therefrom to the Company, as if such events had occurred on January 1, 1996. The pro forma Balance Sheet Data as of June 30, 1997 gives effect to such events as if they had occurred on June 30, 1997. The pro forma financial information does not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred at the beginning of the period or on the date indicated, nor are they intended to project the Company's results of operations or financial position for any future period or date. The selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                                                                     PRO FORMA
                                                                       HISTORICAL                                    ------------
                                       ---------------------------------------------------------------------------
                                                                                                   SIX MONTHS            YEAR
                                                      YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,         ENDED
                                       -----------------------------------------------------  --------------------   DECEMBER 31,
                                         1992       1993      1994(1)     1995      1996(2)     1996       1997          1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
                                                                                                  (UNAUDITED)        (UNAUDITED)

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $   2,540  $   3,198  $  15,689  $  20,692  $  32,327  $  11,337  $  28,041     $ 80,385
  Operating expenses.................         --      2,827     12,315     16,351     26,038      9,461     22,556       67,927
  Depreciation and amortization......          3         16        758        820      1,390        510      1,120        2,387
  General and administrative
    expenses.........................      1,627      1,315      2,959      3,531      4,560      1,629      2,218        5,571
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
  Income (loss) from
    operations.......................        910       (960)      (343)       (10)       339       (263)     2,147        4,500
  Interest expense(3)................         --         --        294      1,115      2,810        498        209          177
  Interest income....................        (30)       (45)      (138)      (136)      (167)       (51)       (86)        (181)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
  Income (loss) before income
    taxes............................        940       (915)      (499)      (989)    (2,304)      (710)     2,024        4,504
  Provision for income taxes(4)               --         --        101         --         75         --        729        1,802
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
  Net income (loss)..................  $     940  $    (915) $    (600) $    (989) $  (2,379) $    (710) $   1,295     $  2,702
                                       =========  =========  =========  =========  =========  =========  =========   ============
  Earnings (loss) per share..........  $     .38  $    (.34) $    (.16) $    (.25) $    (.53) $    (.20) $     .18     $    .31
                                       =========  =========  =========  =========  =========  =========  =========   ============
  Number of shares used in per share
    computation(5)...................      2,491      2,695      3,811      3,983      4,466      3,523      7,139        8,775

                                         SIX
                                        MONTHS
                                        ENDED
                                       JUNE 30,
                                         1997
                                       --------

STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $45,165
  Operating expenses.................   37,726
  Depreciation and amortization......    1,375
  General and administrative
    expenses.........................    2,717
                                       --------
  Income (loss) from
    operations.......................    3,347
  Interest expense(3)................       88
  Interest income....................      (86 )
                                       --------
  Income (loss) before income
    taxes............................    3,345
  Provision for income taxes(4)          1,204
                                       --------
  Net income (loss)..................  $ 2,141
                                       ========
  Earnings (loss) per share..........  $   .24
                                       ========
  Number of shares used in per share
    computation(5)...................    8,795


                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                                                                                                      PRO FORMA
                                                                       HISTORICAL                                    ------------
                                       ---------------------------------------------------------------------------
                                                                                                   SIX MONTHS            YEAR
                                                      YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,         ENDED
                                       -----------------------------------------------------  --------------------   DECEMBER 31,
                                         1992       1993      1994(1)     1995      1996(2)     1996       1997          1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
                                                                                                  (UNAUDITED)        (UNAUDITED)

                                                                         (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Total offender capacity:
    Residential......................         --        302      1,281      1,640      3,577      2,044      5,872        4,527
    Non-residential
      community-based................         --         --         --         --         --         --         --          900
      Total..........................         --        302      1,281      1,640      3,577      2,044      5,872        5,427
  Beds under contract (end of
    period)..........................         --        282      1,155      1,478      3,254      1,796      5,367        4,098
  Contracted beds in operation (end
    of period).......................         --        282      1,155      1,135      2,899      1,561      3,541        3,743
  Average occupancy based on
    contracted beds in
    operation(7).....................         --         --      92.1%      98.9%      97.0%      95.8%      96.4%        92.7%

BALANCE SHEET DATA:
  Working capital....................  $     812  $     810  $   2,015  $   1,525  $   7,747  $   2,098  $   5,318
  Total assets.......................      1,300      2,048     13,095     14,184     46,824     19,773     53,282
  Long-term debt.....................         --         --      3,447      7,649        745     13,868      2,592
  Stockholders' equity...............        896      1,085      6,631      3,053     41,051      2,367     42,537

                                         SIX
                                        MONTHS
                                        ENDED
                                       JUNE 30,
                                         1997
                                       --------

OPERATING DATA:
  Total offender capacity:
    Residential......................    6,372
    Non-residential
      community-based................      900
      Total..........................    7,272
  Beds under contract (end of
    period)..........................    5,867
  Contracted beds in operation (end
    of period).......................    4,041
  Average occupancy based on
    contracted beds in
    operation(7).....................    95.1%
BALANCE SHEET DATA:
  Working capital....................  $23,573
  Total assets.......................   89,641
  Long-term debt.....................      592
  Stockholders' equity...............   75,722

------------

(1) Includes operations purchased by the Company in March 1994.

(2) Includes operations purchased by the Company in May and July 1996.

(3) Interest expense for 1996 includes a $1.3 million non-recurring charge ($726,000 of which was non-cash) to expense deferred financing costs associated with the early retirement of debt.

(4) Although the Company incurred a loss for financial reporting purposes for the year ended December 31, 1994, a provision was recognized for taxable income resulting principally from adding back nondeductible amortization of goodwill to the loss for financial reporting purposes. There was no provision for income taxes prior to March 31, 1994 because the Company was organized as a partnership until that time.

(5) Prior to March 31, 1994, the Company was organized as a partnership. For purposes of computing average shares outstanding for the period prior to March 31, 1994, the partnership units were converted to common shares using a one-to-one unit-to-share conversion ratio.

(6) Supplemental per share data is presented to show what the earnings would have been if the repayment of debt with proceeds from the Offering had taken place at the beginning of the period.

(7) For any applicable facilities, includes reduced occupancy during the start-up phase. See "Business -- Facility Management Contracts." For the year ended December 31, 1993, occupancy did not commence until December 1993.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides integrated facility development, design, construction and operational services to governmental agencies within three areas of operational focus. The following table sets forth the number of facilities and beds under contract or award at the end of the periods shown.

                                               DECEMBER 31,
                                      -------------------------------   JUNE 30,
                                        1994       1995       1996        1997
                                      ---------  ---------  ---------   --------
Facilities in operation(1)...........        13         12         16        21
Total offender capacity:
     Residential.....................     1,281      1,640      3,577     5,872
     Non-residential
       community-based...............        --         --         --        --
          Total......................     1,281      1,640      3,577     5,872
Beds under contract (end of
  period)............................     1,155      1,478      3,254     5,367
Contracted beds in operation (end of
  period)............................     1,155      1,135      2,899     3,541
Average occupancy based on contracted
  beds in operation(2)...............      92.1%      98.9%      97.0%     96.4%

------------

(1) As of September 9, 1997, the Company had 39 facilities in operation and contracts to operate two additional facilities under development. Of the 41 facilities, 11 are non-residential community-based facilities.

(2) For any applicable facilities, includes reduced occupancy during the start-up phase.

     The Company derives substantially all its revenues from operating correctional, detention and pre-release facilities for federal and state governmental agencies in the United States. Revenues for operation of correctional, detention and pre-release facilities are generally recognized on a per diem rate based upon the number of occupant days for the period.

     Factors which the Company considers in determining the per diem rate to charge include: (i) the programs specified by the contract and the related staffing levels; (ii) wage levels customary in the respective geographic areas;
(iii) whether the proposed facility is to be leased or purchased and (iv) if the contract is currently being operated by a competitor, the historical average occupancy levels maintained or, if a new contract, the anticipated average occupancy levels which the Company believes could reasonably be maintained.

     The Company's operating margins generally vary from facility to facility (regardless of whether the facility is secure institutional, pre-release or juvenile) based on the terms negotiated with each contracting governmental agency, which terms depend on factors such as the level of competition for the contract award, the proposed length of the contract, the historical (for existing facilities) or anticipated (for new facilities) occupancy levels for a facility, the level of capital commitment required with respect to a facility and the anticipated changes in operating costs, if any, over the term of the contract.

     The Company incurs all facility operating expenses, except for certain debt service and lease payments with respect to facilities for which the Company has only a management contract (two facilities in operation at June 30, 1997).

     A majority of the Company's facility operating expenses consist of fixed costs. These fixed costs include lease and rental expense, insurance, utilities and depreciation. As a result, when the Company commences operation of new or expanded facilities, fixed operating expenses increase. The amount of the Company's variable operating expenses depends on occupancy levels at the facilities operated by the Company. These variable operating expenses include food, medical services, supplies and clothing. The Company's largest single operating expense, facility payroll expense and related employment taxes and costs, has both a fixed and a variable component. The Company can adjust the staffing and payroll to a certain extent based on occupancy at a facility, but a minimum fixed number of employees is required to operate and maintain any facility regardless of occupancy levels. Since a majority of the Company's operating expenses are fixed, to the extent that the Company can increase revenues at a facility through higher occupancy or expansion of the number of beds under contact, the Company should be able to improve operating results.

     General and administrative expenses consist primarily of salaries of the Company's corporate and administrative personnel who provide senior management, accounting, finance, personnel and other services and costs of developing new contracts.

     Newly opened facilities are staffed according to contract requirements when the Company begins receiving offenders. Offenders are typically assigned to a newly opened facility on a phased-in basis over a one to three-month period. The Company may incur operating losses at new facilities until break-even occupancy levels are reached. However, the Company does not have a break-even occupancy level for the Company as a whole. Quarterly results can be substantially affected by the timing of the commencement of operations as well as development and construction of new facilities and by expenses incurred by the Company (including the cost of options to purchase or lease proposed facility sites and the cost of engaging outside consultants and legal experts related to submitting responses to requests for proposals ("RFPs")).

     Working capital requirements generally increase immediately prior to the Company commencing management of a new facility as the Company incurs start-up costs and purchases necessary equipment and supplies before facility management revenue is realized.

RESULTS OF OPERATIONS

     The Company's historical operating results reflect that the Company has significantly expanded its business since 1993. Material fluctuations in the Company's results of operations are principally the result of the timing and effect of acquisitions and the level of development activity conducted by the Company and occupancy rates at Company-operated facilities. The Company's acquisitions to date have been accounted for using the purchase method of accounting, whereby the operating results of the acquired businesses have been reported in the Company's operating results since the date of acquisition.

     The Company's income from operations as a percentage of revenues fluctuate depending on the relative mix of operating contracts among the Company's three areas of operational focus. See "Business -- General." Since pre-release facilities involve contracts with a fewer number of beds than secure institutions, fluctuations in the occupancy levels in such facilities have a more significant impact on their operating margins.

     The following table sets forth for the periods indicated the percentages of revenues represented by certain items in the Company's historical consolidated statements of operations.

                                                                             SIX MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
Revenues.............................      100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses...................       78.5       79.0       80.5       83.5       80.4
Depreciation and amortization........        4.8        4.0        4.3        4.5        4.0
General and administrative
  expenses...........................       18.9       17.0       14.1       14.3        7.9
                                       ---------  ---------  ---------  ---------  ---------
Income (loss) from operations........       (2.2)       0.0        1.1       (2.3)       7.7
Interest expense (income)............        1.0        4.8        8.2        4.0        0.5
                                       ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes....       (3.2)      (4.8)      (7.1)      (6.3)       7.2
Provision for income taxes...........        0.6        0.0        0.2        0.0        2.6
                                       ---------  ---------  ---------  ---------  ---------
Net income (loss)....................       (3.8)%     (4.8)%     (7.3)%     (6.3)%      4.6%
                                       =========  =========  =========  =========  =========

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     REVENUES. Revenues increased by 147.3% to $28.0 million for the six months ended June 30, 1997 from $11.3 million for the six months ended June 30, 1996. The increase in revenues of $16.7 million was due principally to the acquisition of MidTex in July 1996, the acquisition of the Reid Center in May 1996, the acquisition of Interventions in January 1997, and the opening of two new juvenile facilities and one new pre-release center during the first quarter of 1997.

     OPERATING EXPENSES. Operating expenses increased by 138.4% to $22.6 million for the six months ended June 30, 1997 from $9.5 million for the six months ended June 30, 1996. The increase in operating expenses was due principally to the acquisition of MidTex in July 1996, the acquisition of the Reid Center in May 1996, the acquisition of Interventions in January 1997, and the opening of two new juvenile facilities and one new pre-release center during the first quarter of 1997. As a percentage of revenues, operating expenses decreased to 80.4% from 83.5%. The decrease in operating expenses as a percentage of revenues is principally due to higher operating margins at the Big Spring Complex which was acquired in July 1996, and improved occupancy of certain facilities as compared to the prior year period.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $1.1 million for the six months ended June 30, 1997 from $510,000 for the six months ended June 30, 1996. The increase was due principally to the amortization of prepaid facility use costs of the Big Spring Complex acquired in July 1996, depreciation of the Reid Center acquired in May 1996 and the 150 bed capacity transitional living center for juveniles located in San Antonio, Texas (the "Griffin Juvenile Facility") acquired in January 1997, and depreciation and amortization of deferred start-up costs of the three new facilities opened during the first quarter of 1997. In addition, amortization costs include approximately $187,000 to expense start-up costs related to the non-renewal of a 120 bed juvenile contract as of June 30, 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 36.2% to $2.2 million for the six months ended June 30, 1997 from $1.6 million for the six months ended June 30, 1996. The increase in general and administrative expenses resulted from adding corporate and administrative personnel, including a new chief operating officer, to manage the increased business of the Company, and from additional costs of administering the Company as a result of the IPO in the fourth quarter of 1996. As a percentage of revenues, general and administrative expenses decreased to 7.9% from 14.3% due principally to spreading fixed costs over a larger revenue base.

     INTEREST. Interest expense, net of interest income, decreased to $123,000 for the six months ended June 30, 1997 from $447,000 for the six months ended June 30, 1996. The decrease in net interest expense was principally due to lower outstanding borrowings under the Company's 1996 Credit Facility and 1995 credit facility (the "1995 Credit Facility") for the respective periods.

     INCOME TAXES. For the six months ended June 30, 1997, the Company recognized a provision for income taxes at an estimated effective annual rate of 36.0% compared to no provision for income taxes for the six months ended June 30, 1996 due to a loss. The effective income tax rate applied in 1997 includes a benefit for the reversal of previously reserved deferred tax assets resulting from prior net operating losses which are expected to be utilized in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     REVENUES. Revenues increased by 56.2% to $32.3 million for the year ended December 31, 1996 from $20.7 million for the year ended December 31, 1995. The increase in occupancy fees of $11.3 million, or 54.8%, was due principally to the acquisition of MidTex in July 1996, the opening of two new pre-release facilities during the first quarter of 1996, and the acquisition of the Reid Center in May 1996. The increase in other income for the year ended December 31, 1996 to $450,000 from $98,000 for the year ended December 31, 1995 was due principally to the recognition of revenue related to a previously reserved note receivable of $206,000 pertaining to 1994 operations of the 302 bed medium and maximum security facility operated primarily for the U.S. Marshals Service (the "USMS") in Central Falls, Rhode Island (the "Wyatt Facility"), the realization of which improved from prior periods due to payments received on the note and due to the additional operating experience with the facility. Additional other income related to commissary operations and commissions earned at the Big Spring Complex.

     OPERATING EXPENSES. Operating expenses increased by 59.2% to $26.0 million for the year ended December 31, 1996 from $16.4 million for the year ended December 31, 1995. This increase was principally attributable to the acquisition of MidTex in July 1996, the opening of two new pre-release facilities during the first quarter of 1996, and the acquisition of the Reid Center in May 1996. As a percentage of revenues, operating expenses increased to 80.5% from 79.0% due primarily to the relative increase in secure institutional operations.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 69.5% to $1.4 million for the year ended December 31, 1996 from $820,000 for the year ended December 31, 1995. The increase was due principally to the amortization of prepaid facility use costs of the Big Spring Complex, the opening of two new pre-release facilities in January 1996, and the acquisition of the Reid Center in May 1996.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 29.1% to $4.6 million for the year ended December 31, 1996 from $3.5 million for the year ended December 31, 1995. Included in general and administrative expenses for the year ended December 31, 1996 was a non-recurring, non-cash charge of $870,000 in connection with the July 1996 grant of certain options to purchase shares of the Company's Common Stock. As a percentage of revenues, excluding the non-recurring charge, general and administrative expenses decreased to 11.4% from 17.0% due principally to spreading fixed costs over a larger revenue base.

     INTEREST. Interest expense, net of interest income, increased to $2.6 million for the year ended December 31, 1996 from $979,000 for the year ended December 31, 1995. The increase in net interest expense was due principally to the $1.3 million non-recurring charge ($726,000 of which was non-cash) to expense deferred financing costs associated with the early retirement of significant portions of the 1996 Credit Facility, borrowings under the Company's 1995 Credit Facility and the 1996 Credit Facility related to the acquisition of MidTex in July 1996, the Company's financing of the purchase of certain outstanding stock in November 1995, the construction and development of the two new pre-release facilities which opened during the first quarter of 1996 and the acquisition of the Reid Center in May 1996.

     INCOME TAXES. The Company did not recognize any provision for federal income taxes due to a taxable loss in both years. The Company recognized a provision for state income taxes of $75,000 for the year ended December 31, 1996. As of December 31, 1996, the Company had recognized a deferred tax asset of $608,000. Management of the Company believes that this deferred tax asset is realizable.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES. Revenues increased 31.9% to $20.7 million for the year ended December 31, 1995 from $15.7 million for the year ended December 31, 1994. The revenue increase was due principally to the recognition of occupancy fees for a full 12 months in 1995 related to the acquisition of Eclectic Communications, Inc. ("Eclectic") versus the recognition of nine months in 1994. Additionally, an increase in occupancy fees of approximately $1.1 million was attributable to the Wyatt Facility principally as a result of a higher occupancy and per diem rate in 1995 compared to 1994.

     OPERATING EXPENSES. Operating expenses increased 32.8% to $16.4 million for the year ended December 31, 1995 from $12.3 million for the year ended December 31, 1994. The increase in operating expenses was due principally to the recognition of operating expenses of Eclectic for a full 12 months in 1995. As a percentage of revenues, operating expenses increased to 79.0% from 78.5% principally for the same reason.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 8.2% to $820,000 for the year ended December 31, 1995 from $758,000 for the year ended December 31, 1994. The increase was due principally to recognizing 12 months of contract value and goodwill amortization in 1995 as compared to nine months of amortization in 1994 resulting from the acquisition of Eclectic, offset in part by an accounting adjustment in the first quarter of 1995 to adjust depreciation expense in prior periods.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 19.3% to $3.5 million for the year ended December 31, 1995 from $3.0 million for the year ended December 31, 1994. The increase in general and administrative expenses was due principally to the addition of the operations of Eclectic and an increase in RFP and development costs. Development costs increased by $457,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994. As a percentage of revenues, general and administrative expenses decreased to 17.0% from 18.9% due principally to spreading fixed costs over a larger revenue base.

     INTEREST. Interest expense, net of interest income, increased to $979,000 for the year ended December 31, 1995 from $156,000 for the year ended December 31, 1994. The increase resulted from the expensing of debt issuance costs and commitment fees of $472,000 associated with the 1995 Credit Facility, the incurrence of $4.0 million of debt and other long-term obligations in connection with the acquisition of Eclectic and increased borrowings under the 1995 Credit Facility to purchase treasury stock.

     INCOME TAXES. There was no provision for income taxes for the year ended December 31, 1995 due to a taxable loss. The Company recognized a provision for income taxes of $101,000 for the year ended December 31, 1994, even though the Company incurred a loss for financial reporting purposes in 1994, principally because certain goodwill amortization contributing to the loss for financial reporting purposes was not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. The Company's primary capital requirements are for working capital, start-up costs related to new operating contracts, furniture, fixtures and equipment, supply purchases, new facility renovations and acquisitions. Working capital requirements generally increase immediately prior to the Company commencing management of a new facility as the Company incurs start-up costs and purchases necessary equipment and supplies before facility management revenue (through occupancy fees) is realized. Some of the Company's management contracts have required the Company to make substantial initial expenditures of cash in connection with the opening or renovating of a facility. Substantially all of these start-up expenditures are fully or partially recoverable as pass-through costs or are reimbursable from the contracting governmental agency over the term of the contract.

     CHANGES IN FINANCIAL POSITION. As of June 30, 1997, total assets had increased $6.5 million to $53.3 million since December 31, 1996. The increase related principally to the acquisition of Interventions in January 1997. The Company paid $6.0 million for substantially all of the assets of Interventions, including the retirement of $2.3 million of pre-acquisition bank debt. The purchase price was paid with $2.0 million of borrowings from the 1996 Credit Facility, and the remainder with cash. As of December 31, 1996, total assets had increased $32.6 million to $46.8 million since December 31, 1995. The increase related principally to the acquisitions of MidTex and the Reid Center for which total consideration was $25.7 million, and excess cash proceeds from the IPO. Total stockholders' equity increased by $38.0 million to $41.1 million as of December 31, 1996, largely as a result of the IPO and certain other equity transactions. The Company utilized the net proceeds from the IPO to retire all of its then outstanding borrowings. Therefore, immediately following the consummation of the IPO, the Company had no material debt. The Company used borrowings under the 1996 Credit Facility to refinance outstanding borrowings under the 1995 Credit Facility, to finance a portion of the MidTex acquisition and for working capital. As of June 30, 1997, the Company had $2.0 million outstanding under the 1996 Credit Facility.

     WORKING CAPITAL. The Company's working capital decreased to $5.3 million at June 30, 1997 from $7.7 million at December 31, 1996. This decrease was principally due to the use of cash to fund a portion of the Interventions acquisition in January 1997 and the classification of $2.0 million of borrowings outstanding under the 1996 Credit Facility as current at June 30, 1997. Increases to working capital include increased receivables resulting from newly opened facilities and the timing of certain collections, and a $2.0 million cash advance from the State of Georgia to be applied toward the construction and development of the newly awarded 550 bed contract at the Charlton County Facility. The Company's working capital increased to $7.7 million at December 31, 1996 from $1.5 million at December 31, 1995. This increase was principally due to excess cash proceeds from the IPO after repayment of borrowings, and an increase in receivables resulting from the acquisitions of MidTex in July 1996 and the Reid Center in May 1996.

     EXISTING CREDIT FACILITY. In September 1997, the Company entered into the 1997 Credit Facility, which is a $60.0 million revolving line of credit, the availability of which is determined by the Company's projected pro forma cash flow. The amount currently available under the 1997 Credit Facility is approximately $48.0 million. The 1997 Credit Facility matures in 2003 and bears interest at rates ranging from LIBOR plus 1.75% to 2.50%.

     In January 1997, the Company financed the acquisition of substantially all of the assets of Interventions with, among other things, $2.0 million of borrowings under the 1996 Credit Facility. In September 1997, the Company purchased substantially all of the assets of Abraxas. The Company financed the $19.8 million purchase price with $19.0 million of borrowings under the 1997 Credit Facility, and the remainder with cash. In addition, the $2.0 million of outstanding borrowings under the 1996 Credit Facility was refinanced with borrowings under the 1997 Credit Facility. See Note 8 to the Company's Consolidated Financial Statements.

     CAPITAL EXPENDITURES. Capital expenditures for the six months ended June 30, 1997 of $1.8 million were related to construction-in-progress for the 516 bed expansion of the Big Spring Complex and the 550 bed Charlton County Facility, improvements and furniture and equipment at the newly opened facilities and normal replacement of furniture and equipment at various facilities. The Company anticipates expending an additional $28.0 million through 1998 to complete the Big Spring Complex expansion and the development of the Charlton County Facility, and is currently seeking to obtain additional long-term project financing in the amount of approximately $25.0 million for these capital expenditures. Capital expenditures for the year ended December 31, 1996 were $1.3 million and related to construction-in-progress for a new pre-release facility which opened during the first quarter of 1997, completion of construction and purchase of furniture and equipment for the two pre-release facilities which opened during the first quarter of 1996 and normal replacement of furniture and equipment at various facilities.

     CASH PROVIDED BY OPERATING ACTIVITIES. The Company had net cash provided by operating activities of $2.1 million for the six months ended June 30, 1997. Significant sources of cash include $2.4 million of net income plus depreciation and amortization, and a $2.0 million advance from the State of Georgia for the construction and development of the Charlton County Facility. This advance will be applied to future per diem billings to the State of Georgia once the facility begins operations. Significant uses of operating cash during the period include increased accounts receivable and start-up costs for facilities under development, and increased prepaid insurance and other items related to the additional acquired and newly opened facilities. The Company had net cash used in operating activities of $540,000 for the year ended December 31, 1996. Significant uses of operating cash during 1996 include start-up costs for facilities under development, and increased prepaid insurance and other items related to the additional acquired facilities.

     Management of the Company believes that the cash flows anticipated to be generated from operations, together with the credit available under the 1997 Credit Facility and the net proceeds of the Offering, will provide sufficient liquidity for its foreseeable needs. The Company anticipates it will need to obtain separate additional sources of financing for significant acquisitions and construction costs related to future secure institutional contract awards.

INFLATION

     Management of the Company believes that inflation has not had a material effect on the Company's results of operations during the past three years. However, most of the Company's facility management contracts provide for payments to the Company of either fixed per diem rates or per diem rates that increase by only small amounts during the terms of the contracts. Inflation could substantially increase the Company's personnel costs (the largest component of facility management expense) or other operating expenses at rates faster than any increases in occupancy fees.

                                    BUSINESS

GENERAL

     The Company is one of the leading providers of privatized correctional, detention and pre-release services in the United States based on total offender capacity. The Company is the successor to entities that began developing secure institutional correctional and detention facilities in 1987, pre-release facilities in 1977 and juvenile facilities in 1973. The Company has significantly expanded its operations through acquisitions and internal growth and is currently operating or developing facilities in 10 states and the District of Columbia. As of September 9, 1997, the Company has contracts to operate 41 facilities with a total offender capacity of 7,072, which has significantly increased from 3,577 offenders at December 31, 1996. The Company's residential facilities have a total design capacity of 6,172 beds, with 28 facilities currently in operation (4,586 beds), two facilities under development (1,070 beds) and the existing Big Spring Complex under expansion (516 beds). For the six months ended June 30, 1997, the Company's revenues were $28.0 million, representing an increase of 147% from $11.3 million for the six months ended June 30, 1996. The Company had net income of $1.3 million compared to a net loss of $710,000 for the same respective six month periods.

     The Company provides integrated facility development, design, construction and operational services to governmental agencies within three areas of operational focus: (i) secure institutional correctional and detention services;
(ii) pre-release correctional services and (iii) juvenile correctional and detention services. See "Business -- Facility Design, Construction and
Finance." Secure institutional correctional and detention services primarily consist of the operation of secure adult incarceration facilities. Pre-release correctional services primarily consist of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six months of their sentences on parole and preparing for re-entry into society at large. Juvenile correctional and detention services primarily consist of providing residential treatment and educational programs and non-residential community-based programs to juvenile offenders between the ages of 10 and 17 who have either been adjudicated or suffer from behavioral problems. At the adult facilities it operates, the Company generally provides maximum and medium security incarceration and minimum security residential services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), health care (including medical, dental and psychiatric services), work and recreational programs and chemical dependency and substance abuse programs. Additional services provided in the Company's pre-release facilities typically include life skills and employment training and job placement assistance. Juvenile services provided by the Company include counseling, wilderness, medical and accredited educational programs tailored to meet the special needs of juveniles. The Company derives substantially all its revenues from operating correctional, detention and pre-release facilities for federal, state and local governmental agencies in the United States. Of the facilities operated or currently under development by the Company, 11 are owned, 26 are leased and four are operated through other arrangements. See
"Business -- Properties."

OPERATING STRATEGIES

     The Company's objective is to enhance its position as one of the leading providers of private correctional, detention and pre-release services. The Company is committed to the following operating strategies:

     DIVERSIFY ITS BUSINESS. The Company continues to diversify its business within all three areas of its operational focus. The Company believes that, by being a diversified provider of services, it will be able to compete for more types of contract awards and adapt to changes in demands within its industry for varying categories of services. In addition, by providing services from juvenile through long-term adult incarceration, and finally through pre-release, the Company is better equipped to meet the needs within its three areas of operational focus. The Company continues to actively pursue contracts to provide services for specialized segments of the offender population categorized by age (such as services for aging offenders or juvenile offenders), medical status, gender or security needs.

     DELIVER COST EFFECTIVE AND QUALITY MANAGEMENT PROGRAMS. The Company seeks to deliver high quality services in all its markets on a cost effective basis. The Company focuses on improving operating performance and efficiency through standardization of practices, programs and reporting procedures, efficient staffing and attention to productivity standards. The Company also emphasizes quality of services by providing trained personnel and effective programs designed to meet the needs of contracting governmental agencies.

     PROVIDE SPECIALIZED AND INNOVATIVE SERVICES. The Company implements specialized and innovative services to address unique needs of governmental agencies and certain segments of the offender population. For example, certain facilities of the Company are equipped with interactive satellite links to courtrooms and judges, which reduce the time, effort and expense related to transporting offenders to offsite courtrooms.

GROWTH STRATEGIES

     The Company expects the growth in privatization of correctional, detention and pre-release facilities by governmental agencies to continue in the foreseeable future. By expanding the number of beds under contract and its program capacities, the Company increases economies of scale and purchasing power and enhances its opportunities for larger contract awards. The Company seeks to increase revenues by pursuing the following growth strategies:

     BID FOR NEW CONTRACT AWARDS. The Company selectively pursues opportunities to obtain contract awards for new privatized facilities. As of September 22, 1997, the Company has submitted written bids to operate six new projects with an aggregate offender capacity of over 1,300. Awards for these projects should be made by the applicable governmental agencies by the end of 1997. The nature of the written bid process is dynamic and, at any given date, the number of new projects and the aggregate offender capacity for which written bids have been submitted can increase or decrease significantly based upon when written bids are submitted and when responses to these bids are received.

     INCREASE DESIGN CAPACITY AND PROGRAM CAPACITY OF EXISTING FACILITIES. The Company has the potential to expand its design capacity and program capacity at certain existing facilities with modest capital investment. As a result, the Company intends to pursue expansion of such facilities by obtaining awards of additional or supplemental contracts to provide services at these facilities. In addition, as evidenced by the current 516 bed expansion of its Big Spring Complex, the Company will make greater capital investments for more substantial facility expansions when it deems it appropriate.

     PURSUE STRATEGIC ACQUISITIONS. The Company has completed four acquisitions since May 1996 and believes that the private correctional and detention industry is consolidating. The Company believes that the larger, better capitalized providers will acquire smaller providers that are insufficiently capitalized to pursue the industry's growth opportunities. The Company intends to pursue selective acquisitions of other operators of private correctional and detention facilities in secure institutional, pre-release and juvenile areas of operational focus to enhance its position in its current markets, to expand into new markets and to broaden the types of services which the Company can provide. In addition, the Company believes there are opportunities to eliminate costs through consolidation and coordination of the Company's current and subsequently acquired operations.

     As a public company, the Company has increased its access to capital markets, allowing the Company the flexibility to use various combinations of its Common Stock, cash and debt financing to make additional acquisitions. The Company from time to time considers acquisitions of all or a portion of other companies managing private correctional and detention facilities and related businesses. There are no current agreements or understandings with respect to any such acquisitions. The timing, size and success of the Company's acquisition program efforts and the associated potential capital commitments are not predictable.

HISTORY OF ACQUISITIONS

     Since 1994, the Company has completed five acquisitions and believes that the private correctional and detention industry is positioned for further consolidation.

     In September 1997, the Company acquired substantially all of the assets of Abraxas, a juvenile operator of seven residential facilities and 11 non-residential community-based programs, serving an aggregate capacity of approximately 1,400 juvenile offenders. The aggregate purchase price for the acquisition was approximately $19.8 million. Founded in 1973, the 24 years of operating history and approximately 750 employees of Abraxas add a significant depth of juvenile management expertise and a vast network of relationships within the corrections industry. Abraxas has received national recognition, including multiple "Pennsylvania Residential Program of the Year" awards, and has been a featured program for the Ohio governor's crime summit. Following consummation of the acquisition, approximately 750 employees of Abraxas became employees of the Company.

     In January 1997, the Company acquired substantially all of the assets of Interventions for an aggregate purchase price of $6.0 million. The acquisition included the operation of a 300 bed adult residential pre-release facility in Dallas, Texas and a 150 bed capacity residential transitional living center for juveniles in San Antonio, Texas. Following the consummation of the acquisition, approximately 160 employees of Interventions became employees of the Company.

     In July 1996, the Company acquired substantially all the assets of MidTex, the operator of the Big Spring Complex, for an aggregate purchase price of approximately $23.2 million. The City of Big Spring has an Intergovernmental Agreement (the "IGA") with the FBOP to house up to 1,352 offenders at the Big Spring Complex, and as part of the acquisition, MidTex assigned to the Company its rights under an operating agreement with the City of Big Spring (the "Big Spring Operating Agreement") to manage the Big Spring Complex. The Big Spring Operating Agreement has a base term of 20 years from the closing of the acquisition and three five-year renewal options at the discretion of the Company. See "Risk Factors -- Possible Loss of Lease Rights." The IGA has an indefinite term, although it may be terminated or modified by the FBOP upon 90 days written notice. Following consummation of the MidTex acquisition, approximately 250 employees of the City of Big Spring and MidTex became employees of the Company. The MidTex acquisition more than doubled the number of secure institutional facility beds managed at that time by the Company, and the Company believes that the acquisition strengthened its base for continued expansion of the Company's secure institutional area of operational focus.

     In May 1996, the Company acquired the Reid Center, a 310 bed pre-release facility located in Houston, Texas, for approximately $2.0 million. Included in the acquisition were the Reid Center facility property and buildings, the equipment, inventory and supplies used in the operation of the Reid Center facility and the assignment of the Reid Center's contract with the Texas Department of Criminal Justice ("TDCJ"). Following the consummation of the acquisition, approximately 100 employees of the Reid Center became employees of the Company. The Company believes that the Reid Center is the largest single facility pre-release center in Texas and that its acquisition enhances the Company's position as one of the leaders in providing pre-release services.

     In March 1994, the Company acquired Eclectic, the operator of 11 privatized secure institutional and pre-release facilities in California with an aggregate design capacity of 979 beds. Consideration for the acquisition of Eclectic was $10.0 million, consisting of $6.0 million in cash, $3.3 million of subordinated indebtedness and $0.7 million of other long-term obligations.

INDUSTRY AND MARKET

     In the United States, there is a growing trend toward privatization of government services and functions, including correctional and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the 1996 Facility Census, the design capacity of privately managed adult secure institutional correctional and detention facilities in operation or under construction worldwide increased from 10,973 beds at December 31, 1989 to 85,201 beds at December 31, 1996, a compound annual growth rate of 29%. In addition, the design capacity of privately managed adult secure institutional correctional and detention facilities increased 34% in the last year.

     The United States leads the world in private prison management contracts. The 1996 Facility Census reports that at December 31, 1996, there were private adult secure institutional correctional and detention facilities in operation or under construction in 25 states, the District of Columbia and Puerto Rico. According to reports issued by the BJS, the number of adult offenders housed in United States federal and state prison facilities and in local jails increased from 744,208 at December 31, 1985 to 1,630,940 at June 30, 1996, a compound annual growth rate of 7.8%. Management believes that the increase in the demand for privatized adult secure institutional correctional and detention facilities is also a result, in large part, of the general shortage of beds available in United States adult secure institutional correctional and detention facilities.

     Industry reports also indicate that adult offenders convicted of violent crimes generally serve only one-third of their sentence, with the majority of them being repeat offenders. Accordingly, there is a perceived public demand for, among other things, longer prison sentences, as well as prison terms for juvenile offenders, resulting in even more overcrowding in United States correctional and detention facilities. Finally, numerous courts and other government entities in the United States have mandated that additional services offered to offenders be expanded and living conditions be improved. Many governments do not have the readily available resources to make the changes necessary to meet such mandates.

     Similar to the adult secure institutional correctional and detention industry, the area of pre-release correctional services has experienced substantial growth. The pre-release area is primarily comprised of individuals that have been granted parole or sentenced to probation. Probationers (individuals sentenced for an offense without incarceration) and parolees (individuals released prior to the completion of their sentence) are typically placed in pre-release settings. These individuals typically spend three to six months in halfway houses until they are prepared to re-enter society.

     According to the BJS, the number of parolees increased from 220,438 at December 31, 1980 to 690,159 at December 31, 1994, a compound annual growth rate of 8.5%. During the same period, the number of individuals on probation increased from 1.1 million to approximately 3.0 million, a compound annual growth rate of 7.4%. The probation and parole populations represent approximately 71% of the total number of adults under correctional supervision in the United States. The pre-release correctional services industry is extremely fragmented with several thousand providers across the country, most of which are small and operate in a specified geographic area.

     The juvenile corrections industry has also expanded rapidly in recent years as the need for services for at-risk and adjudicated youth has risen. According to the Criminal Justice Insititute, the population in the juvenile correctional system, both residential and non-residential community-based, has increased from 62,268 youths at January 1, 1988 to 102,582 youths at January 1, 1995, a compound annual growth rate of 7.4%. In 1994, there were approximately 2.7 million juvenile arrests and 5.4 million youths in special education programs. The juvenile corrections industry is also fragmented with several thousand providers across the country, most of which are small and operate in a specific geographic area.

AREAS OF OPERATIONAL FOCUS

     SECURE INSTITUTIONAL. The Company currently operates or has contracts to operate six facilities (3,882 beds) that provide secure institutional correctional and detention services for incarcerated adults. These facilities consist of: (i) the 1,868 bed Big Spring Complex (which includes the 516 bed expansion expected to be completed during the second quarter of 1998), a minimum to medium security facility operated primarily for the FBOP; (ii) the 302 bed Wyatt Facility, a medium to maximum security facility operated primarily for the USMS in Central Falls, Rhode Island; (iii) two minimum security facilities with a total design capacity of 558 beds in California operated for the CDC; (iv) the Santa Fe County Detention Center, a contracted 604 bed adult jail scheduled to be completed during the second quarter of 1998 (which is currently being operated with 200 adult beds within an existing 240 bed facility) to be operated for Santa Fe

County and (v) the 550 bed Charlton County Facility, a minimum to medium security facility, scheduled to be completed during the third quarter of 1998, to be operated for the State of Georgia.

     The Company operates the Big Spring Complex pursuant to the Big Spring Operating Agreement between the Company and the City of Big Spring. The City of Big Spring in turn is a party to the IGA with the FBOP for an indefinite term with respect to the facilities. The Immigration and Naturalization Service (the "INS") and the USMS also use the Big Spring Complex. Offenders include detainees held by the INS, adjudicated offenders held by the INS who will be deported after serving their sentences and adjudicated offenders held for the FBOP. The Big Spring Complex is equipped with an interactive satellite link to INS courtroom facilities and judges, which allows for processing of a high volume of INS detainees, while reducing the time, effort and expense incurred in transporting offenders to offsite courtrooms.

     The Wyatt Facility in Central Falls opened in 1993 and houses primarily federal offenders awaiting adjudication under federal criminal charges. In addition, the Wyatt Facility houses certain other offenders under a contract with the Sheriff's Department of Suffolk County, Massachusetts.

     The Leo Chesney Correctional Facility (for females) and the Baker Correctional Facility (for males) are both in California and house primarily offenders sentenced by the State of California, most of whom are non-violent offenders with sentences of up to two years.

     The Santa Fe County Detention Center currently consists of a 240 bed detention facility, with approximately 200 adult and 40 juvenile beds. The adult population will be moved into a 604 bed adult detention facility upon the completion of its construction during the second quarter of 1998. The Santa Fe County Detention Center houses offenders from Santa Fe County and various surrounding counties.

     The Charlton County Facility is scheduled to open during the third quarter of 1998. The Company was awarded a 500 bed contract in June 1997, which was later expanded by an additional 50 beds. The Charlton County Facility will house offenders from the State of Georgia.

     Under its contracts, the Company provides a variety of programs and services at its secure institutional facilities, including secure incarceration services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), work and recreational programs and chemical dependency and substance abuse programs.

     PRE-RELEASE. The Company currently operates or has contracts to operate 14 facilities (with an aggregate design capacity of 1,324 beds) that provide pre-release correctional services. Of these facilities, six are operated primarily for the FBOP, five are operated primarily for the CDC, one is operated for the TDCJ, one is operated for the North Carolina Department of Corrections (the "NCDC") and one is operated for Dallas County, Texas. Most residents of these facilities are or will be serving the last three to six months of their sentences and preparing for re-entry into society at large.

     At its pre-release facilities, the Company typically provides minimum security residential services, institutional food services, general education programs, life skills and employment training, job placement assistance and chemical dependency and substance abuse counseling. About 20% of the offenders at the FBOP pre-release facilities in California, Utah and Texas are on home confinement; monitoring is primarily done by required check-ins and by unscheduled visits to places of residence and employment.

     JUVENILE SERVICES. The Company offers programs to meet the multiple needs of troubled juveniles, and currently operates or has contracts to operate 10 residential facilities and 11 non-residential community-based facilities serving an aggregate capacity of 1,866 youths. Juvenile correctional and detention services primarily consist of treatment programs for offenders that are designed to lead to rehabilitation while providing public safety and holding offenders accountable for their decisions and behavior. The Company operates primarily within a restorative justice model. The basic philosophy is that merely serving time in an institution does not relieve juvenile offenders of the obligation to repay their victims and that incarceration alone does not compensate for the societal impact of crimes. The use of a balanced approach gives equal emphasis to accountability, competency development and community protection.

     The 160 bed Salt Lake City juvenile detention facility includes an interactive satellite link to juvenile courtroom facilities and judges, which allows for processing of a high number of juvenile detainees, while reducing the time, effort and expense incurred in transporting detainees to offsite courtrooms.

     The Santa Fe County Detention Center is a contracted 156 bed juvenile detention facility scheduled to be completed during the fourth quarter of 1998 (which is currently being operated for 40 offenders within an existing 240 bed facility).

     The Griffin Juvenile Facility is a 150 bed capacity transitional living center for juveniles located in San Antonio, Texas. The Company currently has a 44 bed contract for the housing of adjudicated and certain homeless non-adjudicated juveniles.

     In September 1997, the Company acquired substantially all the assets of Abraxas, a nationally recognized provider of juvenile services which began operations in 1973. The operations of Abraxas add a significant depth of juvenile management and program expertise to the Company's existing juvenile operations. The Abraxas operations include the operation of seven residential facilities and 11 non-residential community-based programs, serving an aggregate capacity of approximately 1,400 juvenile offenders in Pennsylvania, Ohio, Delaware and the District of Columbia. The operations of Abraxas are now conducted through Abraxas Group, Inc., a wholly-owned subsidiary of the Company.

     The seven residential and 11 non-residential community-based facilities of Abraxas provide multiple programs including education, individual and group counseling, social skills training, physical training, community service, substance abuse treatment and wilderness challenges. The educational schools within Abraxas are accredited, whereby graduating juveniles are eligible to receive a full high school diploma as an alternative to the traditional General Educational Development ("G.E.D.") certificate.

     The three largest facilities operated by Abraxas include: (i) the A-1 program ("A-1"); (ii) the Leadership Development Program (the "LDP") and
(iii) Abraxas of Ohio. In the acquisition, the Company acquired A-1's property comprised of approximately 16 buildings situated on approximately 100 acres with an aggregate design capacity of 191 beds. Located in the Allegheny National Forest, A-1 operates as an open residential facility for the treatment of delinquent and/or dependent males who have substance abuse problems and/or are involved in the sale of a controlled substance. A-1 also operates a licensed school which offers a full range of educational services and interscholastic sports programs. While at A-1, juvenile offenders may earn a high school diploma, pursue vocational tracks or receive G.E.D. instruction and testing. The LDP is leased by the Company with property located on approximately 3.5 acres in South Mountain, Pennsylvania. The LDP is a 15-week residential treatment program with a wilderness component. The LDP includes group counseling, substance abuse treatment and licensed educational programs. The Company also acquired Abraxas of Ohio's facility located on approximately 80 acres in north central Ohio. This residential program offers a comprehensive substance abuse treatment and education program for males. Individuals participate in intensive group curriculum which includes a wide variety of topics such as: stages of denial, self-help tools for recovery, goal setting, values, beliefs and morals, relapse process and prevention and sex education. Individuals may earn a high school diploma, pursue vocational tracks or receive G.E.D. instruction and testing.

     The non-residential community-based programs of Abraxas transition juvenile offenders from residential placement back to their home communities. Abraxas provides in-home counseling and intensive case management services while integrating an array of community resources into a comprehensive plan. This dual role of service provider and intermediary serves to bridge the gap between residential facilities and the community. The Company utilizes therapists and consulting psychologists in its multi-level treatment programs.

     The Company intends to pursue additional contract awards to provide juvenile detention and correctional services, and to continue to increase its number of contracts for specialized rehabilitation programs and services for juvenile offenders such as wilderness programs and secure education and training centers.

FACILITIES

     As of September 9, 1997, the Company operates 39 facilities and has been awarded contracts to operate two additional facilities that are currently under development. In addition to providing management services, the Company has been involved in the development, design and/or construction of many of these facilities. The facilities currently under development are the Charlton County Facility, which is scheduled to commence operations during the third quarter of 1998, and the Santa Fe County Adult Detention Center scheduled to open during the second quarter of 1998. The following table summarizes certain additional information with respect to contracts and facilities under operation by the Company as of September 9, 1997:

                                           PRINCIPAL
                                          CONTRACTING       TOTAL        INITIAL    COMMENCEMENT
                                           GOVERNMENT      OFFENDER     CONTRACT     OF CURRENT        TERM        RENEWAL
       FACILITY NAME AND LOCATION            AGENCY      CAPACITY(1)     DATE(2)      CONTRACT      (YEARS)(3)    OPTION(4)
----------------------------------------  ------------   ------------   ---------   -------------   -----------   ----------
INSTITUTIONAL CORRECTIONAL AND
  DETENTION FACILITIES:
Baker Correctional Facility.............      CDC              288        1987          7/97           1 1/2         None
  Baker, California(5)
Big Spring Complex......................    FBOP(6)          1,868(7)      (6)           (6)            (6)          (6)
  Big Spring, Texas
Wyatt Facility..........................      USMS             302        1992          11/93            5           One
  Central Falls, Rhode Island(5)              (8)                                                                 Five-Year
Leo Chesney Correctional Facility.......      CDC              270        1988          4/93           6 1/2         None
  Live Oak, California(5)
Santa Fe County Adult Detention Center..    Santa Fe           604        1997          7/97             3           Two
  Santa Fe, New Mexico(9)                    County                                                                One-Year
Charlton County Facility................    State of           550        1998          9/98             1           Nine
  Charlton County, Georgia                  Georgia                                                                One-Year

PRE-RELEASE FACILITIES:
Dallas County Judicial Center...........     Dallas            300        1991          9/97             1           None
  Wilmer, Texas                              County
Durham Center...........................      NCDC              75        1996          12/96          4 1/2         One
  Durham, North Carolina                                                                                          Five-Year
El Monte Center.........................      FBOP              52        1993          4/93           (10)          (10)
  El Monte, California(5)
Indiana Street Center...................      CDC               96        1990          7/94             6           None
  San Francisco, California(5)
Inglewood Men's Center..................      CDC               53        1982          7/94             4           None
  Inglewood, California(5)
Inglewood Women's Center................      CDC               27        1984          7/92           (11)          None
  Inglewood, California(5)
Leidel Community Correctional Center....      FBOP              94        1996          1/96             3           Two
  Houston, Texas                                                                                                   One-Year
Marvin Gardens Center...................      CDC               42        1981          7/94             4           None
  Los Angeles, California(5)
Oakland Center..........................    FBOP(12)            61        1981          9/93           (13)          (13)
  Oakland, California(5)
Reid Community Correctional Center......      TDCJ             310        1996          1/96           (14)          (14)
  Houston, Texas
Salt Lake City Center...................    FBOP(12)            58        1995          12/95            2          Three
  Salt Lake City, Utah                                                                                             One-Year
San Diego Center........................      FBOP              50        1984          11/95            2          Three
  San Diego, California(5)                                                                                         One-Year
Santa Barbara Center....................    CDC(15)             25        1977          7/94             4           None
  Santa Barbara, California(5)
Taylor Street Center....................    FBOP(16)            81        1984          2/96             2          Three
  San Francisco, California(5)                                                                                     One-Year

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                           PRINCIPAL
                                          CONTRACTING       TOTAL        INITIAL    COMMENCEMENT
                                           GOVERNMENT      OFFENDER     CONTRACT     OF CURRENT        TERM        RENEWAL
       FACILITY NAME AND LOCATION            AGENCY      CAPACITY(1)     DATE(2)      CONTRACT      (YEARS)(3)    OPTION(4)
----------------------------------------  ------------   ------------   ---------   -------------   -----------   ----------
JUVENILE FACILITIES:

RESIDENTIAL FACILITIES:
A-1.....................................      (17)             191        1973          7/97             1          Annual
  Marienville, Pennsylvania
A-2.....................................      (17)              23        1974          7/97             1          Annual
  Erie, Pennsylvania
A-3.....................................      (17)              20        1975          7/97             1          Annual
  Pittsburgh, Pennsylvania
ACAF....................................      (17)              43        1989          7/97             1          Annual
  Pittsburgh, Pennsylvania
Griffin Juvenile Facility...............     Bexar             150        1996          7/97          Annual         None
  San Antonio, Texas                         County
LDP.....................................      (17)             115        1994          7/97             1          Annual
  S. Mountain, Pennsylvania
Abraxas of Ohio.........................      (17)              96        1993          7/97             1          Annual
  Shelby, Ohio
PSRU....................................      (17)              12        1994          7/97             1          Annual
  Erie, Pennsylvania
Salt Lake City Juvenile Detention
  Facility..............................    State of           160        1996          6/96             3           None
  Salt Lake City, Utah                      Utah(18)
Santa Fe County Juvenile Detention
  Center................................    Santa Fe           156(9)     1997          7/97             3           Two
  Santa Fe, New Mexico                       County                                                                One-Year

NON-RESIDENTIAL COMMUNITY-BASED CENTERS:

Bensalem................................      (17)             120        1994          7/97             1          Annual
  Bensalem, Pennsylvania(19)
Day Treatment Program...................      (17)              28        1996          7/97             1          Annual
  Harrisburg, Pennsylvania
Dauphin County Mental Health............      (17)             115        1996          7/97             1          Annual
  Harrisburg, Pennsylvania
Delaware................................      (17)              20        1994          7/97             1          Annual
  Milford, Delaware
Erie Mental Health......................      (17)              20        1997          7/97             1          Annual
  Erie, Pennsylvania
Lehigh Valley...........................      (17)              23        1992          7/97             1          Annual
  Lehigh Valley, Pennsylvania
NRC.....................................      (17)              40        1991          7/97             1          Annual
  Pittsburgh, Pennsylvania
Philadelphia Family Preservation/SCOH...      (17)              64        1992          7/97             1          Annual
  Philadelphia, Pennsylvania
Washington DC...........................      (17)              49        1993          7/97             1          Annual
  District of Columbia
Workbridge..............................      (17)             386        1994          7/97             1          Annual
  Pittsburgh, Pennsylvania
Wyoming Valley..........................      (17)              35        1992          7/97             1          Annual
  Wyoming Valley, Pennsylvania
                                                                                               (FOOTNOTES ON FOLLOWING PAGE)

------------

 (1) Total offender capacity includes design capacity plus the program capacity of the non-residential, community-based operations. Design capacity is based on the physical space available presently, or with minimal additional expenditure, for offender or residential beds in compliance with relevant regulations and contract requirements. In certain cases, the management contract for a facility provides for a lower number of beds.

 (2) Date from which the Company, or its predecessor, has had a contract with the contracting governmental agency on an uninterrupted basis.

 (3) Substantially all contracts are terminable by the contracting governmental agency for any reason upon the required notice to the Company.

 (4) Except as otherwise noted, the renewal option, if any, is at the discretion of the contracting governmental agency.

 (5) Facility is accredited by the American Correctional Association.

 (6) The City of Big Spring entered into the IGA with the FBOP for an indefinite term (until modified or terminated) with respect to the Big Spring Complex, which began operations during 1989. The Big Spring Operating Agreement has a term of 20 years with three five-year renewal options at the Company's discretion, pursuant to which the Company manages the Big Spring Complex for the City of Big Spring. With respect to the expansion of the Big Spring Complex, the portion of the Big Spring Operating Agreement relating to the expansion has a term of 30 years with four five-year renewal options at the Company's discretion.

 (7) Includes the 516 bed expansion, expected to be completed during the second quarter of 1998.

 (8) The USMS entered into an intergovernmental agreement with the Central Falls Detention Facility Corporation ("DFC") in August 1991 for an indefinite term (until modified or terminated) with respect to the Wyatt Facility. The DFC, in turn, entered into a Professional Management Agreement with the Company for the Company to operate this facility effective November 1993 for a term of five years, with one five-year renewal option. In addition, pursuant to a contract between the DFC and the Sheriff's Department of Suffolk County, Massachusetts, entered into in March 1996, Massachusetts state offenders are housed under the Company's management at this facility.

 (9) These facilities are currently housed in a single 240 bed facility. This project will be completed in phases, whereby, on July 1, 1997, the Company took over the operation of an existing 240 bed adult and juvenile facility, while beginning construction of a new 604 bed adult detention facility, scheduled to be completed during the second quarter of 1998. The offenders housed in the 240 bed facility will then be transferred to the new 604 bed detention facility, along with offenders from surrounding counties at which time, the 240 bed facility will be converted into a 156 bed juvenile detention facility, scheduled to be completed during the fourth quarter of 1998.

(10) The current contract term was less than one year, with an original termination date of September 1993; the FBOP has exercised three of its four one-year renewal options. The existing term expires September 30, 1997. The Company has submitted a rebid and is waiting for a response.

(11) The current contract expires September 30, 1997. The Company has submitted a rebid and is waiting for a response.

(12) In addition to its contract with the FBOP with respect to these facilities, the Company has contracts with the Administrative Office of the United States Courts, Pretrial Services ("Pretrial Services") to provide beds at these facilities.

(13) The current contract term was two years, with an original termination date of August 1995; the FBOP has exercised the last of its three one-year renewal options.

(14) The current contract expired August 31, 1997 and TDCJ granted a one-year extension.

(15) In addition to its contract with the CDC with respect to this facility, in March 1996 the Company entered into a contract with the FBOP, with a term of two years and three one-year renewal options, to provide beds at this facility.

(16) In addition to its contract with the FBOP with respect to this facility, the Company has contracts with Pretrial Services and with the City of San Francisco to provide beds at this facility.

(17) The Abraxas programs/facilities contract with numerous counties throughout Pennsylvania, Ohio and Delaware, and with the District of Columbia.

(18) Utah Department of Human Services, Division of Youth Corrections.

(19) Operates within Pennsylvania's Youth Development Center/State Facility.

FACILITY MANAGEMENT CONTRACTS

     The Company is compensated on the basis of the number of offenders held or supervised under each of its facilities' management contracts. The Company's existing facility management contracts generally provide that the Company will be compensated at an occupant per diem rate. Such compensation is invoiced in accordance with applicable law and is typically paid on a monthly basis. Under a per diem rate structure, a decrease in occupancy rates would cause a decrease in revenues and profitability. The Company is, therefore, dependent upon governmental agencies to supply the Company's facilities with a sufficient number of offenders to meet the contract capacities, and in most cases such governmental agencies are under no obligation to do so. Moreover, because certain of the Company's facilities have offenders serving relatively short sentences or only the last three to six months of their sentences, the high turnover rate of offenders requires a constant influx of new offenders from the relevant governmental agencies to provide sufficient occupancies to achieve profitability. Occupancy rates during the start-up phase when facilities are first opened typically result in capacity underutilization for 30 to 90 days. After a management contract has been awarded, the Company incurs facility start-up costs consisting principally of initial employee training, travel and other direct expenses incurred in connection with the contract. These costs vary by contract and have ranged between $30,000 and $1.5 million. See "Risk
Factors -- Facility Occupancy Levels and Contract Duration."

     All the Company's contracts are subject to legislative appropriations. A failure by a governmental agency to receive appropriations could result in termination of the contract by such agency or a reduction of the management fee payable to the Company. To date, the Company has not lost a material contract due to a governmental agency not receiving appropriations, although no assurance can be given that the governmental agencies will continue to receive appropriations in all cases. See "Risk Factors -- Contracts Subject to Government Funding."

     The Company's contracts generally require the Company to operate each facility in accordance with all applicable laws and regulations. The Company is required by its contracts to maintain certain levels of insurance coverage for general liability, workers' compensation, vehicle liability and property loss or damage. The Company is also required to indemnify the contracting agency for claims and costs arising out of the Company's operations, and in certain cases, to maintain performance bonds.

     The Company's facility management contracts typically have terms ranging from one to five years, and many have one or more renewal options for terms ranging from one to five years. Only the contracting governmental agency may exercise a renewal option. To date, all but one renewal option under the Company's management contracts have been exercised. In connection with the exercise of the renewal option, the contracting governmental agency or the Company typically has requested changes or adjustments to the contract terms. Additionally, the Company's facility management contracts typically allow a contracting governmental agency to terminate a contract without cause by giving the Company written notice ranging from 30 to 180 days. To date, no contracts have been terminated before expiration. See "Risk Factors -- Facility Occupancy Levels and Contract Duration."

MARKETING

     The Company's principal customers are federal, state and local governmental agencies responsible for adult and juvenile correctional, detention and pre-release services. These governmental agencies generally procure these services from the private sector by issuing an RFP to which a number of companies may respond. Most of the Company's activities in the area of securing new business are expected to be in the form of responding to RFPs. As part of the Company's process of responding to RFPs, management of the Company meets with appropriate personnel from the requesting agency to best determine the agency's distinct needs. If the Company believes that the project complies with its business strategy, the Company will submit a written response to the RFP. When responding to RFPs, the Company incurs costs, typically ranging from $10,000 to $75,000 per proposal, to determine the prospective client's distinct needs and prepare a detailed response to the RFP. In addition, the Company may incur substantial costs to acquire options to lease or purchase land for a proposed facility and engage outside consulting and legal expertise related to a particular RFP. The preparation of a response to an RFP typically takes from five to 10 weeks.

     A typical RFP requires bidders to provide detailed information, including, but not limited to, descriptions of the following: the services to be provided by the bidder, the bidder's experience and qualifications, and the price at which the bidder is willing to provide the services requested by the agency (which services may include the renovation, improvement or expansion of an existing facility or the planning, design and construction of a new facility). Based on proposals received in response to an RFP, the governmental agency will award a contract; however, the governmental agency does not necessarily award a contract to the lowest bidder. In addition to costs, governmental agencies also consider experience and qualifications of bidders in awarding contracts.

     The marketing process for obtaining facility management contracts consists of several critical events. These include issuance of an RFP by a governmental agency, submission of a response to the RFP by the Company, the award of the contract by a governmental agency and the commencement of construction or operation of the facility. The Company's experience has been that a substantial period of time may elapse from the initial inquiry to receipt of a new contract, although, as the concept of privatization has gained wider acceptance, the length of time from inquiry to the award of contract has shortened. The length of time required to award a contract is also affected, in some cases, by the need to introduce enabling legislation. The bidding and award process for an RFP typically takes from three to nine months. Generally, if the facility for which an award has been made must be constructed, the Company's experience has been that a newly constructed facility typically commences operations between 12 and 24 months after the governmental agency's award.

     The Company also at times receives inquiries from or on behalf of governmental agencies that are considering privatization of certain facilities or that have already decided to contract with private providers. When such an inquiry is received, the Company determines whether there is a need for the Company's services and whether the legal and political climate in which the governmental agency operates is conducive to serious consideration of privatization. The Company then conducts an initial cost analysis to further determine project feasibility.

     As of September 22, 1997, the Company has submitted written bids to operate six new projects with an aggregate offender capacity of over 1,300. Awards for these projects should be made by the applicable governmental agencies by the end of 1997. The nature of the written bid process is dynamic and, at any given date, the number of new projects and the aggregate offender capacity for which written bids have been submitted can increase or decrease significantly based upon when written bids are submitted and when responses to these bids are received.

     When a contract requires construction of a new facility, the Company's success depends, in part, upon its ability to acquire real property for its facilities on desirable terms and at satisfactory locations. Management of the Company expects that many such locations will be in or near populous areas and therefore anticipates legal action and other forms of opposition from residents in areas surrounding certain proposed sites. The Company may incur significant expenses in responding to such opposition and there can be no assurance of success. In addition, the Company may choose not to bid in response to an RFP or may determine to withdraw a bid if legal action or other forms of opposition are anticipated.

OPERATIONS

     Pursuant to the terms of its management contracts, the Company is responsible for the overall operation of its facilities, including staff recruitment, general administration of the facilities, security and supervision of the offenders and facility maintenance. The Company also provides a variety of rehabilitative and educational programs at many of its facilities. Offenders at most adult facilities managed by the Company may receive basic education through academic programs designed to improve offender literacy levels (including English as a second language programs) and the opportunity to acquire G.E.D. certificates. Programs for offenders at the Company's juvenile facilities typically have an increased emphasis on education and counseling. At many facilities, the Company also offers vocational training to offenders who lack marketable job skills. In addition, the Company offers life skills, transition planning programs that provide offenders job search training and employment skills, health education, financial responsibility training and other skills associated with becoming productive citizens. At several of its facilities, the

Company also offers counseling, education and/or treatment to offenders with chemical dependency or substance abuse problems.

     The Company operates each facility in accordance with Company-wide policies and procedures generally based on the standards and guidelines established by the American Correctional Association ("ACA") Commission on Accreditation and/or the appropriate licensing agencies (collectively "Accreditation Standards"). The ACA is an independent organization comprised of professionals in the corrections industry which establishes guidelines and standards by which a correctional institution may gain accreditation. The Accreditation Standards describe specific objectives to be accomplished and cover such areas as administration, personnel and staff training, security, medical and health care, food service, offender supervision and physical plant requirements.

     Internal quality control, conducted by senior facility staff and executive officers of the Company, takes the form of periodic operational, programmatic and fiscal audits; facility inspections; regular review of logs, reports and files; and strict maintenance of personnel standards, including an active training program. Each of the Company's facilities develops its own training plan that is reviewed, evaluated and updated annually. Dedicated space and equipment for training is provided and outside resources such as community colleges are utilized in the training process. All adult correctional officers undergo a minimum 40-hour orientation upon their hiring and receive academy-level training amounting to 120 hours and on-the-job training of up to 80 hours. Each correctional officer also receives up to 40 hours of training and education annually. All juvenile treatment employees undergo a minimum 80-hour orientation upon their hiring and also receive up to 40 hours of training and education annually.

     Abraxas has received awards and recognition for its operations and programs, including being recognized (i) in 1995 by the Pennsylvania Juvenile Court Judges' Commission as "Residential Program of the Year" and (ii) in 1994 by the Office of Juvenile Justice and Delinquency Prevention in its Program Report titled "What Works: Promising Interventions in Juvenile Justice."

FACILITY DESIGN, CONSTRUCTION AND FINANCE

     In addition to operating correctional facilities, the Company also provides consultation and management services to governmental agencies with respect to the development, design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. The Company or its predecessors have consulted on and/or managed the development, design and/or construction of a number of facilities in each of its three areas of operational focus, including:

                                          TOTAL
                                        OFFENDER
            FACILITY NAME               CAPACITY                SERVICES PROVIDED
-------------------------------------   ---------   ------------------------------------------
Wyatt Facility.......................       302     Development, design and construction
Plymouth, Massachusetts Detention
  Center.............................     1,140     Development, design and construction
Baker Correctional Facility..........       288     Development
Leo Chesney Correctional Facility....       270     Development
Leidel Community Correctional
  Center.............................        94     Development, design and construction
Salt Lake City Juvenile Detention
  Facility...........................       160     Development, design and construction
A-1..................................       191     Development
Abraxas of Ohio......................        96     Development
LDP..................................       115     Development

     The Company is currently managing the development, design and construction of: (i) the 516 bed expansion of the Big Spring Complex; (ii) the 550 bed Charlton County Facility; (iii) the 604 bed adult facility in Santa Fe County, New Mexico and (iv) the renovation of the 156 bed juvenile facility in Santa Fe County, New Mexico. Currently, the Company operates or will operate all of the facilities it has developed, designed and constructed with the exception of the detention center in Plymouth, Massachusetts, which is operated by the Sheriff's Department of the County of Plymouth, Massachusetts.

     The Company utilizes an experienced team of outside professional architectural consultants as part of the group that participates from conceptual design through final construction of a project. When designing a facility, the Company's outside architects utilize, with appropriate modifications, prototype designs the

Company has previously used in developing projects. Management of the Company believes that the use of such proven designs allows the Company to reduce cost overruns and avoid construction delays. Additionally, the Company designs its facilities with the intention to improve security and minimize the personnel needed to properly staff the facility by enabling enhanced visual and electronic surveillance of the facility.

     The Company may propose various construction financing structures to the contracting governmental agencies. The governmental agency may finance, or the Company may arrange for the financing of, the construction of such facilities through various methods including, but not limited to, the following: (i) a one-time general revenue appropriation by the governmental agency for the cost of the new facility; (ii) general obligation bonds that are secured by either a limited or unlimited tax levy by the issuing governmental entity or (iii) lease revenue bonds or certificates of participation secured by an annual lease payment that is subject to annual or bi-annual legislative appropriations. If the project is financed using project-specific tax-exempt bonds or other obligations, the construction contract is generally subject to the sale of such bonds or obligations. Substantial expenditures for construction will not be made on such a project until the tax-exempt bonds or other obligations are sold. If such bonds or obligations are not sold, construction and management of the facility will be delayed until alternate financing is procured or development of the project will be entirely suspended. When the Company is awarded a facility management contract, appropriations for the first annual or bi-annual period of the contract's term have generally already been approved, and the contract is subject to governmental appropriations for subsequent annual or bi-annual periods. Of the 41 facilities the Company operates or has contracted to operate, four were funded using various of the above-described financing methods, 11 are owned by the Company and 26 are leased. The Big Spring Complex is operated under long-term leases ranging from 34 to 50 years including renewal options at the discretion of the Company. As part of the purchase price for the MidTex acquisition, the Company prepaid a majority of the facility costs related to the Big Spring Complex through at least the year 2030. See "Risk
Factors -- Possible Loss of Lease Rights."

     The Company has in the past worked with governmental agencies and placement agents to obtain and structure financing for construction of facilities. In some cases, an unrelated special purpose corporation is established to incur borrowings to finance construction and, in other cases, the Company directly incurs borrowings for construction financing. A growing trend in the privatization industry is the requirement by governmental agencies that private operators make capital investments in new facilities and enter into direct financing arrangements in connection with the development of such facilities. There can be no assurance that the Company will have available capital if and when required to make such an investment to secure a contract for developing a facility. See "Risk Factors -- Contracts Subject to Government Funding."

COMPETITION

     The Company competes with a number of companies including, but not limited to, CCA, WHC, Youth Services International, Inc. and Correctional Services Corporation. At December 31, 1996, CCA and WHC accounted for more than 75% of the privatized secure institutional adult beds under contract in the United States, according to the 1996 Facility Census. The Company also competes in some markets with small local companies that have better knowledge of the local conditions and may be better able to gain political and public acceptance. In addition, the Company may compete in some markets with governmental agencies that operate correctional and detention facilities. See "Risk
Factors -- Competition."

EMPLOYEES

     At September 9, 1997, the Company had approximately 1,620 full-time employees and 340 part-time employees. The Company employs management, administrative and clerical, security, educational and counseling services, health services and general maintenance personnel. Approximately 165 employees at one of the residential facilities of Abraxas are represented by a union. The union's collective bargaining agreement effectively terminated on September 9, 1997, the closing date of the Abraxas acquisition. The Company is currently negotiating with the union's representative over terms for a new agreement. The correctional officers of the Wyatt Facility have voted to have the Rhode Island Private Correction Officers represent them for purposes of collective bargaining. On September 4, 1997, the National Labor Relations Board certified this union as the exclusive representative for purposes of collective bargaining for these employees. To date no collective bargaining has been scheduled. The Company believes its relations with its employees are good.

REGULATIONS

     The industry in which the Company operates is subject to federal, state and local regulations administered by a variety of regulatory authorities. Generally, prospective providers of correctional, detention and pre-release services must comply with a variety of applicable state and local regulations, including education, health care and safety regulations. The Company's contracts frequently include extensive reporting requirements and require supervision with on-site monitoring by representatives of contracting governmental agencies.

     In addition to regulations requiring certain contracting governmental agencies to enter into a competitive bidding procedure before awarding contracts, the laws of certain jurisdictions may also require the Company to award subcontracts on a competitive basis or to subcontract with businesses owned by women or members of minority groups.

INSURANCE

     The Company maintains a $10 million per occurrence per facility general liability insurance policy for all its operations. The Company also maintains insurance in amounts it deems adequate to cover property and casualty risks, workers' compensation and directors' and officers' liability. There can be no assurance that the aggregate amount and types of the Company's insurance are adequate to cover all risks it may incur or that insurance will continue to be available in the future on commercially reasonable terms.

     The Company's contracts and the statutes of certain states in which the Company operates typically require the maintenance of insurance by the Company. The Company's contracts provide that, in the event that the Company does not maintain such insurance, the contracting agency may terminate its agreement with the Company. The Company believes that it is in compliance in all material respects with respect to these requirements.

LITIGATION

     The Company currently and from time to time is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of, or interference with, offender privileges. In the opinion of management of the Company, the outcome of the proceedings to which the Company is currently a party will not have a material adverse effect upon the Company's operations or financial condition.

PROPERTIES

     The Company leases corporate headquarters office space in Houston, Texas and regional administrative offices in Ventura, California, Dallas, Texas, Big Spring, Texas and Pittsburgh, Pennsylvania. The Company also leases space for 26 of the facilities it is currently operating or developing. In connection with the acquisition of MidTex, and as part of the purchase price, the Company prepaid a majority of the facility costs related to the Big Spring Complex through at least the year 2030. For information concerning lease rights relating to a portion of the Big Spring Complex, see "Risk Factors -- Possible Loss of Lease Rights."

     The Company owns, or will own upon completion of construction, 11 facilities: (i) the Leidel Center and the Reid Center, both located in Houston, Texas; (ii) the Griffin Juvenile Facility in San Antonio, Texas; (iii) the A-3 and ACAF facilities in Pittsburgh, Pennsylvania; (iv) the A-2 and PSRU facilities in Erie, Pennsylvania; (v) the A-1 facility in Marienville, Pennsylvania; (vi) Abraxas of Ohio in Shelby, Ohio; (vii) the Philadelphia Family Preservation/SCOH facility in Philadelphia, Pennsylvania and (viii) the Charlton County Facility in Charlton County, Georgia. The Company is not required to lease space at the Wyatt Facility, which is owned by the DFC, the Salt Lake City juvenile facility, which is owned by the County of Salt Lake and leased to the State of Utah, or the Santa Fe County Adult Detention Center and the Santa Fe County Juvenile Detention Center, which are owned by Santa Fe County. For a list of the locations of each facility, see "-- Facilities."

     The Company is currently constructing and financing the 550 bed Charlton County Facility which it will own. Additionally, the Company is currently constructing and financing the 516 bed expansion at the Big Spring Complex and has the right to use the facility for 50 years. See "Risk Factors -- Possible Loss of Lease Rights."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table sets forth the names, ages (as of September 9, 1997) and positions of the Company's directors, executive officers and certain other key employees:

                  NAME                     AGE                             POSITION
----------------------------------------   ---   ------------------------------------------------------------
David M. Cornell........................   62    Director; Chairman of the Board, President and
                                                 Chief Executive Officer(1)
William J. Schoeffield, Jr..............   47    Chief Operating Officer(1)
Marvin H. Wiebe, Jr.....................   50    Vice President(1)
Steven W. Logan.........................   35    Chief Financial Officer, Treasurer and Secretary(1)
Arlene R. Lissner.......................   66    Director; President of Abraxas Group, Inc.(1)
Thomas R. Jenkins.......................   50    Vice President -- Operations of Abraxas Group, Inc.
Charles J. Haugh........................   58    Managing Director of Secure Institutions
Laura Shol..............................   42    Managing Director of Pre-Release Centers
Richard T. Henshaw III..................   58    Director
Peter A. Leidel.........................   41    Director
Campbell A. Griffin, Jr.................   68    Director
Tucker Taylor...........................   58    Director

------------

(1) Executive officer of the Company.

     DAVID M. CORNELL co-founded a predecessor of the Company in 1991 and has been the Chairman and Chief Executive Officer of the Company since its founding. Previously, Mr. Cornell was Operations Manager -- Special Projects for the Bechtel Group and Chief Financial Officer of its wholly owned subsidiary, Becon Construction Company, from 1983 to 1990. Prior to joining the Bechtel Group, Mr. Cornell served as President and Director of Tenneco Financial Services Inc., an investment advisory firm, from 1981 to 1982. He also served as Executive Vice President of Philadelphia Life Insurance Company and President of its subsidiary, Philadelphia Life Asset Management Company from 1972 to 1981.

     WILLIAM J. SCHOEFFIELD, JR. became Chief Operating Officer of the Company effective October 16, 1996. Mr. Schoeffield had been Vice President -- Eastern Regional Ground Operations of Federal Express Corp. since 1990. Prior thereto, Mr. Schoeffield was Vice President -- Western Regional Ground Operations of Federal Express from 1988 to 1990 and has held numerous positions with Federal Express since 1976.

     MARVIN H. WIEBE, JR., has been Vice President of the Company since the Company acquired Eclectic in 1994 and was previously Vice
President -- Administration and Finance, Vice President -- Secure Detention and Chief Financial Officer of Eclectic, where he was employed for 11 years. Prior to joining Eclectic, Mr. Wiebe served as Executive Director and Business Administrator of Turning Point of Central California, Inc., a non-profit provider of correctional and substance abuse programs from 1975 to 1984. Mr. Wiebe has served as President of the International Community Corrections Association ("ICCA") and as an auditor for the ACA Commission on Accreditation for Corrections and is a member of the ICCA, the California Probation Parole & Correctional Association and the ACA.

     STEVEN W. LOGAN has been Chief Financial Officer, Treasurer and Secretary of the Company since 1993. From 1984 to 1993, Mr. Logan served in various positions with Arthur Andersen LLP, Houston, most recently as an Experienced Manager in the Enterprise Group, a group specializing in emerging, high-growth companies which Mr. Logan helped form in Houston in 1987. Mr. Logan is a Certified Public Accountant.

     ARLENE R. LISSNER has been a director of the Company since September 10, 1997, and has served as President of Abraxas Group, Inc. since September 9, 1997. Ms. Lissner founded Abraxas in 1973, where she served as President and Chief Executive Officer until 1977, at which time she left that position to become Chairperson of the Board of Directors of Abraxas. Ms. Lissner resumed her role as President and

Chief Executive Officer of Abraxas from April 1996 through September 1997. Prior to founding Abraxas, Ms. Lissner directed a variety of programs for the Illinois Department of Mental Health, Office of Drug Abuse Programs.

     THOMAS R. JENKINS has served as Vice President -- Operations of Abraxas Group, Inc. since September 9, 1997. From November 1995 through September 1997 he served as Vice President -- Operations of Abraxas. From 1973 through November 1995, Mr. Jenkins served with the Department of Public Welfare, Commonwealth of Pennsylvania in various capacities ranging from Director of various juvenile facilities to Director of the Pennsylvania Child Welfare Services.

     CHARLES J. HAUGH has served as Managing Director of Secure Institutions of the Company since May 1997. He previously served as Executive Director of Facilities of the Company since the Company acquired MidTex in July 1996 through May 1997. From 1988 to July 1996, Mr. Haugh was Vice President of MidTex and Executive Director of Facilities of Big Spring Correctional Center. Prior to joining MidTex, Mr. Haugh was involved in consulting for correctional organizations as President of CJH Cortech, Inc. for a year. From 1963 to 1988, Mr. Haugh served in numerous capacities for the FBOP, including Special Assistant to Director Administrator of Correctional Services Branch, Associate Warden, Chief Correctional Supervisor and Correctional Officer. Mr. Haugh has been an auditor for the ACA and is on the Board of Directors of various local organizations.

     LAURA SHOL has served as the Company's Managing Director of Pre-Release Centers since May 1997. She previously served as Director of Community Corrections of the Company from June 1996 through May 1997, and was Senior Regional Administrator of Eclectic from 1986 to June 1996. From 1982 to 1986, Ms. Shol was a Facility Director for Eclectic. Prior to joining Eclectic, Ms. Shol was a Program Director with the Salvation Army, Inc.

     RICHARD T. HENSHAW III has been a director of the Company since March 1994. Mr. Henshaw has been a Managing Director of Charterhouse Group International, Inc. ("Charterhouse"), a private investment firm specializing in leveraged buy-out acquisitions, since January 1997, and was a Senior Vice President since 1991. Mr. Henshaw is also a director of American Disposal Services, Inc., a solid waste services company.

     PETER A. LEIDEL has been a director of the Company and its predecessor since May 1991. Mr. Leidel is founder and a Senior Manager of Yorktown Partners LLC, and a partner of Ticonderoga Partners III, L.P. and Concord Partners II, L.P. ("Concord II"), all private investment funds. As of September 2, 1997,
Mr. Leidel resigned as Senior Vice President of Dillon, Read & Co. Inc. (a predecessor of SBC Warburg Dillon Read) where he worked since 1983 and became a member of Yorktown Partners LLC. Mr. Leidel is a director of Willbros Group, Inc. and seven private companies.

     CAMPBELL A. GRIFFIN, JR. became a director of the Company in October 1996. Mr. Griffin joined the law firm of Vinson & Elkins L.L.P. in 1957 and was a partner from 1968 to 1992. He was a member of the Management Committee of Vinson & Elkins L.L.P. from 1981 to 1990 and the Managing Partner of the Dallas office from 1986 to 1989. From 1991 to 1993, Mr. Griffin served as an Adjunct Professor of Administrative Science at William Marsh Rice University and, from 1993 to 1995, he was a Councilman for the City of Hunters Creek Village. Mr. Griffin has been a director of various local organizations and is an arbitrator for the American Arbitration Association, the New York Stock Exchange and the National Association of Securities Dealers and a member of the American, Texas and Houston Bar Associations.

     TUCKER TAYLOR became a director of the Company in October 1996. Mr. Taylor has been Vice President of a division of Columbia/HCA Healthcare System since 1994. From 1992 to 1994, he was Executive Vice President for Marketing, Sales and Strategic Planning at Medical Care America. Prior thereto, Mr. Taylor worked as a Marketing and Planning Consultant from 1982 to 1990 and at Federal Express Corporation from 1974 to 1982. Mr. Taylor currently serves on the Board of Directors of SuperShuttle.

     Currently, there are two committees of the Board of Directors: an Audit Committee and a Compensation Committee. The members of the Audit Committee are Mr. Griffin and Mr. Taylor. The Audit Committee recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement, approves other professional services provided by the independent accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and results of procedures for internal auditing of the Company and the adequacy of the Company's system of internal accounting controls. The members of the Compensation Committee are Mr. Leidel and Mr. Henshaw. The Compensation Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees and consultants whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options, including grants under the Stock Option Plan. The members of the Audit and Compensation Committees are not employees of the Company.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company (a "Nonemployee Director") and who was or will be elected or appointed after October 3, 1996 receives a fee of $1,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Individuals who first became or will become Nonemployee Directors after October 3, 1996 receive a grant of nonqualified options to purchase 15,000 shares of Common Stock under the Stock Option Plan. Such options vest 25% on the date of grant and the remainder ratably over three years with a term of 10 years and a per share exercise price equal to the market value of a share of Common Stock at the date of grant. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth certain summary information concerning the compensation paid or accrued by the Company during the years ended December 31, 1996 and 1995 to the Company's chief executive officer and the other executive officers of the Company whose combined salary and bonus from the Company during such period exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                         ANNUAL                   AWARDS
                                                     COMPENSATION(1)        -------------------
                                                  ---------------------         SECURITIES           ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS       UNDERLYING OPTIONS      COMPENSATION
-------------------------------------  ---------  ----------  ---------     -------------------     ------------
David M. Cornell.....................       1996(2) $  168,750 $  29,167          126,124              $4,750(3)
  Chairman of the Board,                    1995     125,000         --           137,110               3,750
  President and Chief
  Executive Officer
William J. Schoeffield, Jr...........       1996(2) $   33,333 $   8,333          100,000              $   --
  Chief Operating Officer                   1995          --         --              --                    --
Marvin H. Wiebe, Jr..................       1996(2) $   90,500 $  59,500(4)        15,000              $5,206(5)
  Vice President                            1995        90,500    82,475              --                7,726
Steven W. Logan......................       1996(2) $  113,333 $  11,667          126,124              $3,466(3)
  Chief Financial Officer,                  1995        90,000       --            65,000               2,700
  Treasurer & Secretary

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) Other annual compensation for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) The Compensation Committee has approved current annual salaries of $200,000, $160,000, $130,000 and $150,000 for Messrs. Cornell, Schoeffield, Wiebe and Logan, respectively.

(3) The amounts shown represent contributions by the Company under its 401(k) Profit Sharing Plan.

(4) Excludes $56,750 representing Mr. Wiebe's portion of an annual fixed installment payment in 1996 relating to an acquisition by the Company in 1994.

(5) The amount for Mr. Wiebe includes contributions by the Company under its 401(k) Profit Sharing Plan of $2,602, an automobile allowance of $1,767, and payment by the Company of $837 for excess life insurance for 1996.

     OPTION GRANTS. The following table sets forth information on grants of stock options during 1996 to the Named Executive Officers.

                          STOCK OPTION GRANTS IN 1996

                                                            INDIVIDUAL GRANTS
                                --------------------------------------------------------------------------
                                   NUMBER OF        PERCENT OF
                                  SECURITIES       TOTAL OPTIONS                                   GRANT
                                  UNDERLYING        GRANTED TO       EXERCISE                      DATE
                                OPTIONS GRANTED      EMPLOYEES         PRICE       EXPIRATION     PRESENT
             NAME                 IN 1996(1)          IN 1996       (PER SHARE)       DATE       VALUE(2)
------------------------------  ---------------    -------------    -----------    ----------    ---------
David M. Cornell..............      126,124             31.4%         $  4.86        7/9/2006    $ 215,672
William J. Schoeffield, Jr....      100,000             24.9            12.00      10/16/2006      571,000
Marvin H. Wiebe, Jr...........       15,000              3.7             5.64        5/1/2003       28,800
Steven W. Logan...............      126,124             31.4             4.86        7/9/2006      215,672

------------

(1) The options granted to Mr. Cornell and Mr. Logan were granted on July 9, 1996 and became exercisable immediately. The options granted to Mr. Wiebe were granted on May 1, 1996 and became exercisable in 25% increments on each of the date of grant, and the first, second and third anniversaries of the date of grant. The options granted to Mr. Schoeffield were granted on October 16, 1996 and became exercisable in 20% increments on each of the date of grant and the first, second, third and fourth anniversaries of the date of grant. All of the above options were granted pursuant to the Stock Option Plan.

(2) Based on the Black-Scholes option pricing model. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes option pricing model. The estimated values under the model are based on the following assumptions for the grants to Mr. Cornell, Mr. Schoeffield, Mr. Wiebe and Mr. Logan, respectively: expected volatility based on a historical volatility of month-end common stock prices of a comparable company for the applicable option term (0.0%, 32.5%, 0.0% and 0.0%), a risk-free rate of return based on a zero-coupon U.S. Treasury rate at the time of grant for the applicable option term (6.9%, 6.6%, 6.6% and 6.9%), an average of dividend yields on Common Stock (0.0%), and option exercise periods (10 years, 10 years, 7 years and 10 years) with the exercise occurring at the end of such period.

     OPTION EXERCISES AND 1996 YEAR-END OPTION HOLDINGS. The following table sets forth information with respect to exercises of options by the Named Executive Officers during 1996 pursuant to the Stock Option Plan and information with respect to unexercised options to purchase Common Stock granted in 1996 and prior years to the Named Executive Officers and held by them at December 31, 1996.

                         1996 YEAR-END OPTION HOLDINGS

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                             NUMBER OF SECURITIES        IN-THE-MONEY
                                                                            UNDERLYING UNEXERCISED       OPTIONS AT
                                             NUMBER                            OPTIONS HELD AT            DECEMBER
                                           OF SHARES                          DECEMBER 31, 1996          31, 1996(2)
                                            ACQUIRED        VALUE       ------------------------------   -----------
                  NAME                    ON EXERCISE    REALIZED(1)    EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE
----------------------------------------  ------------   -----------    -----------   ----------------   -----------
David M. Cornell........................     137,110        $  (3)        126,124              --         $ 506,388
William J. Schoeffield, Jr..............          --           --          20,000          80,000                --
Marvin H. Wiebe, Jr.....................          --           --           3,750          11,250            12,131
Steven W. Logan.........................      82,750           (4)        139,874           7,500           595,282

                  NAME                    UNEXERCISABLE(1)
----------------------------------------  ----------------
David M. Cornell........................      $     --
William J. Schoeffield, Jr..............            --
Marvin H. Wiebe, Jr.....................        36,394
Steven W. Logan.........................        50,288

------------

(1) All of these options become immediately exercisable upon a change in control of the Company.

(2) The excess, if any, of the market value of Common Stock at December 31, 1996 ($8.875) over the option exercise price(s).

(3) On July 8, 1996, Mr. Cornell acquired 137,110 shares of Common Stock at a per share exercise price of $2.00. The IPO price per share on October 3, 1996 was $12.00 and the per share market value on December 31, 1996 was $8.875.

(4) On July 8, 1996, Mr. Logan acquired 82,750 shares of Common Stock at the following per share exercise prices: 50,000 shares at $2.00, 29,000 shares at $2.50, and 3,750 shares at $2.17. The IPO price per share on October 3, 1996 was $12.00 and the per share market value on December 31, 1996 was $8.875.

STOCK OPTION PLAN

     The Stock Option Plan was approved by the Board of Directors and stockholders of the Company effective as of May 15, 1996. The objectives of the Stock Option Plan are to (i) attract, retain and motivate certain key employees, Nonemployee Directors and consultants who are important to the success and growth of the business of the Company and (ii) to create a long-term mutuality of interest between such persons and the stockholders of the Company by granting options to purchase Common Stock.

     The Company reserved 880,000 shares of Common Stock for issuance in connection with the Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors. Pursuant to the Stock Option Plan, the Company may grant (i) Non-Qualified Stock Options (as defined therein) or Incentive Stock Options (as defined therein) to key employees and (ii) Non-Qualified Stock Options to eligible Nonemployee Directors and consultants. See "-- Director Compensation." The exercise price and vesting terms for the options are determined by the Compensation Committee and shall be set forth in an option agreement. The exercise price is at least 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Stock Options and Non-Qualified Stock Options that are intended to be performance-based under Section 162(m) of the Internal Revenue Code, and the exercise price of any other Non-Qualified Stock Options shall be at least equal to the par value of the Common Stock. Non-Qualified Stock Options will be exercisable for not more than ten years, and Incentive Stock Options may be exercisable for up to ten years except as otherwise provided in the Stock Option Plan. The Compensation Committee may provide that an optionee may pay for shares upon exercise of an option: (i) in cash; (ii) in already-owned shares of Common Stock; (iii) by agreeing to surrender then exercisable options equivalent in value; (iv) by payment through a cash or margin arrangement with a broker; (v) in shares otherwise issuable upon exercise of the option or (vi) by such other medium or by any combination of (i), (ii), (iii), (iv) or (v) as authorized by the Compensation Committee. In the event of certain extraordinary transactions, including a merger, consolidation, a sale or transfer of all or substantially all assets or an acquisition of all or substantially all the Common Stock, vesting on such options will generally be accelerated.

     Pursuant to an employment agreement with Arlene R. Lissner, the Company has granted to Ms. Lissner an option to purchase 10,000 shares of the Company's Common Stock, with an exercise price equal to 50% of the fair market value of the Company's Common Stock on September 9, 1997. See "Certain Relationships and Related Party Transactions -- Employment Arrangements."

     As of September 9, 1997, options to purchase 824,358 shares of Common Stock had been granted under the Stock Option Plan, of which 221,110 had been exercised, 8,750 had been canceled, 594,498 were outstanding and 320,748 were exercisable. No options may be granted under the Stock Option Plan after May 15, 2006.

PROPOSED STOCK OPTION GRANTS

     The Board of Directors of the Company has proposed long-term incentive stock option grants of an aggregate of 354,334 shares to Messrs. Cornell, Logan, Schoeffield and Wiebe. The future grant of such long-term incentive stock options will be subject to stockholder approval of an amendment to the Stock Option Plan or a new stock option plan. The grant date of such long-term incentive stock options will be the date of approval of the amendment to the Stock Option Plan or the new stock option plan, and the exercise price of the long-term incentive stock options will be equal to the fair market value of the Common Stock of the Company on the grant date. When granted, the long-term incentive stock options are intended to be treated as "incentive stock options" under the Internal Revenue Code.

     The long-term incentive stock options will not vest until September 5, 2005; however, early vesting can occur on the attainment of certain performance objectives. An amount equal to 25% of the long-term incentive stock options vest upon the Company achieving revenues of $200 million over any period of 12 consecutive months; 25% upon the Company achieving earnings per share of $1.00 in any period of 12 consecutive months; 25% upon the Company achieving an average stock price of $25.00 per share for any 90 consecutive trading days and 25% upon the Company achieving a 12% return on equity over any period of 12 consecutive months.

OFFICER AND DIRECTOR LIABILITY

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director derived an improper personal benefit. Under the Certificate of Incorporation, the Company will indemnify the officers and directors of the Company to the full extent permitted under the Delaware General Corporation Law (the "DGCL").

     The Company maintains indemnification agreements with its officers and directors, pursuant to which it agrees to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such officers and directors in connection with certain actions, suits or proceedings. These agreements require officers and directors to repay the amount of any expenses if it is determined that they were not entitled to indemnification.

     The Company maintains liability insurance for the benefit of its directors and officers.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MANAGING UNDERWRITERS

     SBC Warburg Dillon Read is a managing underwriter in the Offering. Immediately prior to the Offering, certain private investment partnerships managed by SBC Warburg Dillon Read, and persons related to SBC Warburg Dillon Read, owned an aggregate of 7.6% of the shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Immediately after the completion of the Offering, such persons will own an aggregate of 5.1% of the outstanding shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Additionally, Concord II, a private venture capital fund in which SBC Warburg Dillon Read has an indirect interest, owned an aggregate of 7.4% of the shares of Common Stock immediately prior to the Offering (4.9% immediately after completion of the Offering). See "-- Certain Equity Transactions,"
"-- Registration Rights Agreement," "Principal and Selling Stockholders" and "Underwriting." Mr. Leidel, a director of the Company and its predecessors since May 1991, and a partner in Concord II, has recently resigned as an employee of Dillon Read. In addition, 3,774 shares of Common Stock beneficially owned by Mr. Leidel are held by SBC Warburg Dillon Read, as agent for Mr. Leidel. See "Management -- Directors, Executive Officers and Other Key Employees."

CERTAIN EQUITY TRANSACTIONS

     At the time of its IPO, the Company's Class A Common Stock and Class B Common Stock were reclassified as the Common Stock (the "Reclassification"). Prior to the Reclassification, Class B Common Stock did not provide holders thereof the right to vote or to receive dividends.

     ROLL-UP TRANSACTION. On March 31, 1994, in connection with the reorganization of the Company from a partnership to a corporation, the Company issued an aggregate of 2,100,376 shares of the Company's Common Stock (which was reclassified as Class A Common Stock on March 8, 1995 pursuant to an amendment to the Company's charter) to the following individuals and entities: (i) an aggregate of 519,500 shares to Concord Partners ("Concord") and Concord II in exchange for an aggregate of 519,500 Series A Preferred Units in the Partnership owned, directly and indirectly, by Concord and Concord II; (ii) an aggregate of 380,876 shares to Concord Partners Japan Limited ("Concord Japan"), Lexington Partners III, L.P. ("Lexington III"), Lexington Partners IV, L.P. ("Lexington IV"), and SBC Warburg Dillon Read, as agent (collectively with Concord Japan, Lexington III and Lexington IV, the "Lexington Investors"), in exchange for an aggregate of 380,876 Series A Preferred Units in the Partnership owned, directly and indirectly, by the Lexington Investors; (iii) 600,000 shares to Norman R. Cox, Jr., a former officer of the Company, in exchange for all of the stock owned by Mr. Cox in NRC, Inc. (which, in turn, owned 600,000 Common Units in the Partnership); and (iv) 600,000 shares to David M. Cornell in exchange for all of the stock owned by Mr. Cornell in Mayo, Inc. (which, in turn, owned 600,000 Common Units in the Partnership).

     CAPITAL INVESTMENTS. On March 31, 1994, the Company issued an aggregate of 1,088,009 shares of the Company's Common Stock (which was reclassified as Class A Common Stock on March 8, 1995 pursuant to an amendment to the Company's charter) for an aggregate purchase price of approximately $6.5 million to the following entities: (i) an aggregate of 768,790 shares to Charterhouse Equity Partners II, L.P. ("CEP II") and a related party; (ii) an aggregate of 181,499 shares to Concord II; (iii) an aggregate of 57,975 shares to certain of the Lexington Investors; and (iv) 79,745 shares to another institutional investor.

     1995 CREDIT FACILITY. On March 14, 1995, the Company and its subsidiaries entered into the 1995 Credit Facility with Internationale Nederlanden (U.S.) Capital Corporation ("ING") to obtain credit in an aggregate principal amount not exceeding $15 million primarily to refinance certain indebtedness of the Company and its subsidiaries and to pay certain accounts payable and for working capital purposes and certain capital expenditures. In connection with the 1995 Credit Facility, the Company issued warrants to ING to purchase 162,500 shares of Class B Common Stock at an exercise price of $1.00 per share, which warrants were exercised in connection with the IPO.

     STOCK REPURCHASE. On November 1, 1995, in connection with the financing of the repurchase of 555,000 shares of Class A Common Stock from Mr. Cox (the "Stock Repurchase"), the Company issued options to purchase an aggregate of 555,000 shares of Class B Common Stock at an exercise price of $2.00 per share pursuant to stock option agreements to Concord (19,114 shares), Concord II (60,639 shares), the Lexington Investors (49,929 shares), CEP II (87,466 shares), David M. Cornell (137,110 shares), Jane B. Cornell (32,669 shares), Steven W. Logan (50,000 shares), certain other investors and ING (59,000 shares), which provided the financing for the Stock Repurchase pursuant to an amendment to the 1995 Credit Facility.

     OPTION EXERCISE AND INDEBTEDNESS OF MANAGEMENT. On July 8, 1996, Mr. Cornell and Mr. Logan exercised options to purchase 137,110 and 82,750 shares consisting of both Class A Common Stock and Class B Common Stock for aggregate exercise prices of $274,220 and $180,638, respectively. In connection with such exercise, Mr. Cornell and Mr. Logan each issued a promissory note in favor of the Company for the respective exercise amounts. The promissory notes have terms of four years and bear interest at the applicable short-term federal rate as prescribed by Internal Revenue Service regulations. The maturity of the promissory notes will be accelerated upon certain events, including termination of employment. The notes are full recourse and collateralized by the shares received upon the exercise of the options.

     MIDTEX ACQUISITION FINANCING. In connection with the financing of the acquisition of substantially all the assets of MidTex, the Company entered into the 1996 Credit Facility with ING and issued a short term convertible note (the "Convertible Bridge Note"). As part of the consideration to ING for the 1996 Credit Facility and the proceeds under the Convertible Bridge Note, the Company issued warrants to ING to purchase 264,000 shares of Class B Common Stock at an exercise price of $2.82 per share. The warrants expire July 3, 2003. As a condition to funding, the 1996 Credit Facility required Concord II and certain of the Lexington Investors to purchase at least $200,000 of Class B Common Stock. On July 9, 1996, Concord II purchased an aggregate of 53,355 shares of Class B Common Stock and certain of the Lexington Investors purchased an aggregate of 36,976 shares of Class B Common Stock for an aggregate of $254,733 (or $2.82 per share). In connection with the transaction, the Company issued options to CEP II to purchase 60,221 shares of Class B Common Stock at $2.82 per share.

EMPLOYMENT ARRANGEMENTS

     On September 9, 1997, Abraxas Group, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Company, and the Company entered into an employment agreement with Arlene Lissner pursuant to which Ms. Lissner agreed to serve as President of Abraxas Group, Inc. As compensation for her services, Abraxas Group, Inc. agrees to pay Ms. Lissner an annual salary of $125,000 for a period of three years. See "Management -- Stock Option Plans." The Company is a party to the employment agreement solely to guarantee the performance of Abraxas Group, Inc.'s obligations thereunder.

     On September 9, 1997, in connection with the acquisition of Abraxas, the Company entered into a Covenant Not to Compete Agreement with Ms. Lissner, pursuant to which she agreed for a period of 20 years not to: (i) engage in any business in competition with any business operation of the Company or its affiliates; (ii) request that any customer or supplier of the Company or any of its affiliates curtail or cancel its business with the Company or any such affiliate or (iii) induce or attempt to influence any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any such affiliate, or hire or retain the services of any such employee. In consideration of Ms. Lissner's agreements, the Company will pay Ms. Lissner 10 annual installments of $60,000 each, commencing on January 2, 1998. Such payments may be accelerated upon the mutual agreement of Ms. Lissner and the Company.

REGISTRATION RIGHTS AGREEMENT

     The Company and certain stockholders, option holders and warrant holders of the Company, including Concord II, the Lexington Investors, CEP II, Chef Nominees Limited, Brown University Third Century Fund, ING, Mr. Cornell, Ms. Cornell, Mr. Logan and Wade H. Whilden, are parties to a registration rights agreement dated as of March 31, 1994, as amended (the "Registration Rights Agreement"). The Registration Rights Agreement provides demand registration rights upon a request (subject to a maximum of two registrations) of holders of shares of Common Stock (or other securities of the Company) subject to the Registration Rights Agreement (the "Registrable Securities") holding at least 15% of the outstanding Registrable Securities, if the request occurs after March 31, 1997. Under the Registration Rights Agreement, upon such request the Company is required to use its best efforts to file a registration statement under the Securities Act to register Registrable Securities held by the requesting holders and any other stockholders who are parties to the Registration Rights Agreement and who desire to sell Registrable Securities pursuant to such registration statement. In addition, subject to certain conditions and limitations, the Registration Rights Agreement provides that holders of Registrable Securities may participate in any registration by the Company of equity securities pursuant to a registration statement under the Securities Act on any form other than Form S-4 or Form S-8. The Registration Rights Agreement provides that the number of shares of Registrable Securities that must be registered on behalf of such participating holders of Registrable Securities is subject to limitation if the managing underwriter determines that market conditions require such a limitation. The stockholders who are party to the Registration Rights Agreement have waived their rights with respect to the Offering to the extent they are not selling shares of Common Stock pursuant to the Offering.

     The registration rights conferred by the Registration Rights Agreement are transferable to transferees of the Registrable Securities covered thereby. The Registration Rights Agreement contains no termination provision, although securities cease to be Registrable Securities upon the earlier of: (i) being disposed pursuant to an effective registration statement; (ii) being transferred so that subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities law and (iii) ceasing to be outstanding. After completion of the Offering, 2,416,201 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) will be subject to the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company is required to pay all expenses incurred in complying with the agreement, except for underwriter fees, discounts or commissions and fees or expenses of counsel to the selling stockholders (other than one counsel for the selling stockholders as a group). Under the Registration Rights Agreement, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the agreement.

STOCKHOLDERS AGREEMENT

     The Applicable Stockholders are parties to the Stockholders Agreement. Upon completion of the Offering, the Applicable Stockholders will beneficially own in the aggregate approximately 10.2% of the outstanding Common Stock assuming exercise of their outstanding stock options. The Stockholders Agreement provides that the Applicable Stockholders agree to vote all shares of Common Stock owned by them to elect two directors of the Company to a Board of Directors consisting of six members. Consequently, the Applicable Stockholders, through their Common Stock holdings and representation on the Board of Directors of the Company, will be able to exercise influence over the policies and direction of the Company. The Stockholders Agreement will terminate upon the first to occur of (i) October 7, 2000 or (ii) an Applicable Stockholder owning less than 350,000 shares of the outstanding Common Stock (including shares of Common Stock issuable upon the exercise of currently vested options).

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date hereof and as adjusted to reflect the sale of securities offered hereby (assuming the Underwriters' over-allotment option is not exercised), based on information obtained from the persons named below, with respect to the "beneficial ownership" (as defined for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of shares of Common Stock and outstanding warrants and options to purchase shares of Common Stock by: (i) each stockholder known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of the Company; (iii) all executive officers and directors of the Company as a group and (iv) other Selling Stockholders. Outstanding warrants and options to purchase shares of Common Stock represent shares that may be acquired within 60 days after the date hereof pursuant to the exercise of options or warrants; such shares are also included in the total number of shares beneficially owned in the following table. Unless otherwise stated, all the addresses are in care of the Company, 4801 Woodway, Suite 100E, Houston, Texas 77056.

                                                  BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                                                   PRIOR TO OFFERING                                  AFTER OFFERING(1)
                                           ----------------------------------                 ---------------------------------
                                                       OUTSTANDING               NUMBER OF               OUTSTANDING
                                            TOTAL      OPTIONS AND                SHARES       TOTAL     OPTIONS AND
            NAME AND ADDRESS                NUMBER      WARRANTS      PERCENT     OFFERED     NUMBER      WARRANTS      PERCENT
----------------------------------------   --------    -----------    -------    ---------    -------    -----------    -------
Charterhouse Equity Partners II, L.P....    916,477      147,687        13.0%     171,182     745,295      147,687        7.8%
  c/o Charterhouse Group
    International, Inc.(1)(2)
    535 Madison Avenue
    New York, NY 10022
Concord Partners II, L.P.(1)............    506,994           --         7.4       50,000     456,994           --        4.9
  c/o Ticonderoga Capital Inc.
    535 Madison Avenue
    New York, NY 10022
Internationale Nederlanden (U.S.)
  Capital Corporation...................    235,500      235,500         3.3      200,000      35,500       35,500        *
    135 E. 57th St.
    New York, NY 10022
Concord Partners Japan Limited et
  al(1)(3)..............................    525,756           --         7.6       50,000     475,756           --        5.1
    535 Madison Avenue
    New York, NY 10022
Brown University Third Century Fund.....     88,818        9,073         1.3       28,818      60,000           --        *
    164 Angell St., Box C
    Providence, RI 02912
David M. Cornell(4).....................    509,987      126,124         7.3           --     509,987      126,124        5.4
Richard T. Henshaw III(5)...............         --           --          --           --          --           --         --
Peter A. Leidel(6)......................         --           --        *              --          --           --        *
Campbell A. Griffin, Jr.................      7,500        7,500        *              --       7,500        7,500        *
Tucker Taylor...........................     10,000        7,500        *              --      10,000        7,500        *
Arlene R. Lissner.......................         --           --        *              --          --           --        *
Steven W. Logan.........................    252,962      143,624         3.6           --     252,962      143,124        2.7
Marvin H. Wiebe, Jr.....................     14,507        7,500        *              --      14,507        7,500        *
William J. Schoeffield, Jr..............     65,588       40,000        *              --      65,588       40,000        *
All executive officers and directors as
  a group (nine persons)(7).............    860,544      332,248        11.9           --     860,544      332,248        8.9

------------

 * Less than one percent.

(1) If the Underwriters' over-allotment option is exercised, CEP II, Concord II, Concord Japan, ING and SBC Warburg Dillon Read, as agent, will sell up to an aggregate 412,500 shares of Common Stock.

(2) Includes 914,986 shares (147,687 of which would be received upon exercise of options) held by CEP II and 1,491 shares held by a party related to CEP II. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by CEP II and a party related to CEP II would, for purposes of
    Section 13(d) of the Exchange Act be deemed to be beneficially owned by Charterhouse.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(3) Includes 127,839 shares held by Concord Japan, which is a private venture capital fund managed by SBC Warburg Dillon Read. Also includes 60,249 shares held by Lexington III, 2,435 shares held by Lexington IV, each of which is a private investment fund for certain SBC Warburg Dillon Read affiliated persons, managed by SBC Warburg Dillon Read, and 335,233 shares held by SBC Warburg Dillon Read as agent for certain affiliated persons.

(4) Includes 88,665 shares over which Jane B. Cornell, the former wife of David
    M. Cornell, has sole investment power and, pursuant to a voting agreement, over which Mr. Cornell has sole voting power.

(5) Mr. Henshaw is Managing Director of Charterhouse. He disclaims any beneficial ownership of the shares beneficially owned by Charterhouse.

(6) Mr. Leidel is a partner of Concord II. He disclaims any beneficial ownership of the shares held by Concord II. SBC Warburg Dillon Read, as agent for Mr. Leidel, holds 3,774 shares (116 of which would be received upon exercise of options). Mr. Leidel does not have voting or investment power with respect to such shares.

(7) Excludes shares of which Mr. Henshaw and Mr. Leidel disclaim beneficial ownership. See notes 5 and 6.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Upon completion of the Offering, the Company will have outstanding 9,355,404 shares of Common Stock and no shares of Preferred Stock, and the Company will have outstanding options or warrants to purchase an additional 890,354 shares of Common Stock. The following summary is qualified in its entirety by reference to the Certificate of Incorporation, which is incorporated as an exhibit to this registration statement on Form S-1 (the "Registration Statement") of which this Prospectus is a part.

COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy" for information regarding dividend policy.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any action or vote by the holders of Common Stock.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISIONS

     The Company is a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" of a Delaware corporation (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with that corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder (the "initial transaction") or approved the business combination; (ii) as a result of the initial transaction, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that transaction commenced (excluding, for purposes of determining the number of shares outstanding, stock owned by directors who are also officers of the corporation and stock owned by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) following the initial transaction, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply, among other things, to certain business combinations proposed following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 does not apply to transactions between the Company and either Concord II or the Lexington Investors.

OTHER MATTERS

     The DGCL authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Certificate of Incorporation and the Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors providing for indemnification with respect to certain matters.

     The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board or at least two directors of the Company. The Certificate of Incorporation provides that the number of directors will be no greater than 13 and no fewer than three.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of the Offering, 9,355,404 shares of Common Stock will be outstanding and 890,354 shares will be issuable upon exercise of outstanding warrants and stock options. The 2,750,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. A total of 2,146,742 outstanding shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants), which are held by the Company's current stockholders, will be "restricted securities" (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from registration, including pursuant to Rule 144. The Company has entered into a Registration Rights Agreement with certain of its existing stockholders, which provides such stockholders with certain rights to have their shares of Common Stock registered under the Securities Act, in order to permit the public sale of such shares. See "Certain Relationships and Related Party Transactions -- Registration Rights Agreement."

     In general, under Rule 144 as currently in effect if a minimum of one year (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock (i.e., 93,554 shares immediately after completion of the Offering) or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     The Company and persons who will beneficially own in the aggregate 2,716,758 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) upon the completion of the Offering, including the Company's directors and executive officers, have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock or permit the registration of any shares of Common Stock, prior to the expiration of at least 90 days following the date of this Prospectus, without the prior written consent of SBC Warburg Dillon Read, subject to certain exceptions. See "Underwriting."

     The Company filed a registration statement on Form S-8 under the Securities Act to register 880,000 shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan. Shares of Common Stock issued pursuant to such plan after the effective date of such registration statement generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     No prediction can be made of the effect, if any, that future sales of Common Stock or the availability of shares for future sale will have on the market price prevailing from time to time. Following the Offering, sales of substantial amounts of Common Stock in the public market or otherwise, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Company and the Selling Stockholders, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

              UNDERWRITER                  NUMBER OF SHARES
----------------------------------------   ----------------
SBC Warburg Dillon Read Inc.............
Equitable Securities Corporation........
Wasserstein Perella Securities, Inc.....

                                           ----------------
     Total..............................       2,750,000
                                           ================

     The Managing Underwriters are SBC Warburg Dillon Read, Equitable Securities Corporation ("Equitable Securities") and Wasserstein Perella Securities, Inc.

     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed ten percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus,
and to certain dealers at such price less a concession not to exceed $     per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not to exceed $     per share on sales to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

     Certain stockholders of the Company have granted to the Underwriters an option for 30 days from the date of the Underwriting Agreement to purchase up to an additional 412,500 shares of Common Stock from them at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made of the shares in connection with this Offering. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares proportionate to such Underwriter's initial commitment.

     The Company, each of its directors and officers and certain of its stockholders have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock, for a period of at least 90 days after the date of this Prospectus, without the prior written consent of SBC Warburg Dillon Read, except for (i) the registration and sale of shares of Common Stock pursuant to the Offering; (ii) the issuance of shares of Common Stock by the Company upon the purchase of outstanding warrants or the exercise of outstanding options, provided that the Company shall have obtained an agreement substantially to the effect set forth in this paragraph from each such person to whom such shares of Common Stock are issued and (iii) the grant of options and other rights by the Company to purchase up to an aggregate of 55,642 shares of Common Stock to the

Company's employees, officers and directors pursuant to the Stock Option Plan, provided that the Company shall have obtained an agreement substantially to the effect set forth in this paragraph from each such employee, officer and director of the Company to whom such options and rights are granted.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including any liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Immediately prior to the Offering, certain private investment partnerships managed by SBC Warburg Dillon Read, and persons related to SBC Warburg Dillon Read, owned an aggregate of 7.6% of the outstanding shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Immediately after the consummation of the Offering, such persons will own an aggregate of 5.1% of the Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Additionally, Concord II, a private venture fund in which SBC Warburg Dillon Read has an indirect interest, owned an aggregate of 7.4% of the shares of Common Stock immediately prior to the Offering (4.9% immediately after completion of the Offering). See "Principal and Selling Stockholders" and "Certain Relationships and Related Party Transactions -- Managing Underwriters." Mr. Leidel, a director of the Company and its predecessors since May 1991 and a partner in Concord II, has recently resigned as an employee of SBC Warburg Dillon Read. In addition, 3,774 shares of Common Stock beneficially owned by Mr. Leidel are held by SBC Warburg Dillon Read as agent. See "Management -- Directors, Executive Officers and Other Key Employees."

     The provisions of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") Conduct Rules apply to this Offering. Under Rule 2720, when an NASD member such as SBC Warburg Dillon Read distributes an affiliated company's equity securities, one of the following two criteria must be met: (i) the price of such equity securities can be no higher than that recommended by a "qualified independent underwriter" or (ii) the offering must be for a class of equity security for which a "bona fide independent market" exists. Because a "bona fide independent market" for the Common Stock exists, the public offering price of the Common Stock offered hereby will not be passed upon by a "qualified independent underwriter." Pursuant to Rule 2720, NASD members may not execute transactions in the shares of Common Stock offered hereby in discretionary accounts without the prior approval of the customer. The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Managing Underwriters, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Managing Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.

     Equitable Securities has in the past performed financial advisory services for the Company for which it has received customary fees. Equitable Securities also provided financial advisory services to Abraxas in connection with the sale of Abraxas to the Company, for which it received customary fees, including a fee paid upon consummation of the sale of Abraxas to the Company. In addition, SBC Warburg Dillon Read and Equitable Securities acted as managing underwriters in connection with the IPO.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby by the Company are being passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The audited financial statements included in this Prospectus and the Registration Statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has been subject to the reporting requirements of the Exchange Act since the completion of the IPO and in accordance therewith, has been required to file periodic reports and other information with the Commission. Such information can be inspected without charge at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that will contain all information filed electronically by the Company with the Commission.

     The Company has filed the Registration Statement with the Commission under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected and copies thereof may be obtained as described in the preceding paragraph with respect to periodic reports and other information filed by the Company under the Exchange Act.

                           CORNELL CORRECTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                                        NUMBERS
                                                                        -------
         Report of Independent Public Accountants....................       F-2
         Consolidated Balance Sheets of Cornell Corrections, Inc. as
           of December 31, 1995 and 1996 (Audited), and June 30, 1997
           (Unaudited)...............................................       F-3
         Consolidated Statements of Operations of Cornell
           Corrections, Inc. for the Years Ended December 31, 1994,
           1995 and 1996 (Audited), and for the Six Months Ended June
           30, 1996 and 1997 (Unaudited).............................       F-4
         Consolidated Statements of Stockholders' Equity of Cornell
           Corrections, Inc. for the Years Ended December 31, 1994,
           1995 and 1996 (Audited), and for the Six Months Ended June
           30, 1997 (Unaudited)......................................       F-5
         Consolidated Statements of Cash Flows of Cornell
           Corrections, Inc. for the Years Ended December 31, 1994,
           1995 and 1996 (Audited), and for the Six Months Ended June
           30, 1996 and 1997 (Unaudited).............................       F-6
         Notes to Consolidated Financial Statements..................       F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Cornell Corrections, Inc.:

     We have audited the accompanying consolidated balance sheets of Cornell Corrections, Inc. (formerly Cornell Cox, Inc., a Delaware corporation and successor to the Cornell Cox Group, L.P., a Delaware limited partnership), and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornell Corrections, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 7, 1997

                           CORNELL CORRECTIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              DECEMBER 31,
                                          --------------------     JUNE 30,
                                            1995       1996          1997
                                          ---------  ---------    -----------
                                                                  (UNAUDITED)

                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........  $     390  $   4,874      $ 1,579
     Accounts receivable, net...........      3,436      4,976        8,383
     Current portion of notes
       receivable.......................        216        211          403
     Prepaids and other.................        214      1,248        1,337
     Restricted assets..................        284      1,124        1,331
                                          ---------  ---------    -----------
          Total current assets..........      4,540     12,433       13,033
PROPERTY AND EQUIPMENT, net.............      1,909     26,074       31,743
OTHER ASSETS:
     Notes receivable, noncurrent.......        519        620          501
     Goodwill, net......................      6,204      5,864        5,694
     Contract value, net................        206         --           --
     Deferred tax asset, noncurrent.....        409        488          488
     Deferred costs and other...........        397      1,345        1,823
                                          ---------  ---------    -----------
          Total assets..................  $  14,184  $  46,824      $53,282
                                          =========  =========    ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued
       liabilities......................  $   2,991  $   4,403      $ 5,432
     Current portion of long-term
       debt.............................         24        283        2,283
                                          ---------  ---------    -----------
          Total current liabilities.....      3,015      4,686        7,715
LONG-TERM DEBT, net of current
  portion...............................      7,625        462          309
OTHER LONG-TERM LIABILITIES.............        491        625        2,721
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Preferred stock, $.01, $.001 and
       $.001 par value, respectively,
       1,000,000, 10,000,000 and
       10,000,000 shares authorized,
       respectively, none outstanding...         --         --           --
     Common stock, $.01, $.001 and $.001
       par value, respectively,
       9,000,000, 30,000,000 and
       30,000,000 shares authorized,
       respectively, 3,189,385,
       7,320,398 and 7,413,384 shares
       issued and outstanding,
       respectively.....................         32          7            7
     Additional paid-in capital.........      6,955     47,562       47,753
     Stock option loans.................         --       (455)        (455)
     Accumulated deficit................     (1,331)    (3,710)      (2,415)
     Treasury stock (555,000 shares of
       common stock, at cost)...........     (2,603)    (2,353)      (2,353)
                                          ---------  ---------    -----------
          Total stockholders' equity....      3,053     41,051       42,537
                                          ---------  ---------    -----------
       Total liabilities and
          stockholders' equity..........  $  14,184  $  46,824      $53,282
                                          =========  =========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                          -------------------------------  --------------------
                                            1994       1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------  ---------
REVENUES:
     Occupancy fees.....................  $  15,389  $  20,594  $  31,877  $  10,967  $  27,886
     Other income.......................        300         98        450        370        155
                                          ---------  ---------  ---------  ---------  ---------
                                             15,689     20,692     32,327     11,337     28,041
OPERATING EXPENSES......................     12,315     16,351     26,038      9,461     22,556
DEPRECIATION AND AMORTIZATION...........        758        820      1,390        510      1,120
GENERAL AND ADMINISTRATIVE EXPENSES.....      2,959      3,531      4,560      1,629      2,218
                                          ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) FROM OPERATIONS...........       (343)       (10)       339       (263)     2,147
INTEREST EXPENSE........................        294      1,115      2,810        498        209
INTEREST INCOME.........................       (138)      (136)      (167)       (51)       (86)
                                          ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES..........................       (499)      (989)    (2,304)      (710)     2,024
PROVISION FOR INCOME TAXES..............        101         --         75         --        729
                                          ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS).......................  $    (600) $    (989) $  (2,379) $    (710) $   1,295
                                          =========  =========  =========  =========  =========
INCOME (LOSS) PER SHARE.................  $    (.16) $    (.25) $    (.53) $    (.20) $     .18
                                          =========  =========  =========  =========  =========
NUMBER OF SHARES USED IN PER SHARE
  CALCULATION...........................      3,811      3,983      4,466      3,523      7,139
                                          =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             TOTAL
                                          PARTNERSHIP      COMMON STOCK       ADDITIONAL   STOCK    RETAINED
                                            CAPITAL     -------------------    PAID-IN     OPTION   EARNINGS     TREASURY
                                            BALANCE       SHARES     AMOUNT    CAPITAL     LOANS    (DEFICIT)     STOCK
                                          -----------   -----------  ------   ----------   ------   ---------    --------
BALANCES AT DECEMBER 31, 1993...........    $ 1,085              --  $  --     $     --    $   --    $     --    $     --
ALLOCATION OF JANUARY 1, 1994, TO MARCH
  31, 1994 (i.e., PRE-INCORPORATION),
  LOSS TO RESPECTIVE PARTNERS
  ACCOUNTS..............................       (258)             --     --           --        --         258          --
CONVERSION OF PARTNERSHIP INTO CORNELL
  CORRECTIONS, INC., A C CORPORATION....       (827)      2,100,376     21          806        --          --          --
ISSUANCE OF COMMON STOCK................         --       1,088,009     11        6,490        --          --          --
DIRECT COSTS RELATED TO ISSUANCE OF
  COMMON STOCK..........................         --              --     --         (355)       --          --          --
NET LOSS................................         --              --     --           --        --        (600)         --
                                          -----------   -----------  ------   ----------   ------   ---------    --------
BALANCES AT DECEMBER 31, 1994...........         --       3,188,385     32        6,941        --        (342)         --
EXERCISE OF STOCK OPTIONS...............         --           1,000     --            3        --          --          --
PURCHASE OF TREASURY STOCK (555,000
  shares, at cost)......................         --              --     --           --        --          --      (2,603)
ISSUANCE OF WARRANTS....................         --              --     --           11        --          --          --
NET LOSS................................         --              --     --           --        --        (989)         --
                                          -----------   -----------  ------   ----------   ------   ---------    --------
BALANCES AT DECEMBER 31, 1995...........         --       3,189,385     32        6,955        --      (1,331)     (2,603)
CONVERSION OF PAR VALUE FROM $.01 to
  $.001.................................         --              --    (29 )         29        --          --          --
ISSUANCES OF COMMON STOCK...............         --       3,618,091      3       37,670        --          --          --
EXERCISE OF STOCK OPTIONS AND
  WARRANTS..............................         --         512,922      1        1,140      (455)         --          --
INCOME TAX BENEFITS FROM STOCK OPTIONS
  EXERCISED.............................         --              --     --          172        --          --          --
STOCK-BASED COMPENSATION................         --              --     --        1,596        --          --          --
REVERSAL OF PUT RIGHT COST..............         --              --     --           --        --          --         250
NET LOSS................................         --              --     --           --        --      (2,379)         --
                                          -----------   -----------  ------   ----------   ------   ---------    --------
BALANCES AT DECEMBER 31, 1996...........         --       7,320,398      7       47,562      (455)     (3,710)     (2,353)
ISSUANCES OF COMMON STOCK (Unaudited)...         --          92,986     --          191        --          --          --
NET INCOME (Unaudited)..................         --              --     --           --        --       1,295          --
                                          -----------   -----------  ------   ----------   ------   ---------    --------
BALANCES AT JUNE 30, 1997 (Unaudited)...    $             7,413,384  $   7     $ 47,753    $ (455)   $ (2,415)   $ (2,353)
                                          ===========   ===========  ======   ==========   ======   =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                          -------------------------------  --------------------
                                            1994       1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)..................  $    (600) $    (989) $  (2,379) $    (710) $   1,295
     Adjustments to reconcile net income
       (loss) to net cash provided by
       (used in) operating activities --
          Depreciation..................        271        166        498        185        394
          Amortization..................        487        654        892        325        725
          Deferred income taxes.........        101         --       (172)        --         --
          Non-cash stock-based
             compensation and financing
             charges....................         --         --      1,596         --         --
          Change in assets and
             liabilities, net of effects
             from acquisition of
             businesses --
               Accounts receivable......     (1,161)    (1,086)     1,090       (472)    (1,971)
               Restricted assets........        (71)        (5)      (233)       (41)      (207)
               Other assets.............        779        166     (1,765)      (282)      (759)
               Accounts payable and
                  accrued liabilities...         92       (137)       (67)        43        559
               Other liabilities........         --         --         --         --      2,020
                                          ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used in)
             operating activities.......       (102)    (1,231)      (540)      (952)     2,056
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...............       (167)    (1,159)    (1,256)      (467)    (1,795)
     Acquisition of businesses, less
       cash acquired....................     (5,921)        --    (25,174)    (4,251)    (5,594)
     Redemption of commercial paper and
       U.S. Treasury notes..............        585         --         --         --         --
                                          ---------  ---------  ---------  ---------  ---------
          Net cash used in investing
             activities.................     (5,503)    (1,159)   (26,430)    (4,718)    (7,389)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt.......         50     11,360     40,841      9,520      9,000
     Payments on long-term debt.........       (284)    (7,158)   (47,745)    (3,301)    (7,153)
     Proceeds from issuances of common
       stock............................      6,146          3     37,673         24         --
     Proceeds from exercise of stock
       options and warrants.............         --         --        685         --        191
     Direct costs related to issuance of
       common stock.....................         --         --         --       (407)        --
     Purchase of treasury stock.........         --     (2,353)        --         --         --
                                          ---------  ---------  ---------  ---------  ---------
          Net cash provided by financing
             activities.................      5,912      1,852     31,454      5,836      2,038
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................        307       (538)     4,484        166     (3,295)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................        621        928        390        390      4,874
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD                                  $     928  $     390  $   4,874  $     556  $   1,579
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
     Interest paid (net of interest
       capitalized).....................  $     293  $     520  $   1,454  $     460  $     294
                                          =========  =========  =========  =========  =========
     Income taxes paid..................  $      --  $      --  $      75  $      --  $     412
                                          =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cornell Corrections, Inc. (collectively with its subsidiaries, the "Company"), a Delaware corporation, provides to governmental agencies the integrated development, design, construction and management of facilities within three areas of operational focus: (i) secure institutional correctional and detention services; (ii) pre-release correctional services and (iii) juvenile correctional and detention services.

  CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  RESTRICTED ASSETS

     For certain facilities, the Company maintains bank accounts for restricted cash belonging to offenders and commissary operations, for an equipment replacement fund for the replacement of equipment used in state programs, and for a restoration fund for any necessary restorations of the related facilities. These bank accounts and commissary inventories are collectively referred to as "restricted assets" in the accompanying financial statements.

  DEFERRED COSTS

     Facility start-up costs, which consist of costs of initial employee training, travel and other direct expenses incurred in connection with the opening of new facilities, are capitalized and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. Direct incremental development costs paid to unrelated third parties incurred in securing new facilities, including certain costs of responding to requests for proposal ("RFPs"), are capitalized as deferred costs and amortized as part of start-up costs. Internal payroll and other costs incurred in securing new facilities are expensed to general and administrative expenses. Deferred development costs are charged to general and administrative expenses when the success of obtaining a new facility project is considered doubtful.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Ordinary maintenance and repair costs are expensed while renewal and betterment costs are capitalized. Prepaid facility use cost, which resulted from the July 1996 acquisition of MidTex, is being amortized over 35 years using the straight-line method. Buildings and improvements are depreciated over their estimated useful lives of 20 to 40 years using the straight-line method. Furniture and equipment are depreciated over their estimated useful lives of 3 to 10 years using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method based upon the shorter of the life of the asset or the term of the respective lease.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Property and equipment at December 31, 1995 and 1996, are as follows (in thousands):

                                            1995       1996
                                          ---------  ---------
Land....................................  $      --  $     561
Prepaid facility use....................         --     21,637
Buildings and improvements..............         --      2,651
Leasehold improvements..................        598      1,100
Furniture and equipment.................        407        938
Construction in progress................      1,334        439
                                          ---------  ---------
                                              2,339     27,326
Accumulated depreciation and
  amortization..........................       (430)    (1,252)
                                          ---------  ---------
                                          $   1,909  $  26,074
                                          =========  =========

     Construction in progress at December 31, 1996 represents construction and development costs attributable to a new pre-release facility which opened during the first quarter of 1997.

  CONTRACT VALUE

     Contract value represents the estimated fair value of the contracts acquired with the acquisition of Eclectic Communications, Inc. ("Eclectic") which were amortized over the remaining term of the contracts. Accumulated amortization was $542,000 as of December 31, 1995 and contract value was fully amortized as of December 31, 1996.

  GOODWILL

     Goodwill represents the total consideration the Company paid to acquire Eclectic in excess of the fair market value of the net tangible and identifiable intangible assets acquired. Goodwill is being amortized on a straight-line basis over 20 years, which represents managements estimation of the related benefit to be derived from the acquired business. Under Accounting Principles Board
("APB") Opinion No. 17, the Company periodically evaluates whether events and circumstances after the acquisition date indicate that the remaining balance of goodwill may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, the Company would compare estimated undiscounted future cash flow from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than undiscounted future cash flow, an impairment loss would be recognized. Any impairment loss would be computed as the excess of the carrying amount of goodwill over the estimated fair value of the goodwill (calculated based on discounting estimated future cash flows). Accumulated amortization of goodwill was $599,000 and $939,000 as of December 31, 1995 and 1996, respectively.

  REALIZATION OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be probable of future recovery in their respective carrying amounts as of each balance sheet date. The Company adopted SFAS No. 121 effective January 1, 1996. Management believes its long-lived assets are realizable and that no impairment allowance is necessary pursuant to the provision of SFAS No. 121.

  REVENUE RECOGNITION

     Substantially all occupancy fees are derived from contracts with federal and state government agencies, which pay per diem rates based upon the number of occupant days for the period. Such revenues are recognized as services are provided.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenues related to other income include development fees and miscellaneous other income. The development fees relate to the development, design and supervision of facility construction activities. Revenues are recognized as services are provided.

  INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates.

  USE OF ESTIMATES

     The Company's financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS CONCENTRATION

     Contracts with federal and state governmental agencies account for nearly all of the Company's revenues.

  FINANCIAL INSTRUMENTS

     The Company considers the fair value of all financial instruments not to be materially different from their carrying values at the end of each fiscal year based on management's estimate of the Company's ability to borrow funds under terms and conditions similar to those of the Company's existing debt.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's 1996 fiscal year. SFAS No. 123 allows the Company to adopt either of two methods for accounting for stock options. The Company intends to continue to account for its stock-based compensation plans under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). In accordance with SFAS No. 123, certain pro forma disclosures are provided in Note 6.

  PER SHARE DATA

     Per share data is based on the weighted average number of common shares and common share equivalents outstanding for the period. Common shares equivalents have been included in the calculation of the shares used in computing net income
(loss) per common share using the treasury stock method.

  INITIAL PUBLIC OFFERING

     On October 3, 1996, the Company completed an initial public offering ("IPO") of its common stock. Net proceeds to the Company from the sale of the 3,523,103 shares of newly issued common stock were approximately $37.4 million. Proceeds of the IPO were used to repay indebtedness and for general working capital purposes.

  NON-RECURRING CHARGES

     In connection with the Company's July 1996 credit facility ("1996 Credit Facility"), the Company incurred expenses, issued certain options and warrants, and sold shares of common stock, for which the Company recognized total deferred financing costs of $1.3 million, of which $726,000 was noncash, to be

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amortized over the life of the 1996 Credit Facility. Since the use of proceeds from the IPO were used to retire significant portions of the 1996 Credit Facility, the total deferred financing costs were charged to interest expense as of September 30, 1996. In addition, the Company recognized noncash compensation expense of $870,000 during the third quarter of 1996 in connection with options to purchase shares of common stock granted in July 1996 to certain officers of the Company based upon the estimated valuation of the shares of common stock compared to the exercise price on the date of grant.

  INTERIM FINANCIAL INFORMATION

     The financial information for the interim periods ended June 30, 1996 and 1997 has not been audited by independent accountants. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

2.  ACQUISITIONS

     In July 1996, the Company completed the acquisition of substantially all the assets of MidTex Detentions, Inc. ("MidTex"), a private correctional center operator for the Federal Bureau of Prisons, operating secure institutional facilities in Big Spring, Texas with a capacity of 1,305 beds at the date of acquisition ("Big Spring Complex"). In May 1996, the Company acquired a 310-bed facility located in Houston, Texas ("Reid Center"), previously operated by Texas Alcoholism Foundation, Inc., and The Texas House Foundation, Inc. (collectively, "Texas House"). Total consideration for these acquisitions was approximately $25.7 million. The acquisitions were financed primarily through borrowings under the 1996 Credit Facility and a short term convertible note ("Convertible Bridge Note"). In connection with the MidTex acquisition, the Company entered into various agreements for the use of the facilities and the annual payment of $216,000 (in lieu of property taxes) per year for approximately the next 35 years.

     The acquisition costs and the estimated fair market value of the assets acquired and liabilities assumed associated with the above-mentioned acquisitions are as follows (in thousands):

                                           MIDTEX      REID CENTER
                                           -------     -----------
Cash paid...............................   $23,200       $ 1,986
Transaction costs.......................       470            90
                                           -------     -----------
          Total purchase price..........   $23,670       $ 2,076
                                           =======     ===========
Net assets acquired --
     Cash...............................   $   486       $    --
     Receivables, net...................     2,726            --
     Other current assets...............       755            --
     Property and equipment, net:
          Prepaid facility use..........    21,710            --
          Other.........................        10         2,090
     Other assets.......................         5            --
     Accounts payable and accrued
       liabilities......................    (2,022)          (14)
                                           -------     -----------
                                           $23,670       $ 2,076
                                           =======     ===========

     The carrying value of the prepaid facility use relates to the Company's right to use the three detention facilities retained by the City of Big Spring for 19, 20, and 23 years, respectively, plus three five-year

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

extensions. Extensions of the lease agreement are at the option of the Company. The costs will be amortized over the respective periods, including the option periods. The Company currently intends to exercise these extensions.

     Both the Reid Center and MidTex acquisitions have been accounted for as purchases; therefore, the accompanying statements of operations reflect the results of operations since their respective acquisition dates.

     The unaudited consolidated results of operations on a pro forma basis as though the Reid Center and MidTex had been acquired as of the beginning of the Company's fiscal years 1995 and 1996 are as follows (amounts in thousands, except per share data):

                                          YEAR ENDED DECEMBER
                                                  31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Total revenues..........................  $  38,716  $  42,061
Net loss................................         (8)    (2,030)
Loss per share..........................       (.00)      (.45)

     The unaudited consolidated results of operations on a pro forma basis (i) assuming the Reid Center and MidTex had been acquired as of the beginning of the Company's fiscal year 1996, (ii) assuming the IPO had occurred at the beginning of the Company's fiscal year 1996, and (iii) excluding the $2.1 million of non-recurring charges described above, are as follows (amounts in thousands, except per share data):

                                              YEAR ENDED
                                           DECEMBER 31, 1996
                                           -----------------
Total revenues..........................        $42,061
Net income..............................          1,772
Earnings per share......................            .25

     Effective March 31, 1994, the Company purchased all outstanding stock of Eclectic, a California-based operator of residential care and secure correctional facilities. Consideration for the Eclectic acquisition was $10.3 million, consisting of $6 million in cash, $3.3 million in seller subordinated debt, approximately $700,000 of other long-term obligations, and $300,000 of transaction costs. The Eclectic acquisition was accounted for as a purchase, and the accompanying statement of operations reflects the operating results of Eclectic since the acquisition date.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The consideration paid and total net book value of the assets acquired and liabilities assumed associated with the Eclectic acquisition were as follows (in thousands):

Cash paid (including transaction
  costs)................................  $   6,334
Debt issued and other obligations
  incurred..............................      4,000
                                          ---------
     Total purchase price...............  $  10,334
                                          =========
Net assets acquired --
     Current assets.....................  $   2,532
     Property and equipment.............        586
     Contract value.....................        748
     Goodwill...........................      6,799
     Other assets.......................      1,717
     Current liabilities................     (1,577)
     Other liabilities..................       (471)
                                          ---------
                                          $  10,334
                                          =========

3.  INCOME TAXES

     The following is an analysis of the Company's deferred tax assets (in thousands):

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Deferred tax assets relating to --
     Net operating loss carryforwards...  $     380  $     609
     Accelerated depreciation and
       amortization of property and
       equipment for financial reporting
       purposes.........................        114        290
     Accrued expenses recorded for
       financial reporting purposes and
       deferred for tax purposes........        217        282
     Deferred compensation..............         --        331
                                          ---------  ---------
                                                711      1,512
Deferred tax liabilities................         --         --
                                          ---------  ---------
     Net deferred tax asset before
       valuation allowance..............        711      1,512
Valuation allowance.....................       (275)      (904)
                                          ---------  ---------
     Net deferred tax asset.............  $     436  $     608
                                          =========  =========

     The components of the Company's income tax provision were as follows (in thousands):

                                              YEAR ENDED DECEMBER 31,
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Current provision.......................  $      --  $      --  $     247
Deferred provision (benefit)............        101         --       (172)
                                          ---------  ---------  ---------
     Tax provision......................  $     101  $      --  $      75
                                          =========  =========  =========

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of taxes at the federal statutory rate with the income taxes recorded by the Company is presented below (in thousands):

                                              YEAR ENDED DECEMBER 31,
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Computed taxes at statutory rate of 34
  percent...............................  $    (170) $    (336) $    (783)
Amortization of non-deductible
  intangibles...........................        166        162        186
1994 first quarter loss reported in
  partnership tax return................         88         --         --
State income taxes, net of federal
  benefit...............................         35         --        (39)
Changes in valuation allowance..........         --        190        629
Other...................................        (18)       (16)        82
                                          ---------  ---------  ---------
                                          $     101  $      --  $      75
                                          =========  =========  =========

     As of December 31, 1996, the Company has a net operating loss ("NOL") carryforward for income tax purposes of approximately $1,600,000 available to offset future taxable income. This carryforward will expire beginning 2008.

4.  LONG-TERM DEBT

     The Company's long-term debt consisted of the following (in thousands):

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
1995 Credit Facility (all repaid in
  1996):
     Revolving credit...................  $     740  $      --
     Term loan..........................      4,000         --
     Multiple-advance term loan.........        500         --
     Stock repurchase loan..............      2,350         --
                                          ---------  ---------
          Total.........................      7,590         --
Other notes payable, interest at 2.9% to
  9.9%..................................         59        745
                                          ---------  ---------
                                              7,649        745
Less -- current maturities..............         24        283
                                          ---------  ---------
                                          $   7,625  $     462
                                          =========  =========

     In conjunction with the acquisition of MidTex, the 1995 Credit Facility was replaced with the 1996 Credit Facility. The 1996 Credit Facility provided up to $35,000,000 in loans pursuant to four separate facilities consisting of a $2,500,000 revolving credit facility, a $23,200,000 term loan facility that was used to finance a portion of the Mid-Tex acquisition costs, a $6,950,000 multiple-advance term loan facility for new and expanded facilities costs and a $2,350,000 facility that was used to refinance the stock repurchase loan. In addition, in July 1996, the Company borrowed $6.0 million under the Convertible Bridge Note.

     On October 8, 1996, the Company repaid a total of $33.9 million of borrowings under the 1996 Credit Facility and the Convertible Bridge Note using proceeds from the IPO. As a result of the repayments of the term loan facility and the stock repurchase loan facility, such facilities were canceled.

     In December 1996, the 1996 Credit Facility was amended to increase the revolving credit facility to $5.0 million and the multiple-advance term loan facility to $10.0 million. Loans under the 1996 Credit Facility bear interest at a designated prime rate plus the following margins: revolving credit, 1%; multiple-advance term loan, 1.75%. Commitment fees equal to 0.5% per annum are payable on the unused portions of the revolving credit and multiple-advance term loan facilities. The revolving credit facility and the

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

multiple-advance term loan facility will mature and all amounts, if any, outstanding thereunder will be due on December 31, 1997. The 1996 Credit Facility is secured by all of the Company's assets, including the stock of all the Company's subsidiaries, does not permit the payment of cash dividends and requires the Company to comply with certain earnings, net worth and debt service covenants. At December 31, 1996, there were no borrowings outstanding under the 1996 Credit Facility.

     Other notes payable pertain to financed insurance premiums and various vehicle notes. Scheduled maturities of long-term debt are as follows (in thousands):

                                           DECEMBER 31,
                                           ------------
1997....................................      $  283
1998....................................         316
1999....................................         119
2000....................................          27
                                           ------------
     Total..............................      $  745
                                           ============

     In connection with the 1996 Credit Facility, the Company issued warrants to the lender enabling the lender to purchase 264,000 shares of Class B Common Stock at a per share exercise price of $2.82. The warrants are fully vested and expire in 2003. As a condition to funding, the 1996 Credit Facility required certain existing stockholders to purchase at least $200,000 of Class B Common Stock. On July 9, 1996, the existing stockholders purchased an aggregate of 90,331 shares of Class B Common Stock for $254,733 (or $2.82 per share). As a condition to the Convertible Bridge Note, the lender and certain existing stockholders entered into a put agreement dated as of July 3, 1996 ("Put Agreement"). The Company issued options to an existing stockholder to purchase 60,221 shares of Class B Common Stock at $2.82 per share in consideration for entering into the Put Agreement (see Note 6--"Treasury Stock" regarding the expiration of this Put Agreement in 1996). Total financing costs of $1,261,000 (which includes (i) transaction costs of $535,000; (ii) the $568,000 difference between the exercise price of the warrants granted to the lender and an existing stockholder and the estimated valuation of the shares of common stock underlying such options and (iii) the $158,000 difference between the purchase price and the estimated valuation of the 90,331 shares of common stock purchased by an existing stockholder) were capitalized as deferred financing costs.

5.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases office space and certain facilities under long-term operating leases. Rent expense for all operating leases for the years ended December 31, 1994, 1995 and 1996, was approximately $1,667,000, $2,244,000, and
$2,358,000, respectively. As of December 31, 1996, the Company had the following rental commitments under noncancelable operating leases (in thousands):

For the year ending December 31 --
     1997...............................  $   2,209
     1998...............................      1,378
     1999...............................        874
     2000...............................        447
     2001...............................        175
     Thereafter.........................      1,257
                                          ---------
                                          $   6,340
                                          =========

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  401(K) PLAN

     The Company has a defined contribution 401(k) plan. The Company's matching contribution represents 50 percent of a participants contribution, up to the first six percent of the participants salary. The Company can also make additional discretionary contributions. For the years ended December 31, 1994, 1995 and 1996, the Company recorded $100,000, $139,000, and $210,000, respectively, of contribution expense.

  OTHER

     The Company is subject to certain claims and disputes arising in the normal course of the Company's business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse impact on the Company's financial position or results of operations.

6.  STOCKHOLDERS' EQUITY

  CAPITALIZATION

     Upon the completion of the IPO, the Company's authorized stock was as follows:

                 CLASS                     AUTHORIZED    PAR VALUE
----------------------------------------   ----------    ---------
Common stock............................   30,000,000     $  .001
Preferred stock.........................   10,000,000        .001

     Preferred stock may be issued from time to time by the Board of Directors of the Company, which is responsible for determining the voting, dividend, redemption, conversion and liquidation features of any preferred stock.

     The Company effected a reclassification of its equity in 1996 in connection with the IPO which resulted in the reclassification of each share of Class A Common Stock and Class B Common Stock of the Company into one share of Common stock, par value $.001 per share, of the Company.

  OPTIONS AND WARRANTS

     In May 1996, the Company adopted the 1996 Stock Option Plan ("1996
Plan"). Pursuant to the 1996 Plan, the Company may grant non-qualified and incentive stock options. The Compensation Committee of the Board of Directors is responsible for determining the exercise price and vesting terms for the options. Additionally, prior to the IPO, the Company made various grants of options and warrants to purchase the Company's common stock.

     The Company may grant options for up to 880,000 shares under the 1996 Plan. The Company has granted options on 673,358 shares through December 31, 1996. The 1996 Plan option exercise price can be no less than the stock's market price on the date of grant. The 1996 Plan options vest up to four years, and expire after seven to ten years.

     On July 8, 1996, the chairman of the board and the chief financial officer of the Company exercised options to purchase 137,110 and 82,750 shares of Class A Common Stock and Class B Common Stock at an aggregate price of $274,220 and $180,638, respectively. In connection with the exercise, each officer entered into a promissory note with the Company for the respective aggregate exercise amounts. The promissory notes bear interest at the applicable short-term federal rate as prescribed by Internal Revenue Service regulations, mature in four years, are full recourse and are collateralized by shares of common stock exercised.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the status of the Company's stock option plan and other options and warrants at December 31, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                                  1995                    1996
                                          --------------------   ----------------------
                                                      WEIGHTED                 WEIGHTED
                                                      AVERAGE                  AVERAGE
                                                      EXERCISE                 EXERCISE
                                           SHARES      PRICE       SHARES       PRICE
                                          ---------   --------   -----------   --------
Outstanding at beginning of year........     83,062    $ 5.11        814,562    $ 2.12
Granted.................................    732,500      1.78        776,469      5.24
Exercised...............................     (1,000)     2.50       (512,922)     2.22
Forfeited...............................         --        --             --        --
Expired.................................         --        --             --        --
                                          ---------              -----------
Outstanding at end of year..............    814,562      2.12      1,078,109      4.32
                                          =========              ===========
Exercisable at end of year..............    793,562      2.11        930,609      3.46
Weighted average fair value of options
  granted...............................       $.55                    $4.10

     Of the 1,078,109 options outstanding at December 31, 1996, 948,109 options have exercise prices between $2.00 and $5.64, with a weighted average exercise price of $3.26 and a weighted average remaining contractual life of 7.3 years. The remaining 130,000 options have exercise prices of $12.00 and a weighted average remaining contractual life of 9.8 years.

     Had compensation cost for the stock option grants under the 1996 Plan and other stock options and warrants been determined under SFAS No. 123, the Company's net loss and loss per share would have been the following pro forma amounts (in thousands, except per share amounts):

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          --------------------
                                                            1995       1996
                                                          ---------  ---------
Net loss:       As reported.............................  $    (989) $  (2,379)
                Pro forma...............................     (1,391)    (3,503)
Loss per share: As reported.............................       (.25)      (.53)
                Pro forma...............................       (.35)      (.80)

     Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     Under SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the minimum value calculation prior to the IPO, and the Black-Scholes option pricing model subsequent to the IPO. The following weighted average assumptions were used for grants in 1995 and 1996, respectively: risk-free interest rates of 6.1% and 6.8%; dividend rates of $0 and $0; expected lives of 7.0 and 7.5 years; expected volatility of 32.5% since the Company's stock began trading in October 1996.

     The Black-Scholes option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of and are highly sensitive to subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

  TREASURY STOCK

     Effective November 1, 1995, the Company repurchased 555,000 shares of Class A Common Stock from a former officer of the Company ("Stock Repurchase"). The Stock Repurchase and related expenses were financed with borrowings under the 1995 Credit Facility. In connection with the Stock Repurchase, the

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company issued options to purchase 555,000 shares of Class B Common Stock, each with an exercise price of $2.00 per share, to certain existing stockholders and to the lender under the 1995 Credit Facility. Also, in connection with the Stock Repurchase, the Company granted the lender under the 1995 Credit Facility the Put Agreement to require the Company to repurchase options to purchase 31,250 shares of Class B Common Stock for an aggregate price of $250,000 (i.e., $8.00 per share) upon the first to occur of (a) the closing of an initial public offering of shares of common equity of the Company, (b) the repayment by the Company of the Stock Repurchase Loan or (c) December 31, 1996. The Put Agreement, which was accrued in 1995, expired and was reversed in 1996.

7.  SUBSEQUENT EVENTS

  ACQUISITIONS

     On January 31, 1997, the Company acquired substantially all of the assets of Interventions Co. ("Interventions"). The Company paid an aggregate purchase price of $6,003,000 comprised of $3,523,000 in cash, $2,250,000 for the repayment of Interventions' outstanding notes payable, and $230,000 of transaction costs. The Company financed the purchase with $2,000,000 of borrowings from the multiple-advance term loan facility under its 1996 Credit Facility and the remainder with cash. The acquisition was treated as a purchase for accounting purposes. The operations acquired from Interventions include (i) a 300 bed residential pre-release correctional center in Dallas County, Texas,
(ii) various non-residential aftercare treatment programs for an additional 170 probationers in Dallas, Texas, and (iii) a 44 bed juvenile residential transitional living center program in San Antonio, Texas. In addition, the Company acquired from Interventions the 72,000 square foot, 150 bed capacity facility in San Antonio in which the juvenile transitional living center is operated.

     The acquisition costs and the estimated fair market value of the assets acquired and liabilities assumed associated with the Interventions acquisitions are as follows (in thousands):

Cash paid...............................  $   5,773
Transaction costs.......................        230
                                          ---------
     Total purchase price...............  $   6,003
                                          =========
Net assets acquired --
     Cash...............................  $     409
     Receivables, net...................      1,509
     Other current assets...............         54
     Property and equipment.............      4,577
     Accounts payable and accrued
      liabilities.......................       (546)
                                          ---------
          Total purchase price..........  $   6,003
                                          =========

8.  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

  ACQUISITION

     On September 9, 1997, the Company acquired substantially all of the assets of The Abraxas Group, Inc. and four related entities ("Abraxas"). The Company paid an aggregate purchase price of $19.8 million. The Company financed the purchase with borrowings under the 1997 Credit Facility (see below). The acquisition is being treated as a purchase for accounting purposes. Abraxas was a non-profit provider of residential and community-based juvenile programs serving approximately 1,400 youths.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CREDIT FACILITY

     On September 9, 1997, the Company entered into a new $60 million revolving line of credit (the "1997 Credit Facility"), which matures in 2003 and bears interest at rates ranging from LIBOR plus 1.75% to 2.50%.

     The unaudited consolidated results of operations on a pro forma basis as though all 1997 and 1996 acquisitions, the IPO, the Offering and the 1997 Credit Facility had been consummated as of the beginning of the Company's fiscal year 1996 and the six month period ended June 30, 1997 are as follows (amounts in thousands, except per share data):

                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1996     JUNE 30, 1997
                                              (UNAUDITED)         (UNAUDITED)
                                           -----------------    ----------------
Revenues................................        $80,385             $ 45,165
Net income..............................          2,702                2,141
Earnings per share......................            .31                  .24

                               Inside Back Cover

     [Photograph of segregation unit in secure institutional facility] Secure institutional correctional and detention services primarily consist of the operation of secure adult incarceration facilities. The Company provides maximum and medium security incarceration and minimum security residential services.

     [Photograph of counseling session at pre-release center] Pre-release correctional services primarily consist of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six months of their sentences on parole and preparing for re-entry into society at large.

     [Photograph of juvenile participating in wilderness program] Juvenile correctional and detention services primarily consist of providing residential treatment and educational programs and non-residential community-based programs to juvenile offenders between the ages of 10 and 17 who have either been adjudicated or suffer from behavioral problems.

No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
             ------------------------------------------------------

Prospectus
Summary.............          3
Risk Factors........          8
Use of Proceeds.....         15
Price Range of
  Common Stock and
  Dividend Policy...         15
Capitalization......         16
Dilution............         17
Pro Forma Financial
  Data..............         18
Selected
  Consolidated
  Historical and Pro
  Forma Financial
  Data..............         24
Management's
  Discussion and
  Analysis of
  Financial
  Condition and
  Results of
  Operations........         26
Business............         32
Management..........         46
Certain
  Relationships and
  Related Party
  Transactions......         51
Principal and
  Selling
  Stockholders......         55
Description of
  Capital Stock.....         57
Shares Eligible for
  Future Sale.......         59
Underwriting........         60
Legal Matters.......         62
Experts.............         62
Additional
  Information.......         62
Index to
  Consolidated
  Financial
  Statements........        F-1

PROSPECTUS                                                                , 1997

                                     [Logo]

                                   2,750,000
                           CORNELL CORRECTIONS, INC.
                                 Common Shares

                          SBC WARBURG DILLON READ INC.
                        EQUITABLE SECURITIES CORPORATION
                      WASSERSTEIN PERELLA SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with issuance and distribution of the securities being registered, all of which shall be paid by the Company. All of such amounts (except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the American Stock Exchange, Inc. Fees) are estimated.

Securities and Exchange Commission
  Registration Fee......................  $   14,375
NASD Filing Fee.........................       5,243
American Stock Exchange Fees and
Expense.................................      17,500
Printing Expenses.......................     120,000
Legal Fees and Expenses.................     125,000
Accounting Fees and Expenses............      85,000
Blue Sky Fees and Expenses..............      15,000
Transfer Agent and Registrar Fees and
  Expenses..............................       5,000
Miscellaneous Expenses..................     112,882
                                          ----------
     Total..............................  $  500,000
                                          ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided, however, that with respect to acts or omissions occurring after July 1, 1997, indemnification is not mandatory.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of directors who are not parties to such action, if the committee is designated by a majority of such directors, even though less than a quorum; (iii) if there are no such directors, by independent legal counsel in a written opinion or (iv) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Additionally, the Certificate of Incorporation provides that the Company will indemnify its officers and directors to the fullest extent permitted by the DGCL.

  BYLAWS

     The Bylaws provide that the Company shall indemnify and hold harmless any person who is, or is threatened to be made, a witness in or a party to any action, suit, alternate dispute resolution mechanism, hearing or any other proceeding, whether civil, criminal, administrative, arbitrative, investigative or mediative (collectively, a "Proceeding"), any appeal in any such Proceeding, and any inquiry or investigation that could lead to any such Proceeding, except one initiated by any such person to enforce his or her rights under Article VI of the Bylaws (an "Indemnitee"), by reason of his or her status ("Corporate Status") as a director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the written request of the Company, from and against any and all judgments, fines, penalties (including excise taxes), amounts paid in settlement and expenses (including all reasonable attorneys fees, retainers, court costs, and other similar disbursements or expenses of the types customarily incurred in connection with the prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding) (collectively, "Expenses") arising out of any event or occurrence related to the fact that an Indemnitee is or was a director or officer of the Company. The Company may, but shall not be required to, indemnify and hold harmless an Indemnitee from and against any Expenses arising out of any event or occurrence related to the fact that an Indemnitee is or was an employee or agent of the Company or is or was serving in another Corporate Status.

     If an Indemnitee is, by reason of serving as a director, officer, employee or agent of the Company, a party to and is successful, on the merits or otherwise, in any Proceeding, the Company shall indemnify such Indemnitee against all Expenses actually and reasonably incurred by such Indemnitee or on the Indemnitee's behalf in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, or, if such Indemnitee is, by reason of any Corporate Status other than his serving as a director, officer, employee or agent of the Company a party to and is successful, on the merits or otherwise, as to any claim, a material issue or a substantial request for relief (a "Matter") in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or her in connection with such Matter. In the event of any threatened or pending Proceeding which may give rise to a right of indemnification under Article VI of the Bylaws, the Company may, but shall not be required to, pay an Indemnitee amounts to cover Expenses reasonably incurred by the Indemnitee in such Proceeding in advance of its final disposition upon the receipt by the Company of (i) a written request by the Indemnitee, (ii) a written undertaking by or on behalf of such Indemnitee to repay the advance if it is ultimately determined that the indemnitee is not entitled to indemnification and (iii) satisfactory evidence as to the amount of such expenses.

  INDEMNIFICATION AGREEMENTS

     The Company maintains Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide that the Company shall indemnify the officer or director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by the Company, and generally indemnifies the officer or director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the officer or director or any of the foregoing alleged by any claimant or any claim against the officer or director solely by reason of him being an officer or director of the Company, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

  UNDERWRITING AGREEMENT

     The Underwriting Agreement will provide for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company maintains a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act. As of October 3, 1996, the Company's capital stock was reclassified, whereby each share of Class A Common Stock and Class B Common Stock was reclassified into one share of Common Stock and the following information gives effect to the reclassification.

     Between November 1, 1993 and July 9, 1996, the Company and its predecessor granted compensatory stock options to six employees covering an aggregate of 105,000 shares of Common Stock (including options for Partnership units that have been converted into options for Common Stock) at exercise prices ranging from $2.17 to $5.64 and 252,248 shares of Common Stock at an exercise price of $4.86 per share. Such issuances were exempt from the registration requirements of the Securities Act by virtue of Rule 701 thereunder.

     On March 14, 1995, the Company granted warrants to ING to purchase 162,500 shares of Common Stock at an exercise price of $1.00 per share in connection with the execution of the 1995 Credit Facility. The warrants expire March 14, 2002. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering.

     In connection with the exercise of stock options held by Steven W. Logan, effective as of October 2, 1995, the Company issued 1,000 shares of Common Stock to Mr. Logan. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Rule 701 thereunder.

     On November 1, 1995, in connection with the financing of the Stock Repurchase, the Company issued options to purchase an aggregate of 555,000 shares of Common Stock at an exercise price of $2.00 per share to the following persons or entities: David M. Cornell (137,110 shares), Wade H. Whilden (50,000 shares), Steven W. Logan (50,000 shares), Jane B. Cornell (32,669 shares), CEP II (87,466 shares), Dillon Read, as agent (31,618 shares), Concord (19,114 shares), Concord II (60,639 shares), Concord Japan (11,982 shares), Lexington III (6,154 shares), Lexington IV (175 shares), Brown University Third Century Fund (9,073 shares) and ING (59,000 shares). The options expire October 31, 2002. Such issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     On April 25, 1996, Mr. Wiebe used a portion of the bonus he received from the Company for fiscal year 1995 to purchase 4,657 shares of Common Stock from the Company at 90% of the fair market value of the shares, as determined by the Board of Directors, (or $5.08 per share). Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering.

     On July 8, 1996, Mr. Cornell exercised options to purchase 137,110 shares of Common Stock for an aggregate exercise price of $274,220 and Mr. Logan exercised options to purchase 32,750 shares of Common Stock and 50,000 shares of Common Stock for an aggregate exercise price of $180,638. Mr. Cornell and Mr. Logan each entered into promissory notes in favor of the Company for the respective exercise amounts. Such issuances were exempt from the registration requirements of the Securities Act by virtue of Rule 701 thereunder.

     On July 9, 1996, the Company granted warrants to purchase 264,000 shares of Common Stock at the exercise price of $2.82 per share to ING in connection with the 1996 Credit Facility and the execution of the Convertible Bridge Note. The options expire July 3, 2003. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     On July 9, 1996, the Company granted options to purchase 60,221 shares of Common Stock at the exercise price of $2.82 per share to CEP II. The options expire June 30, 2006. Such issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     On July 9, 1996, the Company issued 90,331 shares of Common Stock to certain of the Concord Investors for an aggregate purchase price of approximately $254,733 in connection with funding under the 1996 Credit Facility. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     On July 12, 1996, the Company granted options to purchase 20,000 shares of Common Stock at an exercise price of $5.64 per share to Mazza & Riley, Inc. ("Mazza") in consideration for executive recruiting services rendered by Mazza. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering.

     On April 17, 1997, Messrs. Cornell, Logan, Schoeffield and Wiebe exercised warrants to purchase an aggregate of 19,114 shares of the Company's Common Stock, which warrants were purchased from Concord. Such issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

        EXHIBIT
         NUMBER                       DESCRIPTION
----------------------------------------------------------------
          *1.1       -- Form of Underwriting Agreement.
           3.1       -- Restated Certificate of Incorporation of
                        the Company (incorporated by reference
                        to Exhibit 3.1 to the Company's Annual
                        Report on Form 10-K for the year ended
                        December 31, 1996 (the "1996 Form
                        10-K")).
          *3.2       -- Amended and Restated Bylaws of the
                        Company adopted September 10, 1997.
           4.1       -- Certificate representing Common Stock
                        (incorporated by reference to Exhibit
                        4.1 to the Company's Registration
                        Statement on Form S-1 (Reg. No.
                        333-08243) (the "Form S-1")).
           4.2       -- Registration Rights Agreement dated as
                        of March 31, 1994, as amended, among the
                        Company and the stockholders listed on
                        the signature pages thereto
                        (incorporated by reference to Exhibit
                        4.2 to the Form S-1).
         **5.1       -- Opinion of Liddell, Sapp, Zivley, Hill &
                        LaBoon, L.L.P.
           9.1       -- Stock Transfer and Voting Agreement
                        dated November 23, 1994 between David M.X
                        Cornell and Jane B. Cornell
                        (incorporated by reference to Exhibit
                        9.1 to the Form S-1).
          10.1       -- Cornell Corrections, Inc. 1996 Stock
                        Option Plan (incorporated by reference
                        to Exhibit 10.1 to the Form S-1).
         *10.2       -- Employment Agreement dated as of
                        September 9, 1997 between Abraxas Group,
                        Inc. and Arlene Lissner.
         *10.3       -- Covenant Not to Compete Agreement dated
                        as of September 9, 1997 by and between
                        Cornell Corrections, Inc. and Arlene
                        Lissner.
          10.4       -- Form of Indemnification Agreement
                        between the Company and each of its
                        directors and executive officers
                        (incorporated by reference to Exhibit
                        10.3 to the Form S-1).
         *10.5       -- Form of Stockholders Agreement among
                        certain stockholders named therein.
          10.6       -- Contract between CCCI and the CDC
                        (No.92.401) for the Baker, California
                        Facility dated June 25, 1992, as amended
                        (incorporated by reference to Exhibit
                        10.5 to the Form S-1).
          10.7       -- Professional Management Agreement
                        between the Company and Central Falls
                        Detention Facility Corporation dated
                        July 15, 1992 (incorporated by reference to Exhibit 10.6 to the Form S-1).
          10.8       -- Operating Agreement by and between each
                        of MidTex Detentions, Inc., the City of
                        Big Spring, Texas ("Big Spring") and
                        Cornell Corrections of Texas ("CCTI")
                        dated as of July 1, 1996 and related
                        Assignment and Assumption of Operating
                        Agreement (incorporated by reference to
                        Exhibit 10.7 to the Form S-1).
          10.9       -- Contract between CCCI and the CDC
                        (No.R92.132) for the Live Oak,
                        California Facility dated March 1, 1993, as amended (incorporated by reference to Exhibit 10.8 to the Form S-1).

        EXHIBIT
         NUMBER                       DESCRIPTION
----------------------------------------------------------------
          10.10      -- Asset Purchase Agreement dated as of
                        January 31, 1997 by and between Cornell
                        Corrections of Texas, Inc. and
                        Interventions, Co. (incorporated by
                        reference to the Company's Current
                        Report on Form 8-K filed February 14,
                        1997).
         *10.11      -- Asset Purchase Agreement dated as of
                        August 14, 1997 by and between Cornell
                        Corrections, Inc. and Abraxas Group,
                        Inc., Foundation for Abraxas, Inc.,
                        Abraxas Foundation, Inc., Abraxas
                        Foundation of Ohio and Abraxas, Inc.
          10.12      -- Contract between Texas Alcoholism
                        Foundation, Inc. and the Texas
                        Department of Criminal Justice, Parole
                        Division for the Reid Facility dated
                        January 31, 1996, as amended
                        (incorporated by reference to Exhibit
                        10.12 to Form S-1).
          10.13      -- Form of Contract between CCCI and the
                        Utah State Department of Human Services,
                        Division of Youth Corrections for the
                        Salt Lake City, Utah Juvenile Facility
                        (incorporated by reference to Exhibit
                        10.14 to Form S-1).
          10.14      -- Asset Purchase Agreement among CCTI,
                        Texas Alcoholism Foundation, Inc. and
                        The Texas House Foundation, Inc. dated
                        May 14, 1996 (incorporated by reference
                        to Exhibit 10.15 to Form S-1).
          10.15      -- Asset Purchase Agreement among CCTI, the
                        Company, Ed Davenport, Johnny Rutherford and MidTex Detentions, Inc. dated May 22, 1996 (incorporated by reference to Exhibit 10.16 to Form S-1).
          10.16      -- Lease Agreement between CCCI and Baker
                        Housing Company dated August 1, 1987 for the Baker, California facility (incorporated by reference to Exhibit
                        10.17 to Form S-1).
          10.17      -- Lease Agreement between CCCI and Sun
                        Belt Properties dated as of May 23,
                        1988, as amended for the Live Oak,
                        California facility (incorporated by
                        reference to Exhibit 10.18 to Form S-1).
          10.18      -- Lease Agreement between Big Spring and
                        Ed Davenport dated as of July 1, 1996
                        for the Interstate Unit and related
                        Assignment and Assumption of Leases
                        (incorporated by reference to Exhibit
                        10.19 to Form S-1).
          10.19      -- Secondary Sublease Agreement between Big
                        Spring and Ed Davenport dated as of July
                        1, 1996 for the Airpark Unit and related
                        Assignment and Assumption of Leases
                        (incorporated by reference to Exhibit
                        10.20 to Form S-1).
          10.20      -- Secondary Sublease Agreement between Big
                        Spring and Ed Davenport dated as of July
                        1, 1996 for the Flight Line Unit and
                        related Assignment and Assumption of
                        Leases (incorporated by reference to
                        Exhibit 10.21 to Form S-1).
          10.21      -- Amended and Restated Credit Agreement
                        among the Company, subsidiaries of the
                        Company, the lenders listed therein (the
                        "Lenders"), and ING, as agent to the
                        Lenders, dated as of July 3, 1996
                        (incorporated by reference to Exhibit
                        10.23 to Form S-1).
          10.22      -- Convertible Subordinated Promissory Note
                        from the Company to ING dated as of July
                        3, 1996 (incorporated by reference to
                        Exhibit 10.24 to Form S-1).
          10.23      -- Put Agreement among the Company, Concord
                        II, CEP II, and ING dated as of July 3,
                        1996 (incorporated by reference to
                        Exhibit 10.25 to Form S-1).
          10.24      -- Subordination Agreement among the
                        Company and ING dated July 3, 1996 (in-
                        corporated by reference to Exhibit 10.26 to Form S-1).
          10.25      -- Extension Agreement among the Company,
                        Concord II and CEP II dated as of July
                        3, 1996 (incorporated by reference to
                        Exhibit 10.27 to Form S-1).
          10.26      -- Warrant Issuance Agreement between the
                        Company and ING dated July 3, 1996
                        (incorporated by reference to Exhibit
                        10.28 to Form S-1).
          10.27      -- Stock Option Agreement between the
                        Company and CEP II dated July 9, 1996
                        (incorporated by reference to Exhibit
                        10.29 to Form S-1).
          10.28      -- Warrant Issuance Agreement between the
                        Company and ING dated March 14, 1995
                        (incorporated by reference to Exhibit
                        10.30 to Form S-1).

        EXHIBIT
         NUMBER                       DESCRIPTION
----------------------------------------------------------------
          10.29      -- Investors Agreement among the Company,
                        ING and certain stockholders of the
                        Company listed therein dated as of
                        November 1, 1995 (incorporated by
                        reference to Exhibit 10.31 to Form S-1).
          10.30      -- Option Agreement between the Company and
                        ING dated as of November 1, 1995
                        (incorporated by reference to Exhibit
                        10.32 to Form S-1).
          10.31      -- Form of Option Agreement between the
                        Company and the Option holder listed
                        therein dated as of November 1, 1995
                        (incorporated by reference to Exhibit
                        10.33 to Form S-1).
        **10.32      -- Amendments to Amended and Restated
                        Credit Agreement among the Company,
                        Subsidiaries of the Company, the
                        Lenders, and ING, as agent to the
                        Lenders.
        **11.1       -- Computation of Per Share Earnings.
         *21.1       -- Subsidiaries of the Company.
        **23.1       -- Consent of Arthur Andersen LLP.
        **23.2       -- Consent of Liddell, Sapp, Zivley, Hill
                        and LaBoon, L.L.P. (contained in Exhibit
                        5.1).
         *24.1       -- Power of Attorney (included on the
                        signature page of this Registration
                        Statement).

------------

 * Previously filed

** Filed herewith

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON SEPTEMBER 24, 1997.

                                          CORNELL CORRECTIONS, INC.

Dated:  September 24, 1997                         By: /s/DAVID M. CORNELL
                                                      DAVID M. CORNELL
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                     SIGNATURE                                      TITLE                         DATE
---------------------------------------------------  ------------------------------------  -------------------
                /s/DAVID M. CORNELL                  Chairman of the Board, President and  September 24, 1997
                 DAVID M. CORNELL                      Chief Executive Officer (Principal
                                                       Executive
                                                       Officer)
                /s/STEVEN W. LOGAN                   Chief Financial Officer, Treasurer    September 24, 1997
                  STEVEN W. LOGAN                      and Secretary
                                                       (Principal Financial Officer and
                                                       Principal Accounting
                                                       Officer)
                         *                           Director                              September 24, 1997
             CAMPBELL A. GRIFFIN, JR.
                         *                           Director                              September 24, 1997
              RICHARD T. HENSHAW III
                         *                           Director                              September 24, 1997
                  PETER A. LEIDEL
                         *                           Director                              September 24, 1997
                 ARLENE R. LISSNER
                         *                           Director                              September 24, 1997
                   TUCKER TAYLOR
              *By:/s/DAVID M. CORNELL
       DAVID M. CORNELL, AS ATTORNEY-IN-FACT

                                      II-8